SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14(a)(12)

China America Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(4)	Proposed maximum aggregate value of the transaction:$720
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CHINA AMERICA HOLDINGS, INC.
333 E. Huhua Road
Huating Economic & Development Area
Jiading District
Shanghai, China  201811

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
____________________

TO BE HELD ON ______________, ________, 2011

We will hold a special meeting of shareholders of China America Holdings, Inc. at 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441 on __________, ________, 2011 at 2:00 PM, local time.  At the special meeting you will be asked to vote on the following matters:

1.
To approve and adopt the Membership Interest Sale Agreement dated December 23, 2010 by and between Glodenstone Development Limited, a British Virgin Island company (“Glodenstone”), Mr. Aihua Hu and Ms. Ying Ye, related parties, and China America Holdings, Inc. and our majority owned subsidiary, Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability company (“AoHong Chemical”) (the “Purchase Agreement”) pursuant to which at closing we will sell our 56.08% membership interest in AoHong Chemical to Glodenstone for $3,508,340; and

2.	To consider and act upon any other business as may properly come before the special meeting or any adjournments thereof.

The Board of Directors recommends that you vote FOR Proposal 1.

The Board of Directors has fixed the close of business on ____________, 2011 as the Record Date for determining the shareholders that are entitled to notice of and to vote at the special meeting and any adjournments thereof.

Your vote is important regardless of the number of shares you own.  All shareholders are invited to attend the special meeting in person.

By Order of the Board of Directors
/s/ Shaoyin Wang
Shanghai, China                                                                Shaoyin Wang,
_______, 2011                                                                           President and Chief Executive Officer

China America Holdings, Inc. has concluded that our shareholders are entitled to assert dissenter’s rights under Sections 607.1301 to 607.1333 of the Florida Business Corporation Act. The procedure for dissent and appraisal is described in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which is attached as Exhibit B to the Proxy Statement accompanying this Notice. We are providing this notice and a copy of such sections pursuant to Section 607.1320 of the Florida Business Corporation Act. We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters' appraisal rights. Accordingly, each shareholder who might desire to exercise dissenter's appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.

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CHINA AMERICA HOLDINGS, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

Page No.
Questions and Answers	1
Who Can Help Answer Your Questions	3
Summary Term Sheet for the Purchase Agreement	3
Principal Shareholders	5
Matters to be Considered at the Special Meeting	6
Proposal 1 - Approval and Adoption of the Purchase Agreement	6
Other Matters	15
Delivery of Documents to Security Holders Sharing an Address	15
Where You Can Find More Information	15
Cautionary Statement Regarding Forward-Looking Information	16
Miscellaneous	16
Exhibits:

Exhibit A - Purchase Agreement, Purchase Note and Pledge Agreement
Exhibit B - Sections 607.1301 through 607.1333 of the Florida Business Corporation Act
Exhibit C - Annual Report on Form 10-K for the year ended September 30, 2010 and Quarterly Report on Form 10-Q for the period ended December 31, 2010

ii

Shareholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
OF
CHINA AMERICA HOLDINGS, INC.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

What may I vote on at the special meeting?

At the special meeting, shareholders will consider and vote upon the following matters:

•           the approval and adoption of the Purchase Agreement; and
•           such other matters as may properly come before the special meeting or any adjournments thereof.

Who is entitled to vote and how many votes do I have?

Shareholders of record as of the close of business on _________, 2011 (the “Record Date”), are entitled to vote on matters that come before the special meeting.  Shares can be voted only if the shareholder is present in person or is represented by proxy.  Each share of China America Holdings’ common stock that you own as of the Record Date entitles you to one vote.  On __________, 2011 there were __________ shares of our common stock outstanding.

How do I vote?

All shareholders may vote by proxy by mail or facsimile.  Instructions for voting are provided on the proxy card which is included in these proxy materials.  If you are a shareholder of record, you may vote in person at the special meeting. We will give you a ballot when you arrive.  If you are a beneficial owner of shares held in street name and you wish to vote in person at the special meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not obtain a valid proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the special meeting if you bring a recent bank or brokerage statement showing that you were the beneficial owner of the shares on _________, 2011, the Record Date for voting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our transfer agent, ComputerShare Trust Company, Inc., you are considered the shareholder of record with respect to those shares, and the proxy materials were mailed directly to you.  If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization.  The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting.  As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you either indicate when voting that you wish to vote as recommended by our Board of Directors or if you sign and return a proxy card without giving specific voting instructions, then the proxy holder will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holder may determine in his discretion with respect to any other matters properly presented for a vote at the meeting.  Under the rules of the NYSE, if a broker or other financial institution holds your shares in its name and you do not provide your voting instructions to them, then that firm has discretion to vote your shares only for certain routine matters.  However, the broker or financial institution that holds your shares in its name does not have discretion to vote your shares for non-routine matters.  Proposal 1 is considered a non-routine matter.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on Proposal 1, the organization that holds your shares will inform us that it does not have the authority to vote on the matter(s) with respect to your shares.  This is generally referred to as a “broker non-vote.”  When the vote is tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.  We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in these materials.

Can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the special meeting.  You may do this by signing a new proxy card with a later date, by voting on a later date by facsimile (only your latest facsimile proxy submitted prior to the special meeting will be counted), or by attending the special meeting and voting in person.  However, your attendance at the special meeting will not automatically revoke your proxy unless you vote at the special meeting or specifically request in writing that your prior proxy be revoked.

What does it mean if I get more than one proxy card?

Your shares are likely registered differently or are in more than one account, such as individually and also jointly with your spouse. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401, telephone number is (303) 262-0600, or, if your shares are held by your broker or bank in “street name,” you should contact the broker or bank who holds your shares.

What constitutes a quorum and what is required to approve each proposal?

The presence of a majority of the voting power, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum which is required in order to hold the meeting and conduct business.  Presence may be in person or by proxy.  You will be considered part of the quorum if you voted by facsimile or by properly submitting a proxy card or voting instruction form by mail, or if you are present and vote at the special meeting.  Abstentions and broker “non-votes” are counted as present and entitled to vote for determining whether a quorum is present.  For the purpose of determining whether the shareholders have approved a matter, abstentions and broker “non-votes” are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of any matter being voted on at the special meeting.  The affirmative vote of a majority of the shares of our outstanding common stock entitled to vote at the meeting will constitute shareholder approval of the Purchase Agreement.  Approval of any unscheduled matter, such as a matter incident to the conduct of the meeting, would require the affirmative vote of a majority of the votes cast.

What are the Board’s recommendations on the proposal?

The Board recommends a vote FOR Proposal 1.

How will we solicit proxies and who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by us. These costs will include the expense of preparing, assembling, printing and mailing the notice to shareholders of record and beneficial owners and printed proxy materials to shareholders, and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders and obtaining beneficial owners’ voting instructions.  We have not retained a proxy solicitor in conjunction with the special meeting.  In addition to soliciting proxies by mail, our Board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.  We may also solicit proxies by email from shareholders who are our employees or who previously requested to receive proxy materials electronically.

Where can I find voting results of the special meeting?

We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days following the adjournment of the special meeting.

How can I communicate with the Board?

All communications to the Board of Directors or any individual director must be in writing and addressed to them Attention: Corporate Secretary, China America Holdings, Inc., c/o China Direct Investments, Inc., 431 Fairway Drive, Deerfield Beach, Florida  33441 or by facsimile communication to 954-363-7320.

WHO CAN HELP ANSWER YOUR QUESTIONS?

You may seek answers to your questions by writing, calling or emailing:

China America Holdings, Inc.
Lillian Wong
U.S. Representative
954-363-7333 ext. 317
Lillian.wong@cdii.net

SUMMARY TERM SHEET FOR THE PURCHASE AGREEMENT

Purpose and Effect of the Purchase Agreement

Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability company, or AoHong Chemical, is our majority- owned subsidiary and its operations represent all of our present business and operations and we do not have any other business or source of revenues.  We acquired a 56.08% interest in AoHong Chemical (the “AoHong Chemical Membership Interest”) in June 2007 from that company in exchange for $3,380,000 to be invested in AoHong Chemical between September 30, 2007 and July 27, 2009.  As part of the transaction, we also issued Mr. Aihua Hu, the CEO and minority owner of AoHong Chemical, 12,500,000 shares of our common stock valued at $1,187,500. Mr. Hu subsequently joined our Board of Directors and currently serves as one of our two directors.  As of December 9, 2010, we had funded $1,600,000 of our commitment to AoHong Chemical and $1,780,000 remained due and outstanding.

On December 9, 2010 we borrowed $1,780,000 from Glodenstone Development Limited, a British Virgin Islands company, or Glodenstone, an unrelated third party, in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong as we negotiated the terms to sell our 56.08% interest in AoHong Chemical to Glodenstone. On December 10, 2010 we made the required payment to AoHong Chemical. On December 23, 2010 we signed a promissory note agreeing to repay Glodenstone the $1,780,000 and agreed to pay interest on this obligation at the rate of 5% per annum with the principal balance and accrued interest being due upon the earlier of May 31, 2011 or the closing on the sale of our 56.08% interest in AoHong to Glodenstone (the “Glodenstone Note”).

Since our acquisition of the AoHong Chemical Membership Interest in 2007, we have been unable to raise the capital necessary to fully fund our capital contribution commitment to AoHong Chemical.  Our Board has determined that it is in the long-term best interests of our shareholders to divest our interest in AoHong Chemical and acquire an interest in another operating company which could provide a better business opportunity for long-term growth.  However, we do not currently have any agreement or understanding to enter into any transaction with another company and there are no assurances that we will be able to affect such a transaction in future periods.

On December 23, 2010, we signed the Purchase Agreement in which we agreed to sell the AoHong Chemical Membership Interest to Glodenstone for aggregate consideration of $3,508,340, which is payable by cancellation of the $1,780,000 Glodenstone Note and delivery to us of a $1,728,340 principal amount secured promissory note which will bear interest at the rate of 5% per annum and, will be due on December 31, 2011 with accrued interest (the “Purchase Note”). The Purchase Note will be secured by the AoHong Chemical Membership Interest which we have agreed to sell to Glodenstone under the terms of a Share Pledge Agreement (the “Pledge Agreement”).  Copies of the Purchase Agreement, the Purchase Note and the Pledge Agreement are attached to this Proxy Statement as Exhibit A.

For the purposes of Section 607.1202 of the Florida Business Corporation Act, the Purchase Agreement, when closed, will constitute the sale of substantially all of our assets.  Thereafter, we will be considered a “shell company” under Federal securities laws.  Our shareholders will not receive any payment or other distribution as a result of the closing of the Purchase Agreement.  Following the closing of the Purchase Agreement you will continue to be a shareholder in our company and our Board will begin a search for an existing company with operations in a business segment it believes could provide greater growth opportunities and easier access to capital than AoHong Chemical.  We have not identified any potential targets as of the date of this Proxy Statement.

Material Terms of the Purchase Agreement, Purchase Note and Share Pledge Agreement

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you.  To understand the Purchase Agreement fully, and for a more complete description of the legal terms of the Purchase Agreement, you should carefully read this entire Proxy Statement, Exhibit A attached to this Proxy Statement and the documents referred to in this Proxy Statement.

This Proxy Statement contains forward-looking statements that involve risks and uncertainties.  Actual results could materially differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the “Risk Factors” section of our Report on Form 10-K for the year ended September 30, 2010, a copy of which is included as Exhibit C to this Proxy Statement, as well as our other filings with the Securities and Exchange Commission.

Sale of the AoHong Chemical Membership Interest (Page 11)	•
In exchange for the AoHong Chemical Membership Interest, at closing Glodenstone will (a) forgive the Glodenstone Note in the principal amount of $1,780,000 plus accrued interest, and (b) deliver to us the Purchase Note in the principal amount of $1,728,340 and the Pledge Agreement.

Actions of the Parties Prior to Closing (Page 11)	•	Prior to closing we are required to obtain the consent of a majority of our shareholders to the sale of the AoHong Chemical Membership Interest and the Purchase Agreement.

Termination of the Purchase Agreement (Page 12)	•
If the closing of the Purchase Agreement does not occur by May 31, 2011, the Purchase Agreement automatically terminates.  In that event, the amounts due under the Glodenstone Note remain outstanding and we agreed to transfer the AoHong Chemical Membership Interest to Glodenstone in full satisfaction of the Glodenstone Note.

Terms of the Purchase Note and Share Pledge Agreement (Page 13)	•
Simple interest at the rate of 5% per annum, with principal and accrued interest due no later than December 31, 2011.  As collateral for the payment of the Purchase Note, Glodenstone will collaterally assign the AoHong Chemical Membership Interest to us and deliver the Pledge Agreement.

Events of Default of the Purchase Note (Page 13)	•
If Glodenstone should fail to pay the Purchase Note when due, among other events, we have the right to declare the total balance due and payable, to sell the AoHong Chemical Membership Interest pledged as collateral and apply those proceeds to the amounts due under the Purchase Note.

Appraisal Rights (page 13)

Appraisal rights under Florida law are available to our shareholders with respect to the Purchase Agreement if they fully comply with all applicable statutory requirements. Failure to follow the steps and procedures required by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act for perfecting appraisal rights may result in the loss, termination or waiver of such rights.  In view of the complexity of these provisions of Florida law, any shareholder who is considering exercising appraisal rights should consult his or her legal advisor.  See “Appraisal Rights” appearing later in this Proxy Statement on page 13.  A copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act is attached as Exhibit B to this Proxy Statement.  Even if we receive shareholder consent to the Purchase Agreement at the special meeting, if the holders of 1% or more of our outstanding common stock elect to exercise appraisal rights, we reserve the right to terminate the Purchase Agreement at any time prior to closing.

ANY CHINA AMERICA HOLDINGS, INC. SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW EXHIBIT B CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

PRINCIPAL SHAREHOLDERS

At March 9, 2011 we had 192,710,792 shares of our common stock issued and outstanding.  The following table sets forth information regarding the beneficial ownership of our common stock as of March __, 2011 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, China 201811.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Shaoyin Wang	0	-
Aihua Hu 1	11,000,000	[___]%
All officers and directors as a group (two persons) 1	11,000,000	[___]%
China Direct Industries, Inc. 2	61,815,500	[___]%

1           Mr. Hu is the chief executive officer of AoHong Chemical and a member of the Board of Directors. Mr. Hu’s holdings include 10,000,000 shares of our common stock which are presently outstanding and options to purchase 1,000,000 shares of our common stock at a price of $0.20 per share, these options expire on June 27, 2012.

2           The number of securities beneficially owned by China Direct Industries, Inc. and its subsidiaries includes: 57,110,000 shares of our common stock owned of record by China Direct Investments, Inc.; 4,000,000 shares of our common stock owned of record by CDI Shanghai Management Co.; and 706,500 shares owned of record by Capital One Resource Co., Ltd., all of which are subsidiaries of China Direct Industries, Inc. The securities beneficially owned by China Direct Industries, Inc. excludes 3,737,340 shares of our common stock issuable upon the exercise of an outstanding common stock purchase warrant with an exercise price of $0.12 per share owned of record by China Direct Investments, Inc. The ability of China Direct Industries, Inc. to exercise the warrants is limited in that the holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. James Wang Ph.D. has voting and dispositive control over securities held by China Direct, Inc. whose address is 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL 1

APPROVAL AND ADOPTION OF THE PURCHASE AGREEMENT

AoHong Chemical’s Business

AoHong Chemical sells and distributes assorted chemicals in China and the majority of our revenues are generated through its sale and distribution of liquid coolants.  While AoHong Chemical’s products can be employed in a variety of applications, AoHong Chemical primarily sells and distributes refrigerants for use in air conditioning systems. AoHong Chemical also sells and distributes chemical products used in the application of fire extinguishing agents, aerosol sprays, insecticides, and tetrahydrothiophene.  A more complete description of AoHong Chemical’s business and operations is contained in our Annual Report on Form 10-K for the year ended September 30, 2010 and our Quarterly Report on Form 10-Q for the period ended December 31, 2010, both of which are included as Exhibit C to this Proxy Statement.

Summary of the Transaction

On December 31, 2010 we entered into the Purchase Agreement under which we have agreed to sell the  AoHong Chemical Membership Interest to Glodenstone for aggregate consideration of $3,508,340 which is payable by:

•	cancellation of the Glodenstone Note in the principal amount of $1,780,000, and
•
delivery to us of the Purchase Note in the principal amount of $1,728,340 and the Pledge Agreement under which Glodenstone will pledge the AoHong Chemical Membership Interest as security for the payment of the Purchase Note.

Other than the approval by the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at the special meeting, no federal or state regulatory requirements are required to be complied with and no other approval must be obtained to close the Purchase Agreement and the transactions contemplated by it. Following the closing of the Purchase Agreement, you will not receive any payment or other distribution as a result of the transaction and will continue to be a shareholder in our company.  There will be no differences in the rights of our shareholders as a result of the closing of the Purchase Agreement and the transactions contemplated by it.

If Proposal 1 is approved at the special meeting, we anticipate that the Purchase Agreement will close as soon as practicable following the meeting.  In connection with the sale of the AoHong Chemical Membership Interest, we expect that we will recognize taxable loses in an amount equal to approximately $ 2.9 million, based on the estimated excess of the book value of our 56.08% interest in AoHong Chemical over the selling price. We anticipate that we will generate capital loss carry forwards at a Federal tax rate on any such losses that we recognize from the sale of the AoHong Chemical Membership Interest.  Our shareholders will not personally owe any taxes nor will they receive any tax benefits as a result of such sale.

The Parties to the Transaction

China America Holdings, Inc.

We are a Florida corporation who is presently the majority owner of AoHong Chemical.  AoHong Chemical‘s business represents all of our business and operations, all of which are conducted in the People’s Republic of China (PRC).  We may be reached at our principal executive offices at 333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, China 201811, telephone number 86-21-59974046.

Shanghai AoHong Chemical Industry Co., Ltd.

AoHong Chemical is a Chinese limited liability company which is a majority owned subsidiary of China America Holdings, Inc.  Mr. Hu and his wife, Ying Ye, own the minority interests in AoHong Chemical.  Mr. Hu, a member of our Board of Directors, is also Chief Executive Officer of AoHong Chemical.  AoHong Chemical, together with AoHong Chemical ‘s wholly owned subsidiaries Shanghai Binghong Trading Co., Ltd., a Chinese limited liability company, and Shanghai Wuling Environmental Material Co., Ltd., a Chinese limited liability company, and AoHong Chemical (Tianjin) Chemical Co., Ltd. a Chinese company, Shanghai Jinqian Chemical Co. Ltd., a Chinese limited liability company, and Guangzhou AoHong Chemical Co., Ltd, a Chinese limited liability company, sells and distributes assorted chemicals in China. AoHong Chemical may be reached at 333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, China 201811, telephone number 86-21-59974046.

Glodenstone Development Limited

Glodenstone, a limited liability company established in the British Virgin Island in December 2010 and is owned by Mr. Renqi Song, an unrelated third party. Mr. Song is the sole officer and director of the company.  Glodenstone specializes in private equity investments in China and invests in well managed, medium-sized businesses in both the consumer and manufacturing industries.  The address and telephone number for Glodenstone is 2 Lane 500 Liangcheng Road, Suite 1707, Shanghai, China 200434 Phone: 86-15821550682.

Background of the Transaction

Effective June 27, 2007, we entered into a membership interest exchange agreement with AoHong Chemical and its sole members Mr. Hu and Mrs. Ye.  Under the terms of the agreement, we acquired the AoHong Chemical Membership Interest from that company in exchange for $3,380,000 to be invested in AoHong Chemical between September 30, 2007 and July 27, 2009 in accordance with the following schedule:

•           $800,000 on or before September 30, 2007;
•           $400,000 on or before June 30, 2008;
•           $600,000 on or before December 31, 2008; and
•           the remaining $1,580,000 on or before June 27, 2009.

As part of the transaction, 12,500,000 shares of our common stock valued at $1,187,500 were issued to Mr. Hu.

We funded a portion of our commitment utilizing proceeds we received from a sale of our equity securities in 2007 and a portion from the proceeds of a $400,000 loan from a related party which remains outstanding.  As of December 9, 2010, we had funded $1,600,000 of our commitment to AoHong Chemical and we owed it $1,780,000.

Mr. Song is a personal friend of Mr. Hu and in October 2010 Mr. Hu discussed the capital needs of AoHong Chemical, its business plans and the possibility of acquiring an interest in AoHong Chemical.  Mr. Song informed Mr. Hu that he was impressed with the long term prospects of AoHong Chemical in spite of the difficulties we had in raising sufficient additional capital to fund our remaining $1,780,000 capital contribution commitment to AoHong Chemical. From that discussion, Mr. Song agreed to lend us $1,780,000 in conjunction with the purchase by Glodenstone of the AoHong Chemical Membership Interests.

On December 9, 2010 we borrowed $1,780,000 from Glodenstone, an unrelated third party, in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong Chemical as we negotiated the terms of the Purchase Agreement under the terms of the Glodenstone Note.  The principal balance and accrued interest owed under the Glodenstone Note are due upon the earlier of May 31, 2011 or the closing of the Purchase Agreement.  On December 10, 2010 we made the required payment to AoHong Chemical.

If for any reason the Purchase Agreement should not close by May 31, 2011, or we otherwise do not satisfy the Glodenstone Note when due, we agreed to transfer the AoHong Chemical Membership Interest to Glodenstone in full satisfaction of the Glodenstone Note.

Our Reasons for the Transaction

Our Board of Directors, at its meeting held on December 23, 2010, considered the Purchase Agreement and determined it to be fair, advisable and in the best interests of our company and our shareholders and have recommended the approval of the Purchase Agreement and the resulting sale of AoHong Chemical to our shareholders.  In evaluating the transaction, our Board considered the following material factors in approving the transactions with Glodenstone at its December 23, 2010 meeting and over the course of numerous meetings leading up to its December 23, 2010 meeting:

Under the June 2007 Membership Interest Purchase Agreement, as amended, we acquired the AoHong Chemical Membership Interest and agreed to contribute $3,380,000 of capital to AoHong Chemical between September 2007 and June 2009.  Prior to our December 2010 loan from Glodenstone, $1,780,000 of this amount remained due to AoHong Chemical because we did not have the funds needed to make the payment.  Mr. Hu and his wife Mrs. Ying Ye, who are the minority owners of AoHong Chemical, had orally agreed to extend the payment date of this balance to on or before November 20, 2010 and had previously agreed to extend the payment date while we sought to raise the required funds.

At the time we completed the acquisition of AoHong Chemical, we had hoped that all or a substantial number of the holders of our warrants exercisable at per share prices ranging from $0.10 to $0.55 would exercise those warrants leaving us with sufficient cash to fund our obligation to contribute capital to AoHong Chemical. No warrants were exercised, however, and we have been unsuccessful in our efforts to otherwise raise the capital needed to fulfill this obligation.  We believe that the low trading price of our common stock, which is quoted in the over the counter market, coupled with generally poor equity market conditions impacting companies such as ours, adversely impacted our ability to secure the capital necessary to fully fund our commitment and represents the perception of the market of the limited value of the company at this phase of its business.

Our efforts to raise capital have been further hampered by our other indebtedness which, as of December 31, 2010, included $500,000 we owe China Direct Industries, Inc. (“China Direct”) under various promissory notes which are due in October 2011 in addition to $400,000 owed China Direct for professional fees.  In addition, AoHong Chemical had $7.4 million of notes payable which become due within the next 12 months.

Since we were unable to satisfy our contractual commitments to AoHong Chemical by the November 2010 deadline and further extensions would not satisfy China regulatory requirements, our ownership interest in AoHong Chemical was in jeopardy of being reduced under Chinese law based on the amount of capital we contributed in relation to the amount of capital contributed by all of AoHong Chemical’s shareholders.  Had that occurred, we would no longer be able to consolidate the earnings of AoHong Chemical and would have been required to account for our investment using the equity method of accounting.  Because AoHong Chemical’s operations represent all of our business and operations, our financial statements in future periods would have been materially impacted by our inability to consolidate its operations.

Furthermore, since we were unable to obtain the financing necessary to pay our obligations as they become due and support our operations, we may not be able to continue as a going concern. Under those circumstances, we would be forced to cease operations and our shareholders could lose their entire investment in our company.

Based on these circumstances, our Board of Directors believed that it had no other alternatives other than to borrow the $1,780,000 from Glodenstone and enter into the equity transfer agreement to sell the AoHong Chemical Membership Interest on the terms and conditions included in the Purchase Agreement.

The foregoing discussion of the factors considered by the Board of Directors is not intended to be exhaustive, but, rather, include the material factors considered by the Board of Directors.  In reaching its decision to approve the Purchase Agreement and the transactions contemplated by it, our Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.  Our Board of Directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.  Our Board of Directors did not seek or obtain an opinion or report from any third party as to the fairness of the Purchase Agreement and related transactions to our company.

Certain Effects of the Sale of the AoHong Chemical Membership Interest

On the closing date of the Purchase Agreement, Mr. Hu will resign as a member of our Board of Directors, leaving Mr. Wang as our sole officer and director.  In addition, we will relocate our corporate offices.  We expect to select a new location for our principal offices prior to the closing of the sale of the AoHong Chemical Membership Interest.

The sale of AoHong Chemical will materially impact our company until such time, if ever, that we enter into a business combination with an operating entity.  We do not have any business or operations other than through AoHong Chemical.  The sale of the AoHong Chemical Membership Interest will result in a sale of substantially all of our assets and business and operations and we will be considered a “shell company” under Federal securities laws.  As a shell company, while we will continue to file reports and other information with the Securities and Exchange Commission, and we anticipate that our common stock will continue to be quoted on the OTC Bulletin Board.  However, our status as a shell company may adversely impact us in a several areas, including:

•           we will continue to incur costs associated with our status as a public company, including audit fees and legal and filing fees which we estimate to be approximately $75,000 per year.  During the time we are a shell company we will not have any operations which generate cash to pay these expenses, and there are also no assurances that any of our outstanding warrants will be exercised on a cash basis, if at all. If we do not raise funds as needed, our ability to satisfy our obligations is in jeopardy.  As we do not expect that our outstanding warrants will be exercised in the foreseeable future, we will rely upon advances from related parties, including China Direct, to provide sufficient funds to pay our ongoing expenses.  Although we do not have any agreements with these related parties committing specific funds to us, based upon our conversations with China Direct we reasonably expect that it will provide additional funds to us to pay these costs, and

•           it is likely that the quoted market price of our common stock will decline substantially and any liquidity which may presently exist in our common stock may not continue and the relative cost to trade in the stock will increase.  In addition, many market makers will not make a market in a stock which has a quoted market price below $0.01 per share thereby further adversely impacting the ability of our shareholders to liquidate their investment in our company, and

•           Any securities issued by us while we are a shell company will be subject to resale limitations imposed on shell companies that limit the resale of securities issued by shell companies until 12 months after the cessation of a shell company status and the filing of the Form 10 Information about the acquired company in a “super” 8-K.

In accordance with the terms of our 2007 financing, we registered shares of our common stock underlying warrants issued in the financing and we are required to maintain an effective registration statement covering those shares or we will be subject to liquated damages.  Immediately following the closing of the Purchase Agreement, it will be necessary for us to file a post-effective amendment to this registration statement to reflect the closing of the Purchase Agreement.  In addition to the costs associated with the preparation and filing of the post-effective amendment which we estimated to be approximately $5,000, It is possible that the post-effective amendment will be reviewed by the Securities and Exchange Commission thereby increasing the cost to us and increasing the amount of funds we otherwise would have to raise and eventual pay in addition to our ongoing operating expenses and activities related to the search for a new business combination.

Closing of the sale of the AoHong Chemical Membership Interest

If Proposal 1 is approved at the special meeting, we expect to close the Purchase Agreement as soon as practicable following the meeting.  If we do not close the Purchase Agreement by May 31, 2011, and we are otherwise unable to pay the Glodenstone Note, we could be required to transfer the AoHong Chemical Membership Interest to Glodenstone in satisfaction of such note which would deprive us of a substantial financial benefit.

Our Anticipated Activities Following the Closing of the Purchase Agreement

Following the closing of the Purchase Agreement, we will not have any business or operations and will be considered a "shell" company under Federal securities laws.  We will begin actively seeking to acquire assets or shares of an entity actively engaged in business which generates revenues, in exchange for our securities.  Our purpose will be to seek, investigate and, if such investigation warrants, acquire an interest in business opportunities presented to us by persons or firms who or which desire to seek the perceived advantages our company may offer.  We will not restrict our search to any specific business, industry, or geographical location and we may participate in a business venture of virtually any kind or nature.  This discussion of the proposed business is purposefully general and is not meant to be restrictive of our virtually unlimited discretion to search for and enter into potential business opportunities.  Our Board anticipates that we may be able to participate in only one potential business venture because we will have nominal assets and limited financial resources. This lack of diversification should be considered a substantial risk to our shareholders because it will not permit us to offset potential losses from one venture against gains from another.

We may seek a business opportunity with entities which have recently commenced operations, or which wish to utilize the public marketplace in order to raise additional capital in order to expand into new products or markets, to develop a new product or service, or for other corporate purposes.  We may acquire assets and establish wholly-owned subsidiaries in various businesses or acquire existing businesses as subsidiaries.  We anticipate that the selection of a business opportunity in which to participate will be complex and extremely risky.  Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our Board believes that there may be numerous firms seeking the perceived benefits of a publicly registered corporation.  These perceived benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statutes), for all shareholders and other factors.  Potentially, available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

The analysis of new business opportunities will be undertaken by, or under the supervision of, Shaoyin Wang, our Chief Executive Officer, who may not be considered a professional business analyst.  Mr. Wang will be the key person in the search, review and negotiation with potential acquisition or merger candidates.  We intend to concentrate on identifying preliminary prospective business opportunities which may be brought to our attention through present associations of Mr. Wang and legal counsel or by our shareholders.  In analyzing prospective business opportunities, we will consider such matters as:

•	the available technical, financial and managerial resources;
•	working capital and other financial requirements;
•	history of operations, if any;
•	prospects for the future;
•	nature of present and expected competition;
•	the quality and experience of management services which may be available and the depth of that management;
•	the potential for further research, development, or exploration;
•	specific risk factors not now foreseeable but which then may be anticipated to impact our proposed activities;
•	the potential for growth or expansion;
•	the potential for profit;
•	the perceived public recognition of acceptance of products, services, or trades; name identification; and
•	other relevant factors.

We will not acquire or merge with any company for which audited financial statements cannot be obtained within the time period prescribed by applicable rules of the United States Securities and Exchange Commission which is presently four business days from the closing date of the transaction.  This requirement for readily available audited financial statements may require us to preclude a transaction with a potential candidate which might otherwise be beneficial to our shareholders.

We will not restrict our search for any specific kind of company, but may acquire a venture which is in its preliminary or development stage, which is already in operation, or in essentially any stage of its corporate life. It is impossible to predict at this time the status of any business in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we may offer.  However, we do not intend to obtain funds in one or more private placements to finance the operation of any acquired business opportunity until such time as we have successfully consummated such a merger or acquisition.

In implementing a structure for a particular business acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity.  We may also acquire stock or assets of an existing business.  On the consummation of a transaction, it is probable that our present management and shareholders will no longer be in control of our company.  In addition, our existing directors may, as part of the terms of the acquisition transaction, resign and be replaced by new directors without a vote of our shareholders.

We anticipate that any securities issued in any such reorganization would be issued in reliance upon exemption from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of a transaction, we may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter.  If such registration occurs, of which there can be no assurance, it will be undertaken by the surviving entity after we have successfully consummated a merger or acquisition and we are no longer considered a "shell" company.  Until such time as this occurs, we will not attempt to register any additional securities.  The issuance of substantial additional securities and their potential sale into any trading market which may develop in our securities may have a depressive effect on the value of our securities in the future.

Interests of China America Holdings’ Directors and Executive Officers

Mr. Hu, a member of our Board of Directors and CEO of AoHong Chemical, is, together with his wife, the non-controlling owners of AoHong Chemical.  Mr. Hu is responsible for its day to day operations.  At the closing of the Purchase Agreement, Mr. Hu will resign as a member of our Board of Directors. Mr. Hu owns 10,000,000 shares of our common stock and options to purchase 1,000,000 shares of our common stock at a price of $0.20 per share expiring on June 27, 2012. He will retain his ownership interest in our company following the closing of the Purchase Agreement.

Fees and Expenses

In connection with the Purchase Agreement and the transactions contemplated by it, whether or not it is subsequently closed, in general all fees and expense incurred in connection with the Purchase Agreement will be paid by the party incurring those fees and expenses.  Fees and expenses incurred or to be incurred by us in connection with the Purchase Agreement are estimated at this time to be as follows:

Description	Amount
Legal fees and expenses	$10,000
Printing and mailing costs	6,500
Filing fees	702
Voting Tabulation	2,750
Total	$19,952

Summary of the Purchase Agreement, Purchase Note and Pledge Agreement

The summary of the terms of the Purchase Agreement, the Purchase Note and the Pledge Agreement set forth below and elsewhere in this Proxy Statement are qualified in its entirety by reference to these documents, copies of which are attached to this Proxy Statement as Exhibit A and which we incorporate by reference into this document.  We encourage you to read carefully the Purchase Agreement, the Purchase Note and the Pledge Agreement in their entirety.

These documents have been included to provide investors and shareholders with information regarding its terms.  It is not intended to provide any other factual information about any of the parties to the agreement or their respective subsidiaries or affiliates.

As described in further detail below under Representations and Warranties, the Purchase Agreement contains representations and warranties by the various parties to the agreement which were made solely for the benefit of the other parties and should not be relied on by any person as characterization of the actual state of facts about such parties to the Purchase Agreement at the time they were made or otherwise.

Purchase and Sale of the AoHong Chemical Membership Interest

In exchange for the AoHong Chemical Membership Interest, Glodenstone has agreed to pay us a purchase price equal to $3,508,340, which is payable by:

•	cancellation of the Glodenstone Note in the principal amount of $1,780,00, and
•
delivery to us of the Purchase Note in the principal amount of $1,728,340 and the Pledge Agreement under which Glodenstone will pledge the AoHong Chemical Membership Interest as security for the payment of the Purchase Note.

There are no provisions for any adjustment in the purchase price.

Actions of the Parties Prior to the Closing Date

We agreed to file a preliminary Proxy Statement with the Securities and Exchange Commission as soon as practicable after we filed our Annual Report on Form 10-K for the year ended September 30, 2010, to use our best efforts to promptly respond to any comments on the Proxy Statement from the staff of the Securities and Exchange Commission and, at such time as the staff advises us that it has no further comments, to file a definitive Proxy Statement with the SEC.

Mr. Hu and Ms. Ye agreed to use each of their best efforts to facilitate the actions we agreed to take, and to execute such consents and take such actions as are necessary to approve the sale of the AoHong Chemical Membership Interest to Glodenstone.

AoHong Chemical agreed to continue to conduct is operations as they were conducted prior to the execution of the Purchase Agreement, to provide us with such information as we determined was necessary to enable us to file this Proxy Statement and any other reports we are required to file with the Securities and Exchange Commission, and to take any other actions which are necessary to complete the sale of the AoHong Chemical Membership Interest to Glodenstone.

Representations and Warranties

The Purchase Agreement contains representations and warranties made by us to Glodenstone, representations and warrants made by AoHong Chemical to us and Glodenstone, representations and warranties made by Mr. Hu and Mrs. Ye to us and AoHong Chemical and representations and warranties made by Glodenstone to us. These representations and warranties (and the assertions embodied therein) have generally been made for purposes of allocating risk to one of the parties if those statements prove to be inaccurate, rather than for the purpose of establishing matters as facts and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Certain representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Glodenstone, on the one hand, and China America Holdings, on the other hand. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Other than the representations and warranties made by us, the representations and warranties contained in the Purchase Agreement may or may not have been accurate as of the date they were made and we make no assertion in this Proxy Statement that they are accurate as of the date of this Proxy Statement.

We made representations and warranties to Glodenstone regarding, among other things, our organization, good standing, power and authorization, consents and governmental approval to complete the closing of the Purchase Agreement and our ownership of the AoHong Chemical Membership Interest. AoHong Chemical made representations and warranties to us and Glodenstone regarding, among other things, its organization, good standing, power and authorization, consents and governmental approval to complete the closing of the Purchase Agreement. Each of Mr. Hu and his wife Mrs. Ye jointly and severally made representations and warranties to us and AoHong Chemical regarding, among other things, power and authorization and consents and governmental approval to complete the closing of the Purchase Agreement and Glodenstone made representations and warranties to us regarding, among other things, its organization, good standing, power and authorization, consents and governmental approval to complete the closing of the Purchase Agreement.

Conditions to the Closing of the Purchase Agreement

Completion of the sale of the AoHong Chemical Membership Interest was subject the approval of our Board of Directors and its shareholders.

Post-Closing Access

Following the closing of the Purchase Agreement, Mr. Hu and AoHong Chemical agreed to provide immediate access to AoHong Chemical ‘s books and records, including information we believe is necessary for the preparation of our financial statements, and to take any other action we believe is reasonably necessary to facilitate our post-closing reporting requirements under Federal securities laws.

Termination of the Purchase Agreement

If we do not receive the consent of our shareholders to the sale of the AoHong Chemical Membership Interest by May 31, 2011, the Purchase Agreement automatically terminates.  In that event, the $1,780,000 plus accrued interest we owe Glodenstone under the Glodenstone Note will remain outstanding and we agreed to transfer the AoHong Chemical Membership Interest to Glodenstone in satisfaction of this obligation and we would not receive the Purchase Note from Glodenstone, or any of the proceeds from the payment of the note.

Governing Law

The Purchase Agreement is governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof.  Because Glodenstone ‘s business and operations are not located in the U.S., in the event of a default under the Purchase Agreement it may be extremely difficult for us to enforce our legal rights, to effect service of process upon it or to a enforce judgment of United States courts against Glodenstone.

Amendment or Assignment

The Purchase Agreement may be amended or assigned by the parties if, but only if, such amendment or assignment is in writing and is signed by the party against which the modification, waiver amendment, discharge or change is sought.

Purchase Note, Share Pledge Agreement and Events of Default of the Purchase Note

At closing, Glodenstone will delivery to us the Purchase Note in the principal amount of $1,728,340 which bears interest at the rate of 5% per annum.  The principal and accrued interest is due on December 31, 2011.  As security for payment of the Purchase Note, Glodenstone will enter into the Share Pledge Agreement under which it will pledge the AoHong Chemical Membership Interest as security for payment of the Purchase Note.  During the pledge period, we will have all rights related to this pledged equity and any eligible dividends or other interests relating to the pledged equity will be deposited into a to-be-established escrow account as additional security.

In the event Glodenstone does not pay the Purchase Note in accordance with its terms, or if Glodenstone should declare bankruptcy, we have the right to exercise the pledge to pay the purchase price and related interests for the sale of the AoHong Chemical Membership Interest prior to any other obligations.  Under the terms of the Pledge Agreement, we have fixed the value of the pledged equity at $1,728,340, the principal amount of the Purchase Note.

During the term of the Pledge Agreement, our written consent is required prior to the transfer of the AoHong Chemical Membership Interest by Glodenstone to any other party and the full amount of the Purchase Note must be paid prior to the maturity date.

If Glodenstone should pledge the AoHong Chemical Membership Interest to any other party while the Purchase Note is outstanding, we have the right to accelerate the due date of the Purchase Note.

The Purchase Note is governed by the laws of the State of Florida, and the Pledge Agreement is governed by the laws of the PRC.  Because Glodenstone ‘s business and operations are not located in the U.S., in the event of a default under the Purchase Note it may be extremely difficult for us to enforce our legal rights, to effect service of process upon it or to a enforce judgment of United States courts against Glodenstone.  If a dispute arises under the terms of the Pledge Agreement, and no agreement between the parties is reached within 60 days, either party has the right to submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules.  Accordingly, it is possible that we could incur significant legal expenses pursuing relief under the Pledge Agreement and there are no assurances it will be upheld by the China International Economic and Trade Arbitration Commission.

Appraisal Rights

Under Section 607.1302 of the Florida Business Corporations Act, our shareholders are entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of our common stock if the Purchase Agreement is consummated.  Important details concerning the requirements to perfect appraisal rights under Florida are set forth below.  In view of the complexity of these provisions of Florida law, any shareholder who is considering exercising appraisal rights, or who wishes to preserve the right to do so, should consult his or her legal advisor.

This notice is being provided to you in satisfaction of Sections 607.1320 of the Florida Business Corporation Act. The summary below is not a complete statement of the Florida law pertaining to appraisal rights and is qualified in its entirety by reference to the relevant sections of the Florida Business Corporation Act.  Failure to follow the procedures required by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act for perfecting appraisal rights may result in the loss, termination or waiver of such rights.  A copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act is attached as Exhibit B.  Because of the complexity of the provisions and the need to strictly comply with various technical requirements, you should read Exhibit B in its entirety.

Holders of our common stock who did not vote at the special meeting and who comply with the procedures prescribed in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act may be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the closing of the Purchase Agreement, and to receive payment of the fair value of their shares in cash, together with interest.  The following is a brief summary of the statutory procedures that must be followed by a shareholder in order to perfect appraisal rights under Florida law.   At the Record Date, the last sales price of our common stock on the OTC Bulletin Board was $___ per share.

Within 20 days after receipt of this Proxy Statement any shareholder who elects to dissent must file with us a notice of such election (the “Election Notice”), stating his or her name and address, the number of shares of common stock as to which he dissents, and a demand for payment of the fair value of his common stock.  A dissenting shareholder must not vote, or cause or permit to be voted, any shares of common stock owned by the dissenting shareholder in favor of the Purchase Agreement.  Any shareholder filing an Election Notice must deposit his stock certificates with us simultaneously with the filing of the notice. The Election Notice and stock certificate(s) must be sent or delivered to our Corporate Secretary at c/o China Direct Investments, Inc. 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441.

Only a holder of record of our common stock is entitled to assert appraisal' rights for the common stock registered in that holder’s name. An Election Notice must be executed by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If the common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Election Notice should be made in that capacity.  If the common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the Election Notice should be executed by or on behalf of all joint owners. An authorized agent, including one or two or more joint owners, may execute the Election Notice on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the Election Notice, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the common stock held for one or more beneficial owners while not exercising such rights with respect to the common stock held for other beneficial owners. In such case, the Election Notice should set forth the number of shares of common stock as to which appraisal rights are sought. Where no number of shares of common stock is expressly mentioned, the Election Notice will be presumed to cover all common stock held in the name of the record owner. Shareholders who hold their common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of the Election Notice for such nominee's common stock.

Within 10 days after the expiration of the period in which shareholders may file their Election Notices with us, we will make a written offer (the “Appraisal Offer”) to each dissenting shareholder who has made a demand as provided in Section 607.1321 to pay an amount we estimate to be the fair value for such common stock. The fair value determined will reflect the value of the common stock prior to the closing of the Purchase Agreement.  The Appraisal Offer will be accompanied by a form to be completed by the dissenting shareholder (the “Shareholder Form”), which includes information such as the shareholder’s name and address, the number of shares of common stock to which the shareholder is asserting appraisal rights and whether the shareholder accepts our offer of fair value of the common stock.  This Shareholder Form must be returned to us within 60 days after it is sent.  If the Shareholder Form is not received by us within this period, the shareholder will have waived his right to dissent.

Any shareholder who has duly filed an Election Notice in compliance with Section 607.1321 will thereafter be entitled only to payment of the fair value of his common stock and will not be entitled to vote or to exercise any other rights of a shareholder. If requested in writing, we are obligated under Florida law to provide to the shareholder so requesting, within 10 days after receipt of the Election Notice from the shareholder, the number of shareholders who return the Election Notices by the specified date and the total number of shares owned by them.  An election to exercise appraisal rights may be withdrawn in writing by the shareholder within 20 days of the delivery of the Appraisal Offer and Shareholder Form to us. After this period, no such notice of election may be withdrawn unless we consent.  If any dissenting shareholder accepts our offer of payment, payment for his common stock will be made within 90 days after receipt by us of the Shareholder Form. A shareholder who is dissatisfied with our offer must notify us on the Shareholder Form of his estimate of the fair value of his shares of common stock and demand payment of that estimate plus interest.

If a shareholder makes demand for payment which remains unsettled, within 60 days after we receive the Shareholder Notice we are required under Florida law to file an action in any court of competent jurisdiction in Broward County, Florida, the county in which our registered office is located, requesting the fair value of such common stock to be determined. The court will also determine whether each dissenting shareholder, as to whom we request the court to make such determination, is entitled to receive payment for his common stock. If we fail to institute such a proceeding, any dissenting shareholder may do so in our name. All dissenting shareholders (whether or not residents of the State of Florida), other than shareholders who have agreed with us as to the value of their common stock, will be made parties to the proceeding.  We must pay to each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in such common stock.

Shareholders considering seeking dissenters' rights should be aware that any judicial determination of the "fair value" of the common stock can be based on numerous considerations, including, but not limited to, the market value of the common stock prior to the closing of the Purchase Agreement and the net asset value and earnings value of our company. The costs and expenses of any judicial proceeding will be determined by the court and will be assessed against us, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom we have made an offer to pay for the common stock, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith.

If the holders of 1% or more of our outstanding common stock elect to exercise appraisal rights, we reserve the right to terminate the Purchase Agreement at any time prior to closing.

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the special meeting.  If, however, other matters properly come before the special meeting, the accompanying proxy authorizes the person named as proxy or his substitute to vote on such matters as he determines appropriate.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers deliver a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you currently receive multiple Proxy Statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to China America Holdings, Inc., Attention: Corporate Secretary, c/o China Direct Investments, Inc., 431 Fairway Drive, Deerfield Beach, Florida  33441 or by facsimile communication to 954-363-7320.

WHERE YOU CAN FIND MORE INFORMATION

This Proxy Statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this Proxy Statement is delivered upon oral or written request, without charge.  Requests for such documents should be directed to Corporate Secretary, China America Holdings, Inc., c/o China Direct Investments, Inc., 431 Fairway Drive, Deerfield Beach, Florida  33441.  Please note that additional information can be obtained from our website at www.chinaamericaholdings.com.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

Statements contained in this Proxy Statement, or in any document incorporated herein by reference, regarding any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to the document as filed with the SEC.  Information incorporated by reference is considered to be a part of this Proxy Statement.  We incorporate by reference the documents listed below:

•           Annual Report on Form 10-K for the year ended September 30, 2010, and
•           Quarterly Report on Form 10-Q for the period ended December 31, 2010.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to,

•	our ability to raise sufficient capital to satisfy our obligations,
•	the possible deconsolidation of AoHong,
•	continuing operating losses and lack of profitable operations,
•	pricing pressure which has decreased our gross margins,
•	the risk of doing business in the People's Republic of China,
•	our ability to raise capital as needed,
•	risks associated with the lack of experience of our sole officer with U.S. public companies,
•	volatility in raw material costs,
•	restrictions on currency exchange,
•	dependence on key personnel,
•	difference in legal protections under Chinese and U.S. laws,
•	enhanced government regulation,
•	compliance with environmental laws,
•	limited insurance coverage,
•	market overhang from outstanding warrants and options,
•	absence of corporate governance protections, and
•	the impact of the penny stock rules on the trading in our common stock.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this Proxy Statement in its entirety and review the risks described in "Item 1A. - Risk Factors" in our Annual Report Form 10-K for the year ended September 30, 2010 as filed with the SEC. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this Proxy Statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MISCELLANEOUS

You should rely only on the information contained in this Proxy Statement to vote on the proposal.  We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement.  This Proxy Statement is dated ____________, 2011.  You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement). This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important.  You may vote by signing, dating and returning the enclosed proxy card, submitting a proxy via facsimile or attending the special meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shaoyin Wang
Shaoyin Wang,
Chief Executive Officer and President
Shanghai, China
_________, 2011

EXHIBIT A

MEMBERSHIP INTEREST SALE AGREEMENT

THIS MEMBERSHIP INTEREST SALE AGREEMENT (the "Agreement") is entered into this 23 day of December, 2010, by and between China America Holdings, Inc., a Florida corporation ("CAAH") and Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability company ("AoHong"), Glodenstone Development Limited, a British Virgin Islands company ("Glodenstone"), Aihua Hu ("Hu") and Ying Ye (“Ye”).

RECITALS

WHEREAS, pursuant to the terms of the Membership Interest Purchase Agreement dated June 27, 2007 (the “Purchase Agreement”) entered into among CAAH, AoHong, Hu and Ye, as amended on August 3, 2007, CAAH acquired a 56.08% membership interest in AoHong (the “CAAH Membership Interest”).

WHEREAS, Glodenstone has lent CAAH $1,780,000 under the terms of the Secured Promissory Note (the “Glodenstone Note”), a copy of which is attached hereto as Exhibit A and incorporated herein by such reference, the proceeds of which have been used to pay CAAH?痵 obligation to contribute $1,780,000 to AoHong’s registered capital required under the Purchase Agreement and as required by Chinese regulatory authorities (the “Remaining Contribution”).

WHEREAS, CAAH has been unable to raise the additional capital necessary to fund the Remaining Contribution or locate a buyer for the CAAH Membership Interest and the parties hereto have agreed that it is in the best interests of CAAH to sell the CAAH Membership Interest to Glodenstone upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

1.           Recitals. The above recitals are true, correct and are herein incorporated by reference.

2.           Sale of CAAH Membership Interest.  At the Closing (as hereinafter defined) CAAH agrees to transfer to Glodenstone the CAAH Membership Interest in exchange for total consideration of U.S. three million five hundred and eight thousand three hundred and forth dollars ($3,508,340) (the “Purchase Price”) payable as follows:

(a)           the forgiveness of the Glodenstone Note in the principal amount of $1,780,000; and

(b)           the delivery of a Secured Promissory Note in the principal amount of $1,728,340 and a Share Pledge Agreement , (the “Purchase Note and Security Agreement”) a copy of the form of which is attached hereto as Exhibit B and incorporated herein by such reference.

3.           Closing Date.  The closing ("Closing") shall be held on the date and time as may be agreed upon by the parties ("Closing Date") following the satisfaction of all conditions to Closing as hereinafter set forth.

4.           Actions of the Parties Prior to the Closing Date.

(a)           Obligations of CAAH.  As soon as practicable following the filing with the United States Securities and Exchange Commission (the “SEC”) of its Annual Report on Form 10-K for the year ended September 30, 2010 (the “2010 10-K”), CAAH will cause a preliminary information statement on Schedule 14C (the “Preliminary Information Statement”) to be filed with the SEC describing the sale of the CAAH Membership Interest.  The officers and Board of Directors of CAAH will use their best efforts to promptly respond to any comments from the SEC on the Preliminary Information Statement and at such time as the SEC advises it has no further comments to timely prepare and file a definitive Information Statement on Schedule 14C (the “Definitive Information Statement”) which reflects the consent of a majority of CAAH’s shareholders to the sale of the CAAH Membership Interests.

(b)           Obligations of Hu and Ye.  Hu will use their best efforts to facilitate the prompt filing of the Preliminary Information Statement, the response to any comments from the SEC and the prompt filing of the Definitive Information Statement.  Hu and Ye shall both execute such consents or take such other actions as are necessary to approve the sale of the CAAH Membership Interests to Glodenstone.

(c)           Obligations of AoHong.  AoHong shall continue to conduct its operations as they are presently conducted and shall provide CAAH with all such information and data as are deemed necessary to enable CAAH to file the 2010 10-K, the Preliminary Information Statement, the Definitive Information Statement, such other Reports as CAAH may be required to file with the SEC and to take such additional actions as are necessary to consummate the sale of the CAAH Membership Interest to Glodenstone.

(d)           Extension of Obligations Under Purchase Agreement.  The Parties hereby acknowledge that the payment of the Remaining Contribution by CAAH is intended to fulfill CAAH’s obligation to contribute capital to Aohong.

4.           Representations and Warranties.

(a)           CAAH hereby makes the following representations and warranties to Glodenstone, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

(i)           CAAH is validly organized, existing and in good standing under the laws of the State of Florida; that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that CAAH has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by CAAH of its obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which CAAH is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by CAAH, will represent the valid and binding obligation of CAAH in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(ii)           Except for the consent of CAAH’s shareholders and its Board of Directors, the sale of the CAAH Membership Interest does not require any third party consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation.

(iii)           CAAH is the owner of record of the CAAH Membership Interest, which ownership interest is free and clear of all rights, claims, liens and encumbrances except as set forth in the Purchase Agreement, and has not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(b)           AoHong hereby makes the following representations and warranties to each of CAAH and Glodenstone, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

(i)           AoHong is validly organized, existing and in good standing under the laws of the People’s Republic of China; that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that AoHong has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by AoHong of its obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which AoHong is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by AoHong, will represent the valid and binding obligation of AoHong in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(ii)           The sale of the CAAH Membership Interest does not require any third party consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation.

(c)           Hu and Ye jointly and severally hereby make the following representations and warranties to each of CAAH and AoHong, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

(i)           Such individual has the full right, power and capacity to execute and deliver this Agreement and perform his or her obligations hereunder; that the execution and delivery of this Agreement and the performance by such individual of his or her obligations pursuant to this Agreement does not constitute a breach of or a default under any agreement or instrument to which such individual is a party or by which he or she or any of his or her assets are bound; and that this Agreement, upon execution and delivery of the same by the individual, will represent the valid and binding obligation of such individual in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(ii)           Except for the consent of the CAAH shareholders and Board of Directors, the sale of the CAAH Membership Interest does not require any third party consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation.

(d)           Glodenstone hereby makes the following representations and warranties to CAAH, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

(i)           Glodenstone is validly organized, existing and in good standing under the laws of the British Virgin Islands; that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Glodenstone has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by Glodenstone of its obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which Glodenstone is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by Glodenstone, will represent the valid and binding obligation of Glodenstone in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(ii)           The purchase by it of the CAAH Membership Interest does not require any third party consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation.

5.           Conditions of Closing. All of the obligations of the parties hereto under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

(a)           CAAH shall have received the consent of a majority of its Board of Directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”) has duly (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of CAAH and its stockholders and declared this Agreement advisable, (ii) approved this Agreement and the Loan Documents and (iii) recommended that CAAH’s stockholders adopt this Agreement and directed that such matter be submitted for consideration of CAAH’s stockholders.

(b)           CAAH shall have received the consent of a majority of its shareholders to the sale of the CAAH Membership Interest and shall have filed with the SEC a Definitive Information Statement which reflects such consent of a majority of its shareholders to the sale of the CAAH Membership Interest.  In the event the SEC should determine that CAAH is not eligible to use an information statement and requires CAAH to hold a special meeting of its shareholders, CAAH shall have filed all definitive proxy statements and other information as are necessary with the SEC, shall have held such special meeting and shall have obtained the consent of a majority its shareholders entitled to vote at the special meeting as required by Florida law.

6.           Closing.  At Closing:

(a)           Glodenstone shall forgive the Glodenstone Note.

(b)           Glodenstone shall deliver to CAAH the Purchase Note and Security Agreement.

(c)           CAAH shall execute such documents as are deemed reasonably necessary to transfer the CAAH Membership Interest to Glodenstone.

(d)           Hu shall resign from all positions with CAAH.

7.           Post-Closing Access.  Following the Closing, Hu and AoHong shall immediately provide such access to its books and records, including such information as may be necessary for the preparation of financial statements, as CAAH shall request, and it shall further take such acts or actions as reasonably required by CAAH to facilitate all post-Closing reporting requirements of CAAH under United States federal securities laws.

8.           Termination of the Agreement.  In the event CAAH does not receive the consent of its shareholders to the sale of the CAAH Membership Interest no later than May 31, 2011, this Agreement will terminate.  The Parties acknowledge that in the event of termination of this Agreement, the amounts due under the Glodenstone Note will remain due and payable in accordance with its terms, and CAAH shall transfer its 56.08% equity of AoHong to Glodenstone in accordance with the Share Pledge Agreement for Glodenstone Note.
.

9.           Representations to Survive Closing. All the terms, conditions, warranties, representations and guarantees contained in this Agreement shall survive delivery of the Closing and any investigations made by or on behalf of any party at any time.

10.           Notices.                      All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

If to CAAH                                333 E. Huhua Road
Huating Economic & Development Area
Jiading District, Shanghai, China 201811
Attention:  Mr. Shaoyin Wang, President
facsimile: __________________________

with a copy to:                                           James M. Schneider, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida  33431
facsimile: (561) 362-9612

If to AoHong,
Hu, Ye and
Glodenstone:                                333 E. Huhua Road
Huating Economic & Development Area
Jiading District, Shanghai, China 201811
facsimile: __________________________

11.           Amendment or Assignment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

12.                                Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

13.           Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

14.           Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

15.           Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the State of Florida, without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such  party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Broward County in the State of Florida.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

16.           Binding Nature, No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, and is made solely and specifically for their benefit.  No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

17.           Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

18.           Language. This Agreement shall be in the Chinese and English languages. Both versions shall have the same legal effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

China America Holdings, Inc.

By:  /s/ Shaoyin Wang
Shaoyin Wang, President

Shanghai AoHong Chemical Co., Ltd.

By: /s/ Aihua Hu
Aihua Hu, Chief Executive Officer

Glodenstone Development Limited

By: /s/ Renqi Song
       Renqi Song, President

/s/ Aihua Hu
Aihua Hu, shareholder

/s/ Ying Ye
Ying Ye, shareholder

Exhibits to the Agreement

Exhibit A:                                Executed Glodenstone Note
Exhibit B:                                Form of Purchase Note and Security Agreement

Exhibit A:
SECURED PROMISSORY NOTE

$1,728,340.00                                                                                                           Dated: _______

FOR VALUE RECEIVED, Glodenstone Development Limited, a British Virgin Island company (the “Glodenstone”), hereby unconditionally promises to pay to the order of CHINA AMERICA HOLDINGS, INC., a Florida corporation (the “CAAH”) at the location designated by CAAH, in lawful money of the United States of America the principal sum of $1,728,340.00, together with interest on the unpaid principal amount outstanding at a rate of 5% per annum.  All outstanding principal and interest accrued and unpaid on this Secured Promissory Note shall be payable in full no later than December 31, 2011 (the “Maturity Date”).

Section 1: Interest. Simple interest shall accrue during the term of this loan and shall be payable in full on the Maturity Date.

Section 2: Principal. The $1,728,340.00 principal amount of this Secured Promissory Note is due on the Maturity Date.

Section 3: Maturity.  Subject to the terms and conditions hereof, the principal amount of this Secured Promissory Note plus the accrued interest shall be due and payable as stipulated in Sections 1 and 2 of this Secured Promissory Note on the Maturity Date, and shall be paid by the Glodenstone in cash, check, money order or by wire transfer.

Section 4: Security.  As collateral security for the payment of this Secured Promissory Note, Glodenstone hereby collaterally assigns to CAAH the 56.08% ownership interest in Shanghai Aohong Chemical Co., Ltd. (the "collateral”).  Glodenstone shall deliver to CAAH a share Pledge Agreement for the Collateral signed by an authorized officer of Glodenstone and such other documentation as may be reasonably requested by CAAH in order to secure its interest in the Collateral.

Section 5: Default.  In the event Glodenstone does not satisfy payment due as stipulated in Sections 1 and 2 and fully, faithfully, and punctually perform all of its obligations hereunder, Glodenstone will be in default of this Secured Promissory Note.  In the event of default by the Glodenstone, CAAH may, at its option, (i) declare the entire unpaid principal balance of this Secured Promissory Note together with accrued and unpaid interest immediately due and payable; (ii) sell the Collateral in a private or public sale with written notice to Glodenstone and apply the proceeds of the sale of the Collateral towards repayment of the Glodenstone’ obligations under this Secured Promissory Note; and (iii) pursue any other remedy available to CAAH at law or in equity.

The Glodenstone and all endorsers, sureties and guarantors now or hereafter becoming parties hereto or obligated in any manner for the debt represented hereby, jointly and severally waive demand, notice of non-payment and protest and agree that if this Secured Promissory Note goes into default and is placed in the hands of an attorney for collection or enforcement of the undersigned's obligations hereunder, to pay attorney's fees and all other costs and expenses incurred in making such collection, including but not limited to attorney's fees and costs on appeal of any judgment or order.

This Secured Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida and shall be binding upon the successors, assigns, heirs, administrators and executors of the Glodenstone and inure to the benefit of CAAH, its successors, endorsees, assigns, heirs, administrators and executors.

Glodenstone Development Limited By: ______________ Name: Renqi Song Title: President

Exhibit B:

Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) is entered into by and between the following parties on _____________, 2010:

Party A: China America Holdings, Inc., a Florida corporation (“Party A”)
Legal Representative: Shaoyin Wang, Chief Executive Officer
Principal Office: 333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, People’s Republic of China 201811

Party B: Glodenstone Development Limited, a British Virgin Island company (“Party B”)

WHEREAS:

(1)
Party A and Party B entered into a Membership Interest Sale Agreement (the “Membership Interest Sale Agreement”) for the sale of Party A’s 56.08% ownership interest in Shanghai Aohong Chemical Co., Ltd., a Chinese company (the “CAAH Membership Interest”) to Party B;

(2)	Party B agreed to pay Party A $1,728,340 of the purchase price for the CAAH Membership Interest by way of a Secured Promissory Note dated as of the date of this Agreement (“ Secured Promissory Note”);
(3)	Party B agreed to pledge its CAAH Membership Interest to Party A as a security for the Secured Promissory Note.

To ensure the execution of the Membership Interest Sale Agreement entered by Party A and Party B, Party B hereby pledges the invested 56.08% equity of Shanghai Aohong Chemical Co., Ltd. as the security. The Parties agree as follows after friendly consultations:

1.	Debt secured by this Agreement: The payment obligation of Party B to Party A in the amount of $1,728,340 under the terms of Membership Interest Sale Agreement.

2.	Pledged Equity

(1) “Pledged Equity” means the equity of Shanghai Aohong Chemical Co., Ltd. invested by Party B and all rights relating to such equity.

(2) The value of the Pledged Equity is $1,728,340.

(3) The derived interests of the Pledged Equity means the eligible dividends and other interests relating to the Pledged Equity that shall be included into the escrow account as the security for the debt payment under this Pledge.

3.	After the parties have entered into this agreement, Party B shall obtain the approval of the Board of the Company on the Pledge.

4.
When the Membership Interest Sale Agreement under this Pledge is amended and/or supplemented and the changes have impacted this Agreement, the parties agree to negotiate to amend and/or supplement this Agreement to be consistent with the amendments of the Membership Interest Sale Agreement.

5.
When this Agreement is subject to delete, amend, and supplement certain clauses due to force majeure, the obligations of Party B in this Agreement shall not exempt or lessen and the interests of Party A under this Agreement shall not be impacted or impaired.

6.
Upon the occurrence of one of the following circumstances, Party A shall have the right to exercise the Pledge and all rights relating to such equity. The proceeds and interests generated from the exercise shall be used to pay the purchase price and related interests for the membership interest sale prior to other obligations:

(1)	Party B has not paid the purchase price, interests, and related expenses on time in accordance with this Agreement.

(2)	Party B is announced to dissolve or go bankrupt.

7.
During the term of this Agreement, if Party B elects to transfer the Pledged Equity, it shall obtain the written consent from Party A and pay the full amount of the purchase price with interests prior to the maturity date.

8.
After this agreement takes effect, either Party A or Party B shall not unilaterally amend or terminate the Agreement unless both parties have agreed to make changes and entered into written amendments.

9.
If Party B fails to obtain the approval from the Board of the Company on the Equity Pledge during the term or Party B has pledged the equity to any other third party before this Agreement is entered, Party A shall have the right to request the payment of the purchase price with interest before the maturity date and request Party B to pay for the loss.

10.	This Agreement is a component of the secured Membership Interest Sale Agreement. The Agreement shall be signed off by both parties and take effect on the date when the equity pledge is registered.

11.	Dispute Resolution

(1)
If any dispute arises between the Parties in connection with the interpretation and performance of the provisions hereunder, the Parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty (60) days after one Party receives the notice of the other Party requesting the beginning of discussions or as otherwise agreed, either Party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding upon the Parties.

(2)
If any dispute arises in connection with the interpretation and performance of this Agreement, or such dispute is under arbitration, either Party shall continue to have the rights hereunder other than those in dispute and perform the obligations hereunder other than those in dispute.

(3)	The conclusion, effectiveness, enforcement and interpretation of this Agreement shall be governed by the Chinese laws.

Party A: China America Holdings, Inc. (Seal)

Signature:
Date:

Party B:Glodenstone Development Limited (Seal)

Signature:
Date:

Place: ____________________

SECURED PROMISSORY NOTE

$1,780,000.00                                                                                                           December 23, 2010

FOR VALUE RECEIVED, CHINA AMERICA HOLDINGS, INC., a Florida corporation (the “Company”) (the “Borrower”), hereby unconditionally promise to pay to the order of Glodenstone Development Limited, a British Virgin Island company (the “Lender”) at the location designated by Lender, in lawful money of the United States of America the principal sum of $1,780,000.00, together with interest on the unpaid principal amount outstanding at a rate of 5% per annum.  All outstanding principal and interest accrued and unpaid on this Secured Promissory Note shall be payable in full no later than the earlier of (the “Maturity Date”) (i) May 31, 2011 or (ii) the date of closing on the Lender’s purchase of the Borrower’s 56.08% ownership interest in Shanghai AoHong Chemical Co., Ltd., a Chinese company (“Shanghai AoHong”).

Section 1: Interest

Simple interest shall accrue during the term of this loan and shall be payable in full on the Maturity Date.

Section 2: Principal

The $1,780,000.00 principal amount of this Secured Promissory Note is due on the Maturity Date.

Section 3: Maturity

Subject to the terms and conditions hereof, the principal amount of this Secured Promissory Note plus the accrued interest shall be due and payable as stipulated in Sections 1 and 2 of this Secured Promissory Note on the Maturity Date, and shall be paid by the Borrower in cash, check, money order or by wire transfer.

Section 4: Security

As collateral security for the payment of this Secured Promissory Note, Borrower hereby collaterally assigns to Lender the 56.08% ownership interest in Shanghai Aohong (the “Collateral”).  Borrower shall deliver to Lender a share Pledge Agreement for the Collateral signed by an authorized officer of Borrower and such other documentation as may be reasonably requested by Lender in order to secure its interest in the Collateral.

Section 5: Default

In the event Borrower does not satisfy payment due as stipulated in Sections 1 and 2 and fully, faithfully, and punctually perform all of its obligations hereunder, Borrower will be in default of this Secured Promissory Note.  In the event of default by the Borrower, Lender may, at its option, (i) declare the entire unpaid principal balance of this Secured Promissory Note together with accrued and unpaid interest immediately due and payable; (ii) sell the Collateral in a private or public sale with written notice to Borrower and apply the proceeds of the sale of the Collateral towards repayment of the Borrower’ obligations under this Secured Promissory Note; and (iii) pursue any other remedy available to Lender at law or in equity.

This Secured Promissory Note has not been registered under the Securities Act of 1933.  The Lender acknowledges that Lender is acquiring the securities represented hereby for investment and not with a view to distribution of the securities held as Collateral.

The Borrower and all endorsers, sureties and guarantors now or hereafter becoming parties hereto or obligated in any manner for the debt represented hereby, jointly and severally waive demand, notice of non-payment and protest and agree that if this Secured Promissory Note goes into default and is placed in the hands of an attorney for collection or enforcement of the undersigned's obligations hereunder, to pay attorney's fees and all other costs and expenses incurred in making such collection, including but not limited to attorney's fees and costs on appeal of any judgment or order.

This Secured Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida and shall be binding upon the successors, assigns, heirs, administrators and executors of the Company and inure to the benefit of the Lender, its successors, endorsees, assigns, heirs, administrators and executors.

CHINA AMERICA HOLDINGS, Inc. By: /s/ Shaoyin Wang
Shaoyin Wang, Chief Executive Officer

Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) is entered into by and between the following parties on December 23, 2010:

Party A: China America Holdings, Inc., a Florida corporation (“Party A”)
Legal Representative: Shaoyin Wang, Chief Executive Officer
Principal Office: 333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, People’s Republic of China 201811

Party B: Glodenstone Development Limited, a British Virgin Island company (“Party B”)

WHEREAS:

(1)	Party A and Party B entered into a Secured Promissory Note (the (“ Secured Promissory Note”) that Party B loans to Party A $1.78 million;

(2)           Party A agreed to use the loan to fulfill its outstanding investment obligation owed to Shanghai AoHong Chemical Co., Ltd.;

(3)	Party A agreed to pledge its CAAH Membership Interest to Party B as a security for the Secured Promissory Note.

To ensure the execution of the Secured Promissory Note entered by Party A and Party B, Party A hereby pledges its invested 56.08% equity of Shanghai Aohong Chemical Co., Ltd. as the security. The Parties agree as follows after friendly consultations:

1.	Debt secured by this Agreement: The payment obligation of Party A to Party B in the amount of $1,780,000 under the terms of the Secured Promissory Note.

2.	Pledged Equity

(1) “Pledged Equity” means the equity of Shanghai Aohong Chemical Co., Ltd. invested by Party A and all rights relating to such equity.
(2) The value of the Pledged Equity is $1,780,000.
(3) The derived interests of the Pledged Equity means the eligible dividends and other interests relating to the Pledged Equity that shall be included into the escrow account as the security for the debt payment under this Pledge.

3.           After the parties have entered into this agreement, Party A shall obtain the approval of the Board of the Company on the Pledge.

4.
When the Membership Interest Sale Agreement under this Pledge is amended and/or supplemented and the changes have impacted this Agreement, the parties agree to negotiate to amend and/or supplement this Agreement to be consistent with the amendments of the Membership Interest Sale Agreement.

5.
When this Agreement is subject to delete, amend, and supplement certain clauses due to force majeure, the obligations of Party A in this Agreement shall not exempt or lessen and the interests of Party B under this Agreement shall not be impacted or impaired.

6.
Upon the occurrence of one of the following circumstances, Party B shall have the right to exercise the Pledge and all rights relating to such equity. The proceeds and interests generated from the exercise shall be used to pay the principal and related interests prior to other obligations:

(1)	Party A has not paid the principal, interests, and related expenses on time in accordance with this Agreement.
(2)	Party A is announced to dissolve or go bankrupt.

7.
During the term of this Agreement, if Party A elects to transfer the Pledged Equity, it shall obtain the written consent from Party B and pay the full amount of the principal with interests prior to the maturity date.

8.
After this agreement takes effect, either Party A or Party B shall not unilaterally amend or terminate the Agreement unless both parties have agreed to make changes and entered into written amendments.

9.
If Party A fails to obtain the approval from the Board of the Company on the Equity Pledge during the term or Party A has pledged the equity to any other third party before this Agreement is entered, Party B shall have the right to request the payment of the principal with interests before the maturity date and request Party A to pay for the loss.

10.	This Agreement is a component of the Secured Promissory Note. The Agreement shall be signed off by both parties and take effect on the date when the equity pledge is registered.

11.	Dispute Resolution

(1)
If any dispute arises between the Parties in connection with the interpretation and performance of the provisions hereunder, the Parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty (60) days after one Party receives the notice of the other Party requesting the beginning of discussions or as otherwise agreed, either Party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding upon the Parties.

(2)
If any dispute arises in connection with the interpretation and performance of this Agreement, or such dispute is under arbitration, either Party shall continue to have the rights hereunder other than those in dispute and perform the obligations hereunder other than those in dispute.

(3)	The conclusion, effectiveness, enforcement and interpretation of this Agreement shall be governed by the Chinese laws.

Party A: China America Holdings, Inc. (Seal)

Signature: /s/ Shaoyin Wang
Date: 12/23/2010

Party B:Glodenstone Development Limited (Seal)

Signature: /s/ Renqi Song
Date: 12/23/2010

Place: ____________________

EXHIBIT B

607.1301                      Appraisal rights; definitions.  The following definitions apply to ss. 607.1302-607.1333:

(1)           “Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302 (2)(d), a person is deemed to be an affiliate of its senior executives.

(2)           “Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)           “Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4)           ”Fair value" means the value of the corporation's shares determined:

(a)           Immediately before the effectuation of the corporate action to which the shareholder objects.

(b)           Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)           For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5)           "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)           "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7)           "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)           "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)           "Shareholder" means both a record shareholder and a beneficial shareholder.

607.1302                      Right of shareholders to appraisal.

(1)           A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(a)           Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b)           Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)           Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)           An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e)           Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f)           With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.           Altering or abolishing any preemptive rights attached to any of his or her shares;

2.           Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.           Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.           Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.           Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6.           Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7.           Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

(2)           Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a)           Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.           Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.           Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)           The applicability of paragraph (a) shall be determined as of:

1.           The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.           If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c)           Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)           Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1.           Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.           Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.           Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.           Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.           Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.           Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.           In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)           For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)           Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4)           A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)           Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

(b)           Was procured as a result of fraud or material misrepresentation.

607.1303                      Assertion of rights by nominees and beneficial owners.

(1)           A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2)           A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)           Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)           Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320                      Notice of appraisal rights.

(1)           If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 - 607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2)           In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)           If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321                      Notice of intent to demand payment.

(1)           If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)           Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(b)           Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2)           A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322                      Appraisal notice and form.

(1)           If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)           The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a)           Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.           The shareholder's name and address.

2.           The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.           That the shareholder did not vote for the transaction.

4.           Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

5.           If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

(b)           State:

1.           Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.           A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.           The corporation's estimate of the fair value of the shares.

4.           An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

5.           That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.           The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)           Be accompanied by:

1.           Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.           A copy of ss. 607.1301 - 607.1333.

607.1323                      Perfection of rights; right to withdraw.

(1)           A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)           A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3)           A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324                      Shareholder's acceptance of corporation's offer.

(1)           If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2)           Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326                      Procedure if shareholder is dissatisfied with offer.

(1)           A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)           A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330                      Court action.

(1)           If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)           The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)           All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)           The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)           Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

(6)           The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331                      Court costs and counsel fees.

(1)           The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)           The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)           Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)           Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)           If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)           To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332                      Disposition of acquired shares.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333                      Limitation on corporate payment.

(1)           No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

(a)           Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)           Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)           The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

EXHIBIT C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(MARK ONE)
FORM 10-K

[X ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                         September 30, 2010

OR
[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 333-87293
CHINA AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Florida	82-0326560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, China 201811
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code: 86-21-59974046
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
None	Not applicable
Securities registered pursuant to Section 12(g) of the Act:
 common stock, par value $0.001 per share
 (Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes [  ] No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes [  ]  No [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes [X] No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes [ ] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:
Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if smaller reporting company)	[ ]	Smaller reporting company	[X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes [ ] No [X]

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked prices of such common equity, as of the last business day of the registrant's most recently completed second fiscal quarter: $1,734,123 on March 31, 2010.

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date: 184,710,792 shares of common stock are issued and outstanding as of December 15, 2010.

DOCUMENTS INCORPORATED BY REFERENCE

None.

i

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This report contains forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to:

•	our ability to raise sufficient capital to satisfy our obligations,
•	risks associated with the lack of experience of our sole officer with U.S. public companies,
•	difference in legal protections under Chinese and U.S. laws,
•	the risk of doing business in the People's Republic of China ("PRC"),
•	restrictions on currency exchange,
•	dependence on key personnel,
•	enhanced government regulation,
•	compliance with PRC governmental regulation and environmental laws,
•	compliance with the United States Foreign Corrupt Practices Act,
•	limited insurance coverage,
•	market overhang from outstanding warrants and options,
•	absence of corporate governance protections, and
•	the impact of the penny stock rules on the trading in our common stock.

Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this report in its entirety, including the risks described in "Item 1A. - Risk Factors."  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

OTHER PERTINENT INFORMATION

Our web sites are www.chinaamericaholdings.com and www.china-aohong.com.  The information which appears on our web sites is not part of this report.

iii

INDEX OF CERTAIN DEFINED TERMS USED IN THIS REPORT

 “China America” “we,” “us,” “ours,” and similar terms refers to China America Holdings, Inc., a Florida corporation formerly known as Sense Holdings, Inc., and our subsidiaries;

“AoHong” refers to Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability company which is a majority owned subsidiary of China America, together with AoHong’s wholly owned subsidiaries Shanghai Binghong Trading Co., Ltd., a Chinese limited liability company,  Shanghai Wuling Environmental Material Co., Ltd., a Chinese limited liability company,  AoHong (Tianjin) Chemical Co., Ltd. a Chinese limited liability company (“AoHong Tianjin”), Shanghai Jinqian Chemical Co. Ltd. a Chinese limited liability company (“Jinqian Chemical”), and Guangzhou AoHong  Chemical Co., Ltd, formerly known as Guangzhou Jianxin Enterprise Co., Ltd., a Chinese limited liability company (“Guangzhou AoHong”);

“China Direct” refers to China Direct Industries, Inc., a Florida corporation, and its subsidiaries.  China Direct owns approximately 30% of our outstanding common stock;

"Sense Technologies" refers to Sense Technologies, Inc., a Florida corporation and a wholly-owned subsidiary of China America;

"Micro Sensor" refers to Micro Sensor Technologies, Inc., a Florida corporation and a wholly-owned subsidiary of China America;

"Big Tree" refers to Big Tree Toys, Inc., a Florida corporation formerly known as Big Tree Group Corp., and

"Jieyang Big Tree" refers to Jieyang Big Tree Toy Enterprise Co, Ltd., a Chinese limited liability company and wholly-owned subsidiary of Big Tree

In addition, in this report “2009” refers to the twelve months ending September 30, 2009, the “2009 transition period” refers to the nine month transition period ending September 30, 2009, and “2010” refers to the fiscal year ending September 30, 2010, unless the context otherwise specifically provides,.

iv

PART I

ITEM 1.                      BUSINESS.

Recent Developments

On December 9, 2010 Glodenstone Development Limited, a British Virgin Islands company (“Glodenstone”), advanced to us $1,780,000 in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong in connection with our negotiating the terms of an agreement to sell our 56.08% interest in AoHong to Glodenstone.  On December 10, 2010 we made the required payment to AoHong.  On December 23, 2010 we entered into a Membership Interest Sale Agreement with Glodenstone, Mr. Aihua Hu and Ying Ye, to sell our 56.08% membership interest in AoHong to Glodenstone for $3,508,340.  The purchase price is payable by cancellation of the $1,780,000 debt we owe Glodenstone and a $1,728,340 promissory note Glodenstone will issue to us at closing.  Completion of this transaction is subject to stockholder approval.  See Business – Our History – Significant Transactions.

Our board of directors determined it was in our best interests to sell our interest in AoHong because of the difficulties in securing not only the capital to fund our remaining capital contribution obligations to AoHong, but additional capital necessary to properly finance its operations.  The sale of our interest in AoHong will constitute a sale of all or substantially all of our assets and all of our business operations, including the revenues, expenses, assets and liabilities associated with the operation of AoHong.  Consequently, if we do not acquire another business prior to completion of the sale, we will be treated as a shell corporation under Federal securities laws.  We expect that we will then seek a business combination with an operating entity which, while wishing to avail itself of the benefits of being a U.S. public company, does not require the immediate level of capital AoHong requires.

If our stockholders approve the sale of our interest in AoHong to Glodenstone, AoHong’s operations will no longer be part of our business.  The following discussion relates to AoHong’s operations and is applicable to our company so long as we own a controlling interest in AoHong.

Overview of AoHong’s Business

AoHong sells and distributes assorted chemicals in China through our AoHong subsidiary and its subsidiary companies.  The majority of our revenues are generated through the sale and distribution of liquid coolants.  While our products can be employed in a variety of applications, AoHong primarily sells and distributes refrigerants for use in air conditioning systems.  AoHong also sells and distributes chemical products used in the application of fire extinguishing agents, aerosol sprays, insecticides, and tetrahydrothiophene (“THT”).

AoHong’s main product group is liquid coolants which are employed primarily as refrigerants in air conditioning systems. AoHong's operations are comprised of two basic functions:

•	Single Freon-based chemical products, which are distributed either in bulk quantities or in smaller packages.
•
Multiple Freon-based chemical products, which are custom mixed of various raw materials at AoHong’s facilities in accordance with customer specifications and distributed either in bulk quantities or in smaller packages.

AoHong’s customers include manufacturers and retailers of air conditioning systems, refrigerators, automobiles, coolants, pharmaceuticals and chemicals.  In fiscal 2010, approximately 88% of AoHong’s net revenues were from the sale of single-freon based chemical products, 10% of AoHong’s net revenues were from the sale of multiple-freon based products and approximately 2% of AoHong’s net revenues were generated from the sale of non-refrigerant chemical compounds to the chemical and pharmaceutical industries.  Approximately 67% of AoHong’s products were utilized domestically in fiscal 2010 while the balance was exported.

AoHong distributes products within China to 16 provinces and districts including Liaoning, Jilin, Beijing, Xinjiang, Shanxi, Chongqing, Sichuan, Jiangsu, Zhejiang, Anhui, Guangdong, Hainan, Hong Kong and Taiwan.  AoHong exports to countries such as Russia and Thailand.

A significant portion of AoHong’s sales volume, approximately 12%, in 2010 and 2009, are derived from automobile, refrigerator and air conditioning manufacturers; as such, historically AoHong has witnessed a seasonal surge in demand for refrigerant products from March to July.  AoHong utilizes a purchase order system for orders; generally it enters into supply agreements with major customers, which outline annual demand.  Typically AoHong delivers product within 15 to 30 days from the time an order is placed.  AoHong generally offers customers terms of net 60 days to net 90 days.

One customer, Shanghai 3F New Material Co., Ltd., accounted for 21% of AoHong’s net revenues in fiscal 2010.

Product Offerings

The following are a list of the major products we sell:

PRODUCT	STRUCTURAL FORMULA	APPLICATION
R22 Difluorochloro Methane	CHCLF2	Compressor for industrial and residential air conditioning systems; insecticides, painting spray and fire extinguishing agent
R134A	CH2FCF3	Refrigerant, common in automobile air conditioners and refrigerators
R22-1	CH2F2/CF3CHF2	Refrigerant, substitute for R22
R404A	CF3CHF2/CH3CF3/CF3CH2F	Refrigerant, substitute for R22

During fiscal 2010 and the 2009 transition period, sales of R22, R134A, and R22-1 represented approximately 82% and 86% of AoHong’s net revenues, respectively.  The chemicals, R22, R134A, and R22-1 are coolants which are generally used as refrigerants in a variety of air conditioning systems.

AoHong focuses on the sale and distribution of environmentally responsible products, and seeks to emerge as a leader in the sale and distribution of environmentally responsible coolants within China.  Approximately 35% and 30% of AoHong’s net revenues for 2010 and 2009, respectively, were derived from environmentally responsible products.  Environmentally responsible products include hydrocarbon (HC) refrigerants and HFC refrigerants made of hydrogen, Fluorine and Carbon.  Both refrigerants have zero ozone depletion potential (ODP) and much lower global warming potential (GWP) than traditional CFC and transitional HCFC refrigerants.

Environmentally responsible products AoHong offers include the following:

PRODUCT	STRUCTURAL FORMULA	APPLICATION
R134A	CH2FCF3	Refrigerant, common in automobile air conditioners and refrigerators
R600A	CH3(CH3) CHCH3	Refrigerant common in refrigerators
R404A	CF3CHF2/CH3CF3/CF3CH2F	Refrigerant, substitute for R22
R407C	CH2F2/CF3CHF2/CF3CH2F	Refrigerant, substitute for R22
R410A	CH2F2/CF3CHF2	Refrigerant, substitute for R22
R142B	CCIF2CH3	Refrigerant

Sales and Marketing

AoHong employs nine full time and two part-time salespersons.  One part-time salesperson is dedicated to covering the Shandong Province and the other part-time salesperson dedicated to covering the Sichuan Province.  These two salespersons travel frequently to these provinces.  AoHong also markets and promotes its products through a variety of venues, including industry trade shows, online advertising, marketing literature, and referrals.  The focal point of our marketing strategy is to deliver customized refrigerant supply solutions in an environmentally responsible manner.  AoHong strictly adheres to the environmental protection regulations and policies to conduct its production and execute sales, storage, shipping, and delivery to customers’ demands.

Suppliers and Availability of Raw Materials

AoHong purchases products from a variety of sources, including:

Supplier	Product
JiangSu MeiLan Chemical Co., Ltd.	R22, R142b
Chevron Phillips Chemical (China) Co., Ltd.	R600a, THT (Tetrahydrothiophene)
Sinochem Modern Environmental Protection Chemicals (Xi’an) Co., Ltd.	R134A
Daikin Chemical International Trading(Shanghai) Co., Ltd.	R 404, R407C, R410A

During 2010, approximately 62% of the coolant products AoHong sold and distributed were supplied by JiangSu MeiLan Chemical Co., Ltd. as compared to approximately 70% of the supply in 2009.  Also in 2010, approximately 14% and 11% of the coolant products AoHong sold were supplied by Sinochem Taichang Chemical Industry Park and Sinochem Modern Environmental Protection Chemicals (Xi’an) Co., Ltd., respectively, compared to 12% and 10% in 2009.  AoHong has had a relationship with these companies since 2003. AoHong also sources liquid coolants from Chevron Phillips Chemical (China) Co., Ltd., (since 2003) and Daikin Chemical International Trading (Shanghai) Co., Ltd. (since 2005).

AoHong generally maintains a one month supply of liquid coolants and utilizes disposable steel cylinders to store various gases or liquids purchased in bulk quantities.  These cylinders come in 30 pound and 50 pound capacity and meet the standards of European and U.S. markets.  Generally 90% of AoHong’s net revenues are generated from current customers.  AoHong estimates customer demand and maintains inventory levels in accordance with the anticipated orders from these customers.  Utilizing its warehouse space, AoHong generally increases its inventory levels during the off-peak season which enables AoHong to offer shorter delivery times and in some cases better pricing during the peak selling season.  Terms offered by AoHong’s suppliers are generally net 60 days.

AoHong believes it will have access to sufficient quantities of the coolant products it sells and distributes to meet its needs for the foreseeable future.  AoHong has not experienced shortages of raw material in fiscal 2010.

Competition

The market for the sale of liquid coolants in China is very competitive. There are approximately 13 coolant distributors operating within China, of which approximately four or five are large companies and the remaining eight to nine are smaller companies. AoHong’s principal competitors include:

Competitors	Background
Zhejiang Ju Hua Co., Ltd.	Manufacturer for R22, R134a
Shandong Dongyue Chemical Co., Ltd.	Manufacturer for R22, R134a
Beijing Jinxing Jiaye Chemical Co., Ltd.	Packaging company

AoHong believes that it differentiates itself from its competitors through its ability to accommodate a variety of orders in the form of repacking, combining, or distributing products and its warehouse capacity enables AoHong to meet customer demand on short notice.

Discontinuation of Biometrics segment

Beginning in January 2007, our management began seeking a suitable target for a business combination in an effort to increase our revenues.  In June 2007, we acquired a 56.08% interest in AoHong.  In the fourth quarter of 2008, we decided to discontinue our Biometrics segment which accounted for less than 1% of our consolidated net revenues in 2007.  Until our acquisition of AoHong, our Biometrics segment represented all of our operations.

In January 2009, we sold our historical operations related to the Biometrics segment to the Pearl Group Advisors, Inc. pursuant to an asset purchase agreement.  Pearl Group Advisors, Inc. was wholly owned by Mr. Dore S. Perler, then a member of our Board of Directors and corporate secretary and our former Chief Executive Officer.  The Biometric segment assets that were sold included customer and supplier lists, business records, trademarks and other intellectual property and vendor warranty claims. The consideration received by us in connection with the sale of these assets included the assumption of liabilities, if any, by Pearl Group Advisors, Inc. related to the Biometrics segment and the termination of Mr. Perler’s May 1, 2007 employment agreement with us.  In 2009, the Biometric segment is reported on our financial statements as a discontinued operation and prior periods have been restated in our financial statements and related footnotes to conform to this presentation.

Intellectual Property

We do not claim any intellectual property rights with respect to the name AoHong.  We have obtained the rights to the domain names www.chinaamericaholdings.com, www.china-aohong.com and www.caah.us.  As with telephone numbers, we do not have and cannot acquire any property rights in an Internet address.  We do not expect to lose the ability to use these Internet addresses; however, there can be no assurance in this regard and the loss of either of these addresses could materially adversely affect our future business financial condition and results of operations.

Government Regulations

AoHong’s operations must conform to the Industrial Chemical Control Law (ICCL) of the People’s Republic of China, The Management Regulation of Chemical Industry Environmental Protection and rules for private (non-state owned) companies doing business in China, and Regulations on the Safety Administration of Dangerous Chemicals.  We are also subject to registration and inspection by The Ministry of China Chemical Industry with respect to the distribution of chemical products in China.  We are licensed by the Shanghai Government for the distribution of chemical products.  The applied regulations associated with inspection include the Principles for Gas Cylinder Safety Supervision, Safety Inspection Regulations for Gas Cylinders, and Regulations on Safety Supervision over Special Equipment.

As the Chinese government fills its pledge to gradually phase out ozone depletion containment, we believe that AoHong’s product offerings will be in compliance with the regulations that favor environmentally responsible products.  These regulations are issued by the State Ministry of Environmental Protection, National Development and Reform Commission, Ministry of Commerce, General Administration of Customs and the General Administration of Quality Supervision, and Quarantine.  In general, we believe AoHong’s operations conform to the Production Safety Law of the People’s Republic of China that specifies the mandatory measures to ensure production safety and emergency management and rescue.  We also need to conform to the Labor Law of the People's Republic of China.

AoHong holds various certifications related to its operations, including:

•	Environmental Management System ISO14001: 2004 certificate;
•	ISO9001:2000 quality system certificate;
•	OQS Certificate that conforms to ISO/TS 16949 (international quality management certificate for the automotive industry);
•	Gas Cylinder Filling Certificate; and
•	Operating License for Hazardous Chemicals.

Doing Business in the PRC

Despite efforts to develop the legal system over the past several decades, including but not limited to legislation dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, the PRC continues to lack a comprehensive system of laws.  Further, the laws that do exist in the PRC are often vague, ambiguous and difficult to enforce, which could negatively affect AoHong’s ability to do business in China and compete with other companies in its industry.

As a U.S. company doing business in China, we seek to comply with all PRC laws, rules and regulations and pronouncements, and endeavor to obtain all necessary approvals from applicable PRC regulatory agencies such as the China's State Council, National Development and Reform Commission (“NDRC”), Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce (“SAIC”), the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”).

Employees

At September 30, 2010 we had a total of 62 employees as follows:

Management	7
Accounting	6
Administration	11
Warehouse and delivery	7
Lab	4
Production	17
Sales	9
Purchase	1
Total	62

We believe that relations with our employees are good.  As of September 30, 2010, all of AoHong’s employees were located in China, each full-time employee is a member of a local trade union.  Labor relations have remained positive and we have not had any employee strikes or major labor disputes.  Unlike trade unions in western countries, trade unions in most parts of China are organizations mobilized jointly by the government and the management of the company.

AoHong is required to contribute a portion of its Chinese employees' total salaries to the Chinese government's social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.  AoHong expects the amount of its contribution to the government's social insurance funds to increase in the future if it expands its workforce and operations.

Consultants

We rely on the services of consultants, some of which are affiliates, to assist us in various areas of our business.  In August 2009 we entered into a consulting and management agreement with China Direct Investments, Inc., a subsidiary of China Direct Industries, Inc.  The agreement is for a term of 24 months from October 1, 2009 to September 30, 2011.  The agreement may be extended for an additional 12 months upon mutual agreement of both parties.  We engage the services of the consultant as our representative in the United States.  The services provided include but are not limited to general business consulting, management of professional resources, coordination of preparation and filing of public disclosures, assistance in financial management and the implementation of internal controls, investor relations activities and assisting in the implementation of acquisition and divestiture transactions.  Under the term of the agreement, we will issue China Direct Investments, Inc. a total of 64,000,000 shares of our common stock.  8,000,000 shares are payable by the end of each quarter ending December 31, March 31, June 30, and September 30, commencing October 1, 2009.  The fair value of the shares issued is determined using the average stock price over the quarter the services were earned.  This agreement also provides for the payment of discretionary award fees to be paid to the consultant and/or its designees.  Upon the mutual agreement of the parties, the fees can be paid either in cash or marketable securities.

Prior to the August 2009 agreement, in April 2009 we had entered into a one year consulting and management agreement with China Direct Investments, Inc, covering the period from January 1, through December 31, 2009.  Under the terms of the April 2009 agreement, we were to issue to China Direct Investments, Inc. a total of 20,000,000 shares of our common stock valued at $400,000.  Of these shares, 5,000,000 shares are payable at the end of each calendar quarter of 2009.  We issued 15,000,000 shares under this agreement through September 30, 2009.  This agreement also provided for the payment of discretionary award fees to be paid to the consultant and/or its designees.  No discretionary awards were made under this agreement.

Our History and Significant Transactions

We were organized in Idaho on February 5, 1968 under the name Century Silver Mines, Inc.  Originally, we developed mining properties, but by 1998 we had ceased those operations.  Sense Technologies was organized under the laws of the State of Florida on July 13, 1998.  Sense Technologies was formed for the purpose of engaging in developing and marketing biometric devices for use in employee identification and security-related products.

In January 1999, we acquired all of the outstanding shares of Sense Technologies for a purchase price consisting of 4,026,700 of our shares of common stock issued to the former shareholders of Sense Technologies.  At the time of the acquisition, Century Silver Mines had no operations and Sense Technologies was developing its proprietary biometric security systems.  Immediately following the acquisition, the former shareholders of Sense Technologies owned approximately 93% of our outstanding shares.  In June 1999, we changed our corporate domicile from Idaho to Florida and changed our name to Sense Holdings, Inc.

On May 31, 2001, we acquired all of the outstanding shares of Micro Sensor from UTEK Corporation and UT-Battelle LLC, the shareholders of Micro Sensor, in a stock-for-stock exchange, for total consideration of 2,000,000 shares of our common stock.  Pursuant to the stock-for stock transfer, UTEK received 1,850,000 shares of our common stock and UT-Battelle LLC received 150,000 shares of our common stock.

On June 27, 2007 we acquired a 56.08% interest in AoHong in exchange for our commitment to contribute $3,380,000. In addition, we issued Mr. Aihua Hu, a member of AoHong’s board and its CEO, 12,500,000 shares of our common stock valued at $1,187,500 as additional consideration.  Our commitment to AoHong required us to provide an aggregate of $3,380,000 between September 2007 and June 2009 to the registered capital of AoHong.  As of September 30, 2010 we owed $1,780,000 under this commitment to the noncontrolling owners of AoHong, who include Mr. Hu and his wife, Mrs. Ye.  Mr. Hu and Mrs. Ye had orally agreed to extend the due date to November 20, 2010.  On December 10, 2010 we paid the remaining $1,780,000 to fulfill the outstanding obligation for the registered capital of AoHong using all of the proceeds of the loan from Glodenstone (see “Recent Developments”).

In November 2007, we changed the name of our company to China America Holdings, Inc. to better reflect our business and operations at that time.

On August 31, 2007, we acquired a 60% interest in Big Tree, which together with its subsidiary Jieyang Big Tree, was a development stage company based in China that intended to operate in the toy business.  In 2008 we discontinued our Toy Distribution segment and we no longer own any interest in Big Tree or Jieyang Big Tree.  We do not intend to pursue any other business opportunities in the toy industry.

In the fourth quarter of 2008, we elected to discontinue our Biometrics segment and in January 2009, we sold our historical operations related to the Biometrics segment to Mr. Perler as described earlier in this section.

Significant Transactions.

On December 9, 2010 Glodenstone advanced to us $1,780,000 in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong as we negotiated the terms of an agreement to sell our 56.08% interest in AoHong to Glodenstone.  On December 10, 2010 we made the required payment to AoHong.  On December 23, we entered into a Membership Interest Sale Agreement with Glodenstone, Mr. Hu and Ms. Ye to sell our membership interest in AoHong to Glodenstone for aggregate consideration of $3,508,340, payable by cancellation of the $1,780,000 debt we owe Glodenstone and a $1,728,340 promissory note Glodenstone will issue to us at closing.  The promissory note issued by Glodenstone will bear interest at the rate of 5% per annum, will be due on December 31, 2011 with accrued interest and will be secured by the membership interest in AoHong which we have agreed to sell to Glodenstone. Also on December 23, 2010 we signed a promissory note agreeing to repay Glodenstone the $1,780,000 it advanced to us on December 9, 2010 (the “Glodenstone Note”).  We agreed to pay interest on this obligation at the rate of 5% per annum and the principal balance and accrued interest are due upon the earlier of May 31, 2011 or the closing on the sale of our 56.08% interest in AoHong to Glodenstone.  In addition, Mr. Hu will resign all positions with our company upon closing of this transaction which is conditioned upon the approval of our stockholders.

We agreed to file an information statement with the SEC in compliance with applicable U.S. Federal securities laws describing the sale of our interest in AoHong and use our best efforts to respond to any comments from the SEC in order to facilitate shareholder approval as required under the terms of the Membership Interest Sale Agreement and applicable law.

ITEM 1A.                                RISK FACTORS

An investment in our common stock involves a significant degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this annual report before deciding to invest in our common stock.  If any of the following risks and uncertainties were to develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

RISKS RELATED TO OUR COMPANY

WE WILL NEED TO RAISE CAPITAL TO SATISFY VARIOUS OBLIGATIONS.

We have approximately $13.9 million of short term obligations coming due during fiscal 2011 and we do not have sufficient capital to pay these obligations, including $8.8 million of debt payable by AoHong to various banks in the PRC and $0.8 million of loans and other amounts payable to China Direct, including a $400,000 promissory note for which the original due date of June 30, 2009 has since been extended, along with all of our other obligations to China Direct, to October 15, 2011, as well as $1.8 million payable under the Glodenstone Note due no later than May 31, 2011.  If the sale of AoHong is completed, the $0.8 million payable to China Direct and the $1.8 million Glodenstone Note will continue, and we do not have the financial resources to repay these amounts when they become due.  While we expect to receive $1.7 million in December 2011 in connection with the sale of AoHong, if the transaction is completed, we do not have any other sources to provide additional capital and we cannot assure you that funds will be available to us upon terms acceptable to us, if at all.  Currently, our only sources of working capital are funds generated from AoHong’s operations and the proceeds from the exercise, if any of our outstanding warrants.  There are also no assurances that any of our outstanding warrants will be exercised on a cash basis, if at all.  If we do not raise funds as needed, our ability to satisfy our obligations is in jeopardy.  In this event, you could lose all of your investment in our company.

WE MAY BE TREATED AS A SHELL CORPORATION AND CURRENTLY DO NOT HAVE PLANS TO ACQUIRE AN OPERATING BUSINESS AND MAY NOT BE ABLE TO IDENTIFY OR FULLY CAPITALIZE ON ANY APPROPRIATE BUSINESS OPPORTUNITIES.

If our stockholders approve the sale of AoHong and we do not acquire another business prior to completion of the transaction, we will not have any operating business. In that case, we will be treated as a shell corporation under Federal securities laws. In addition we would incur operating expenses while we consider a business combination with another operating company. We have not yet identified any appropriate business opportunities, and, due to a variety of factors outside of our control, we may not be able to identify or fully capitalize on any such opportunities. These factors include:

•	competition from other potential acquirors and partners of and investors in potential acquisitions, many of whom may have greater financial resources than we do;
•
in specific cases, failure to agree on the terms of a potential acquisition, such as the amount or price of our acquired interest, or incompatibility between us and management of the company we wish to acquire; and

•	the possibility that we may lack sufficient capital and/or expertise to develop promising opportunities.

Even if we are able to identify business opportunities that our Board deems appropriate, we cannot assure you that such a strategy will provide you with a positive return on your investment, and may in fact result in a substantial decrease in the value of your stock. In addition, if we enter into a combination with a business that has operating income, we cannot assure you that we will be able to utilize all or even a portion of our existing net operating loss carryover for federal or state tax purposes following such a business combination. If we are unable to make use of our existing net operating loss carryover, the tax advantages of such a combination may be limited, which could negatively impact the price of our stock and the value of your investment. These factors will substantially increase the uncertainty, and thus the risk, of investing in our shares.

OUR SOLE EXECUTIVE OFFICER WHO SERVES AS OUR CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER DOES NOT HAVE ANY EXPERIENCE WITH U.S. PUBLIC COMPANIES.

In January 2009, we appointed Mr. Shaoyin Wang as our President, Chief Executive Officer and Chief Financial Officer. Mr. Wang is located in China and does not have any experience in managing a U.S. public company.  In addition, Mr. Wang is not an accounting professional and does not have any experience in the application of accounting principles generally accepted in the United States of America or the rules and regulations of the SEC.  While we believe that Mr. Wang’s professional experience will benefit our current Chinese operations, we cannot assure you that his lack of experience with U.S. public companies will not result in greater professional and consulting expenses as we seek a business combination with another operating company.  These activities are expected to increase our reliance on third parties to assist us in meeting our reporting obligations under Federal securities laws which will adversely impact our results of operations in future periods.

RISKS RELATED TO AOHONG

The following risk factors relate to our subsidiary, Shanghai AoHong Chemical Co., Ltd. which we plan to sell upon stockholder approval. If our stockholders approve this sale, the following risk factors will no longer be applicable to our company.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include AoHong, which was organized under the laws of the PRC and all of its business and operations are conducted in China.  We are a party to certain contracts related to those operations.  While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses.  Because these contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions.  We anticipate that AoHong will likely enter into contracts in the future which will likewise omit these types of legal protections.  While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute under agreements which could have been avoided if the contracts were prepared in conformity with U.S. standards.  Contractual disputes which may arise from this lack of legal protection will divert management's time from the operation of our business and require us to expend funds attempting to settle a possible dispute.  This possible diversion of management time will limit the time our management would otherwise devote to the operation of our business, and the diversion of capital could limit the funds we have available to pay our ongoing operating expenses.

AOHONG'S OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION. IF IT FAILS TO COMPLY WITH THE APPLICABLE REGULATIONS, ITS ABILITY TO OPERATE IN FUTURE PERIODS COULD BE IN JEOPARDY.

AoHong is subject to various state and local regulations related to the distribution of chemicals.  It is also licensed by the Shandong Bureau of Quality and Technical Supervision to distribute chemicals.  While AoHong is in substantial compliance with all provisions of those registrations, inspections and licenses and has no reason to believe that they will not be renewed as required, any non-renewal by these governmental authorities could result in the cessation of its business activities which would have a material adverse effect on our results of operations in future periods.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS CAN BE EXPENSIVE, AND NONCOMPLIANCE WITH THESE REGULATIONS MAY RESULT IN ADVERSE PUBLICITY AND POTENTIALLY SIGNIFICANT MONETARY DAMAGES AND FINES.

AoHong’s operations must conform to the Industrial Chemical Control Law (ICCL) of the People’s Republic of China, the Management Regulation of Chemical Industry Environmental Protection and rules for private (non-state owned) companies doing business in China, Regulations on the Safety Administration of Dangerous Chemicals, and it is subject to registration and inspection by The Ministry of China Chemical Industry with respect to the distribution of chemical products in China.  AoHong is also required to comply with all national and local regulations regarding protection of the environment.  If AoHong fails to comply with present or future environmental regulations, it may be required to pay substantial fines, suspend production or cease operations. AoHong uses, generates and discharges toxic, volatile and otherwise hazardous chemicals and wastes in operations.  Any failure by AoHong to control the use of, or to restrict adequately, the discharge of hazardous substances could subject AoHong and our company to potentially significant monetary damages and fines or suspensions in AoHong’s business operations.

AOHONG AND OUR COMPANY DO NOT HAVE VARIOUS BUSINESS INSURANCE COVERAGE WHICH IS COMMONLY CARRIED BY U.S. COMPANIES

The insurance industry in China is still at an early stage of development.  Insurance companies in China offer limited business insurance products.  AoHong does not have any business liability or disruption insurance coverage.  Accordingly, any business disruption or natural disaster may result in our incurring substantial costs and the diversion of our resources which would result in a material adverse impact on its operations in future periods.

RISKS RELATED TO DOING BUSINESS IN CHINA

ALL OF AOHONG’S ASSETS AND ALL OF ITS OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

AoHong’s business operations could be restricted by the political environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a socialist market economy and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE.  BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity.  In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC.  Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model.  China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing.  Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH AOHONG MUST CONDUCT ITS BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.  WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of AoHong’s revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  At September 30, 2010 our PRC subsidiaries had approximately $2.1 million on deposit in banks in China, which represented substantially all of our cash.  We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect AoHong’s ability to achieve its stated business objectives.  If AoHong is unable to enforce any legal rights it may have under its contracts or otherwise, AoHong’s ability to compete with other companies in its industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS WILL BE DILUTIVE TO OUR EXISTING SHAREHOLDERS.

At September 30, 2010, we had 176,710,792 shares of our common stock issued and outstanding and the following securities which are convertible or exercisable into shares of our common stock were outstanding:

•
60,345,863 shares of our common stock issuable upon the exercise of common stock purchase warrants with exercise prices ranging from $0.04 to $0.50 per share with a weighted average exercise price of $0.083; and

•	8,500,000 shares of our common stock issuable upon exercise of outstanding options with exercise prices ranging from $0.07 to $0.20 with a weighted average exercise price of $0.091.

The exercise of these warrants or options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing shareholders.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, SHAREHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets.  Some of these measures have been adopted in response to legal requirements.  Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics.  Although we have adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so.  We have not adopted corporate governance measures such as an audit or other independent committees of our Board of Directors nor have we adopted a related persons transaction policy.  If we expand our board membership in future periods to include independent directors, we may seek to establish an audit and other committees of our Board of Directors.  It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.  Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock”, and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker/dealers are likely to undertake these compliance activities.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

ITEM 1B.                      UNRESOLVED STAFF COMMENTS.

Not applicable to a smaller reporting company.

ITEM 2.                         PROPERTIES.

Our principal offices are located in the Huating Economic & Development Area, Jiading District, Shanghai.  We own a 218,000 square foot facility which includes 98,100 square feet of workshop and office space, 33,790 square feet of warehouse space and 115.7 cubic meters of storage tanks.  This facility is owned by AoHong.

Land use rights in China emanate from an agreement with the Chinese government.  The land use rights are valued at approximately $87,763 (RMB 600,082).  Under the terms of the land use rights agreement, AoHong has these rights to use land until November 3, 2053.

In February 2009, AoHong Tianjin obtained the land use right for approximately 253,350 square feet of land located in Ji County Economic Development Park for approximately $751,394 which will be the location of a new production base and distribution facility for AoHong Tianjin.  Under the terms of the land use rights agreement, AoHong Tianjin has these rights until February 22, 2059.

Through its acquisition of Guangzhou AoHong in August 2010, AoHong acquired land use rights for an 8.1 acre parcel of land located in Aotou, Conghua City, China for approximately $1,752,212.  Aotou is located approximately 50 kilometers northwest of Guangzhou, China.  Guangzhou AoHong plans to construct a 20,000 metric ton capacity repackaging, mixing and distribution facility on this land.  In August 2010, AoHong purchased 3,391 square feet of office space and a proportionate share of the land use rights associated with that space in Shanghai, China from Shanghai Zhongye Xiangteng Investment Co., Ltd., an unrelated party for approximately $1.2 million.  Prior to our agreement to sell our interest in AoHong, we had planned to move our corporate headquarters to this office.  We have not determined where we will locate our corporate headquarters after completion of the sale of our interest in AoHong.

Upon the completion of the proposed sale of our interest in AoHong we will no longer own or have any rights to any of the aforementioned properties.

ITEM 3.                      LEGAL PROCEEDINGS.

We are not a party to any pending legal proceedings and, to our knowledge, none of our officers, directors or principal shareholders are party to any legal proceeding in which they have an interest adverse to us.

ITEM 4.                      (REMOVED AND RESERVED).

PART II

ITEM 5.                      MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is quoted on the OTCBB under the symbol CAAH.  The reported high and low sales prices for the common stock as reported on the OTCBB are shown below for the periods indicated.  The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
2009
First quarter ended March 31, 2009	$0.04	$0.01
Second quarter ended June 30, 2009	0.03	0.01
Nine months transition period ended September 30, 2009	0.02	0.01
2010
First quarter ended December 31, 2009	$0.03	$0.01
Second quarter ended March 31, 2010	0.03	0.01
Third quarter ended June 30, 2010	0.04	0.02
Fourth quarter ended September 30, 2010	0.03	0.01

On December 15, 2010, the last sale price of our common stock as reported on the OTCBB was $0.0132. As of December 15, 2010, there were approximately 879 record owners of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividend Policy

We have never paid cash dividends on our common stock.  Payment of dividends will be within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition.  In addition, under Florida law we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  If, however, the capital of our company, computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Recent Sales of Unregistered Securities

On August 18, 2010 we issued 8,000,000 shares of our common stock valued at $68,000 to China Direct for consulting services it performed during our third quarter of fiscal 2010 in connection with our August 2009 management and consulting agreement with them.  On October 14, 2010 we issued 8,000,000 shares of our common stock to China Direct valued at approximately $176,000 for consulting services it performed during our fourth quarter of fiscal 2010 in connection with this agreement.

Each issuance of our common stock described in this Item 2 was exempt from registration under the Securities Act of 1933, as amended in reliance on an exemption provided by Section 4(2) of that act. China Direct was an accredited or otherwise sophisticated investor who had such knowledge and experience in business matters and was capable of evaluating the merits and risks of the prospective investment in our securities. In addition, China Direct had access to business and financial information concerning our company.

ITEM 6. SELECTED FINANCIAL DATA.

Not applicable to a smaller reporting company.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

Change in Fiscal Year End

Effective September 7, 2009, we changed our fiscal year end from December 31 to September 30.  We have defined various periods that are covered in this report as follows:

•	“fiscal 2010” — October 1, 2009 through September 30, 2010.
•	“twelve months ended September 30, 2009” - October 1, 2008 through September 30, 2009
•	“2009 transition period” — the nine month period from January 1, 2009 through September 30, 2009.
•	“fiscal 2008” — January 1, 2008 through December 31, 2008.

As a result of the change in our fiscal year end, we are comparing our audited results of operations for the fiscal year ended September 30, 2010 to the unaudited twelve month period ended September 30, 2009. Our transition period for the fiscal year ended September 30, 2009 covered a period of nine months. We believe that a comparison of 12 month periods enhances a reader’s understanding of our results of operations.

OVERVIEW OF OUR PERFORMANCE AND OPERATIONS

Recent Developments

On December 9, 2010 Glodenstone Development Limited, a British Virgin Islands company (“Glodenstone”), advanced to us $1,780,000 in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong in connection with our negotiating the terms of an agreement to sell our 56.08% interest in AoHong to Glodenstone.  On December 10, 2010 we made the required payment to AoHong.  On December 23, 2010 we entered into a Membership Interest Sale Agreement with Glodenstone, Mr. Aihua Hu and Ying Ye, to sell our 56.08% membership interest in AoHong to Glodenstone for $3,508,340.  The purchase price is payable by cancellation of the $1,780,000 debt we owe Glodenstone and a $1,728,340 promissory note Glodenstone will issue to us at closing.  Completion of this transaction is subject to stockholder approval.  See Business – Our History – Significant Transactions.

Our board of directors determined it was in our best interests to sell our interest in AoHong because of the difficulties in securing not only the capital to fund our remaining capital contribution obligations to AoHong, but additional capital necessary to properly finance its operations.  The sale of our interest in AoHong will constitute a sale of all or substantially all of our assets and all of our business operations, including the revenues and expenses associated with the operation of AoHong.  Consequently, if we do not acquire another business prior to completion of the sale, we will be treated as a shell corporation under Federal securities laws.  We expect that we will then seek a business combination with an operating entity which, while wishing to avail itself of the benefits of being a U.S. public company, does not require the immediate level of capital AoHong requires.

If our stockholders approve the sale of our interest in AoHong to Glodenstone, AoHong’s operations will no longer be part of our business.  The following discussion relates to AoHong’s operations and is applicable to our company so long as we own a controlling interest in AoHong.

AoHong’s Business

All of our operations are conducted through and revenues are generated by our AoHong subsidiary, which sells and distributes assorted chemicals in China.  Substantially all of AoHong’s revenues are generated through the sale and distribution of Freon-based liquid coolants.  While AoHong’s products can be employed in a variety of applications, we primarily sell and distribute refrigerants for use in air conditioning systems.  We also sell and distribute chemical products used in chemical and pharmaceutical industries for the applications of fire extinguishing agents, aerosol sprays, insecticides, and tetrahydrothiophene (“THT”).

AoHong’s main product group is liquid coolants which are employed primarily as refrigerants in air conditioning systems. AoHong's operations are comprised of two basic functions:

•	Single Freon-based chemical products, which are distributed either in bulk quantities or in smaller packages.
•
Multiple Freon-based chemical products, which are custom mixed of various raw materials at our facilities in accordance with customer specifications and distributed either in bulk quantities or in smaller packages.

AoHong’s customers include manufacturers and retailers of air conditioning systems, refrigerators, automobiles, coolants, pharmaceuticals and chemicals.  In fiscal 2010, approximately 88% of its net revenues were from the sale of single-freon based refrigerants, 10% were from the sale of multiple-freon based refrigerants and approximately 2% were from the sale of non-refrigerant chemical compounds.   Approximately 67% of AoHong’s products are utilized domestically while the balance is typically exported.

AoHong distributes products within China to 16 provinces and districts including Liaoning, Jilin, Beijing, Xinjiang, Shangxi, Chongqing, Sichuan, Jiangsu, Zhejiang, Anhui, Guangdong, Hainan, Hong Kong and Taiwan. AoHong exports to countries in Southeast Asia, Africa, Europe, Australia such as Spain, South Africa, Australia, Russia and Thailand.  In November 2008, AoHong created AoHong Tianjin to expand its distribution channels to the Beijing region. In July 2010, AoHong acquired a 100% interest in Guanzghou AoHong to expand its production base and distribution channels in the Guangdong province and neighboring regions in southeastern China.

Discontinued Operations

In 2008 we discontinued our Biometrics segment, which represented less than 1% of our consolidated revenues.  In January 2009 we sold our historical operations related to the Biometrics segment to our former CEO and AoHong’s operations now represent all of our business and operations.

Our Performance

Our net revenues in fiscal 2010 totaled $51.0 million, an increase of $20.2 million, or 65.6%, compared to the twelve months ended September 30, 2009.  Our gross profit increased to $4.1 million in fiscal 2010 from $2.1 million in the twelve months ended September 30, 2009.  Our income from continuing operations for fiscal 2010 was $1.0 million, compared to a loss from continuing operations of $0.6 million for the twelve months ended September 30, 2009.  Our fiscal 2010 net income of $0.4 million is comprised of $1.4 million of income associated with AoHong, of which we own 56%, and $1.0 million of expenses associated with the U.S. corporate activities of China America.  As a result, we have a net loss attributable to China America Holdings, Inc. of $0.2 million in fiscal 2010, compared to $0.9 million for the twelve months ended September 30, 2009.

Our Outlook

If our stockholders approve the sale of AoHong and we do not acquire another business prior to completion of the transaction, we will not have any operating business. We have not yet identified any appropriate business opportunities, and, due to a variety of factors outside of our control, we may not be able to identify or fully capitalize on any such opportunities.  We expect, however, that we will seek a business combination with an operating entity wishing to avail itself of the benefits of being a U.S. public company that does not require the immediate level of capital AoHong requires.

RESULTS OF OPERATIONS

Year ended September 30, 2010 compared to Twelve Months ended September 30, 2009 (unaudited)

The following table summarizes our results from continuing operations for fiscal 2010, the twelve months ended September 30, 2009 and the 2009 transition period.  The percentages represent each line item as a percentage of revenues.

	For the Twelve Months Ended September 30,				For the Nine Months Ended
	2010		2009		September 30, 2009
			(unaudited)
Net revenues	$50,972,109	100.0%	$30,781,461	100.0%	$22,883,725	100.0%
Cost of sales	46,835,813	91.9%	28,640,287	93.0%	20,967,658	91.6%
Gross profit	4,136,296	8.1%	2,141,174	7.0%	1,916,067	8.4%

Total operating expenses	3,085,398	6.1%	2,452,300	8.0%	2,098,840	9.2%
Other expenses	(24,321)	0.0%	(324,306)		(5,164)

Income (loss) from continuing operations before
taxes and noncontrolling interest	1,026,577	2.0%	(635,432)	-2.1%	(187,937)	-0.8%

Loss from discontinued operations	-		(168,685)		(75,375)
Loss before income taxes and
noncontrolling interest	1,026,577	2.0%	(804,117)	-2.6%	(263,312)	-1.2%

Provision for income taxes	(594,859)	-1.2%	(84,271)	-0.3%	(98,739)	-0.4%
Net income (loss)	431,718	0.8%	(888,388)	-2.9%	(362,051)	-1.6%
Less: income attributable to noncontrolling interest	(634,084)	-1.2%	(27,543)	-0.1%	(91,768)	-0.4%

Net loss attributable to China America Holdings, Inc.	(202,366)	-0.4%	(915,931)	-3.0%	(453,819)	-2.0%

Net revenues in fiscal 2010 increased by 65.6% as compared to the twelve months ended September 30, 2009.  The increase was largely due to higher selling prices, particularly on the R22 refrigerant, which represented approximately 46% of our fiscal 2010 revenues.  Our overall average selling price per metric ton increased by approximately $841, or 52%, and we had an increase in unit sales of 9%, from 19,021 metric tons in the twelve months ended September 30, 2009 to 20,780 metric tons in fiscal 2010.

Cost of sales includes the cost of raw materials, and applied manufacturing overhead for repackaging and custom mixing.  Our cost of sales for fiscal 2010 increased $18.2 million, or 63.5%, compared to the twelve months ended September 30, 2009.  Approximately $15.6 million of this increase is attributable to the increase in our average cost per metric ton of approximately $748, with the remainder being the result of the increased sales volume.  As the increase in our average selling price per unit exceeded the increase in our average unit cost, our gross profit margin improved to 8.1% in fiscal 2010 from 7.0% in the twelve months ended September 30, 2009.  Our cost of sales was adversely impacted by a one-time disruption of shipments of supplies during the third fiscal quarter due to severe flooding in the upper Yangtze delta region, resulting in an 81% increase in the cost of the R22 refrigerant, a 56% increase in the cost of R134, and a 5.0% increase in manufacturing costs and applied overhead during the third quarter.

Total operating expenses increased by 25.8% during fiscal 2010 as compared to the twelve months ended September 30, 2009.  Included in this change are the following:

•
Selling expenses, which primarily consist of shipping and freight charges, salesperson compensation and travel expenses, increased by $0.2 million, or 24.5%, mainly due to the increase in sales volume and an increase in shipping expenses associated with the opening of our Tianjin facility.  As a percentage of revenues, selling expenses decreased from 2.7% of revenues for the twelve months ended September 30, 2009 to 2.1% in fiscal 2010.

•
Our China America U.S. operating expenses, which largely consist of independent accounting fees, investor relations expenses and consulting and other professional fees associated with being a public company, increased by $0.4 million, due to a$0.2 million increase in stock-based consulting expense incurred under our agreements with China Direct and a $0.2 million increase in third party consulting and investor relations expenses.  We also had an increase of $0.1 million in independent accountant fees in fiscal 2010.  These amounts were partially offset by $0.1 million in stock-based compensation expense incurred recognized in 2009 in connection with a stock grant to Mr. Aihua Hu, with no comparable amount in fiscal 2010.

The services provided under our agreements with China Direct include, but are not limited to, acting as our representative in the United States, general business consulting, management of professional resources, coordination and preparation of SEC filings and other public disclosures, assistance in financial management and the implementation of internal controls, investor relations, and assisting in the implementation of acquisitions and financing transactions.

Total other expenses, net, decreased by $0.3 million in fiscal 2010 compared to the twelve months ended December 31, 2009, and reflects the absence of the $0.3 million loss on the sale of marketable securities incurred in the twelve months ended September 30, 2009 and a $0.2 million gain associated with the acquisition of Jinqian Chemical in the first quarter of fiscal 2010.  The excess of the assets acquired in the Jinqian Chemical acquisition above the purchase price takes into account that the acquired business was established with the assistance with our principal shareholder and the fact that Jinqian’s primary customer was AoHong, such that the majority of Jinqian Chemical’s retained earnings were derived from sales to AoHong.  These items were partially offset by $0.2 million loss related to the derivative liability associated with our outstanding warrants.

During the twelve months ended September 30, 2009 we incurred $0.2 million in losses from our discontinued Biometrics segment, with no comparable amount in fiscal 2010.

The $0.5 million increase in the provision for income taxes is the result of higher pre-tax income generated by AoHong.  Primarily as a result of the increase in gross profit, AoHong’s pre-tax income was $2.0 million in fiscal 2010, compared to $0.1 million in the twelve months ended September 30, 2009.  We do not generate any revenues in the U.S. and our corporate expenses result in net loss carryforwards for U.S. tax purposes, for which we maintain a full valuation allowance and thus do not record any income tax benefit.

Our net income for fiscal 2010 was $0.4 million, compared to a net loss of $0.9 million net loss incurred during the twelve months ended September 30, 2009, as the increase in our income from continuing operations was partially offset by the higher provision for income taxes.

Our fiscal 2010 net income of $0.4 million is comprised of $1.4 million of income at AoHong, of which we own 56%, and $1.0 million of expenses associated with the U.S. corporate activities of China America..  As a result, we have a net loss attributable to China America Holdings, Inc. of $0.2 million in fiscal 2010 after giving effect to the noncontrolling interest holders’ interest in AoHong’s net income.  Our net loss of $0.9 million for the twelve months ended September 30, 2009 reflected approximately $0.7 million of total expenses associated with the U.S. corporate activities of China America and a $0.2 million loss from discontinued operations, with AoHong operating at just below break-even.  As a result, our net loss attributable to China America Holdings, Inc. was $0.9 million for the twelve months ended September 30, 2009.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate adequate amounts of cash to meet its needs for cash.  The following table provides a comparison of the components of our working capital between September 30, 2010 and September 30, 2009:

	September 30, 2010	September 30, 2009	Increase (decrease)%
Cash	$2,065,745	1,721,231	$344,514	20.0%
Accounts receivable, net	4,838,688	2,782,814	2,055,874	73.9%
Note receivable	379,103	829,890	(450,787)	-54.3%
Inventories	2,112,559	2,165,567	(53,008)	-2.4%
Restricted cash	3,315,935	877,501	2,438,434	277.9%
Tax receivable	160,394	43,137	117,257	271.8%
Advance on purchases	292,763	112,974	179,789	159.1%
Prepaid expenses and other current assets	577,996	439,486	138,510	31.5%
Total current assets	13,743,183	8,972,600	4,770,583	53.2%

Notes payable	8,816,072	3,036,290	5,779,782	190.4%
Notes payable - related party	494,000	400,000	94,000	23.5%
Accounts payable and accrued expenses	1,253,490	893,391	360,099	40.3%
Advances from customers	1,167,357	199,905	967,452	484.0%
Taxes payable	1,069,686	458,570	611,116	133.3%
Due to related parties	484,092	228,467	255,625	111.9%
Derivative liability	189,358	-	189,358
Other liabilities	244,431	-	244,431
Total current liabilities	13,718,486	5,216,623	8,501,863	162.9%

At September 30, 2010 we had net working capital of $1.2 million, exclusive of advances received from customers, compared to net working capital of $4.0 million, excluding advances from customers, at September 30, 2009.  The change is mainly due to an increase in short term debt of $5.8 million to finance our capital expenditures of $2.8 million, including $1.2 million for new office space and related land use rights for AoHong’s new Shanghai offices, and our acquisition of Guangzhou AoHong for $1.7 million, partially offset by the increase in restricted cash.  Restricted cash pertains to deposits held in creditor financial institutions as partial security for our outstanding notes payable.

Our accounts receivable, net of allowance for doubtful accounts, at September 30, 2010 totaled $4.8 million, an increase of $2.1 million compared to September 30, 2009, due to a 65.6% increase in our net revenues in fiscal 2010.  Our normal payment terms for our customers range from 30 to 60 days.  We believe that our allowance for doubtful accounts adequately addresses the risk of nonpayment by our customers.

Notes receivable represent the amounts due from customers for the purchases of finished goods where a Chinese bank has guaranteed the payment of the receivable.  This amount is non-interest bearing and is normally paid within three to six months.  Our notes receivable totaled $0.4 million at September 30, 2010, a decrease of $0.5 million as a result of payments received under the terms of the notes.  Based upon historical experience with these customers, AoHong anticipates that the balance of these notes receivable will be paid in accordance with each of their respective terms.

Advances on purchases, prepaid expenses and other current assets, which represent prepayments to vendors for merchandise that had not yet been shipped and miscellaneous receivables, increased by a total of $0.3 million in fiscal 2010.  While the increase is largely attributable to timing differences in orders places in the ordinary course of business, the percentage increase is indicative of the higher revenues generated in fiscal 2010.

As previously noted, our notes payable increased by $5.8 million in fiscal 2010.  The increase is a result of increased bank borrowings necessary to support our operations, including capital expenditures to develop the Tianjin facility and purchase the Shanghai office, and the acquisition of Guangzhou AoHong.  During fiscal 2010 AoHong borrowed a total of $8.8 million which is due on various dates in fiscal 2011 and is partially secured by the $3.3 million of restricted cash.  Approximately $4.5 million of AoHong’s outstanding notes payable as of September 30, 2010 matured and was paid prior to December 29, 2010.  There are no financial covenants associated with any of this indebtedness.

Our related party notes payable reflects amounts owed to China Direct under a $400,000 promissory note originally due June 30, 2009 for which the due date has been extended, with all of our other obligations to China Direct, to October 15, 2011, and additional working capital loans made to us by China Direct during fiscal 2010 in the amount of $94,000.  China Direct is a significant shareholder, owning approximately 30% of our common stock as of October 31, 2010.

Our accounts payable and accrued expenses totaled $1.3 million at September 30, 2010 an increase of $0.4 million from September 30, 2009.  This increase was primarily the result of timing differences of payments made against payables and new orders placed during the ordinary course of business.

Advances from customers totaled $1.2 million at September 30, 2010, an increase of $1.0 million from September 30, 2009.  This increase was primarily as a result of increased orders received by AoHong during the third and fourth quarters of fiscal 2010 due to the customary busy summer season and significant revenue growth.  These advances represent the deposits on orders we require before we ship goods to our customers.

Taxes payable totaled $1.1 million at September 30, 2010, an increase of $0.6 million compared to September 30, 2009.  The increase in taxes payable at September 30, 2010 from September 30, 2009 was primarily a result of larger provision for income tax during fiscal 2010 due to a higher net income at AoHong.

Our due to related parties at September 30, 2010 totaled $0.5 million, an increase of $0.3 million from September 30, 2009, which was primarily attributable to an increase of $0.2 million due to China Direct, including reimbursable professional and consulting fees paid by China Direct on our behalf, and interest payable on notes outstanding.   Due to related parties at September 30, 2010 also includes $29,000 payable to relatives of Mr. Aihua Hu, CEO of AoHong.

Under the acquisition agreement with AoHong, we were required to provide an aggregate of $3.4 of capital between September 2007 and June 2009.  As of September 30, 2010, $1.8 million of this amount remained due to AoHong.   On December 10, 2010, we used the proceeds from the loan from Glodenstone to make the required payment to AoHong and fulfilled the outstanding obligation for the registered capital of AoHong.

Since December 2008 AoHong has invested approximately $3.4 million in the Tianjin Special Economic Development Zone to expand its storage capacity and market reach in the northern market.  On May 1, 2010 AoHong completed the first phase of this 8,000 metric ton capacity facility and began trial production.  AoHong went into full production at this facility in July 2010.

In August 2010, AoHong purchased 3,391 square feet of office space in Shanghai, China from Shanghai Zhongye Xiangteng Investment Co., Ltd., an unrelated party for approximately $1.2 million.

In August, 2010 AoHong acquired a 100% ownership interest in Guangzhou AoHong for approximately U.S. $1.7 million in cash.  Guangzhou AoHong holds the use rights to an 8.1 acre parcel of land located in Conghua City, China, and plans to use this parcel of land to construct a 20,000 metric ton capacity coolant repackaging, mixing and distribution facility in the Conghua Development Zone in Guangdong Province, China.

AoHong has approximately $11.0 million of short term obligations coming due during fiscal 2011, including $8.8 million of debt payable to various banks in the PRC.  In addition, we currently owe $0.8 million to China Direct, which is comprised of $0.5 million of working capital loans plus accrued interest and approximately $0.3 million of third party expenses paid by China Direct on our behalf and $1.8 million to Glodenstone.  If the sale of AoHong is completed, the $0.8 million payable to China Direct and the $1.8 million Glodenstone Note will continue, and we do not have the financial resources to repay these amounts when they become due.  While we expect to receive $1.7 million in December 2011 in connection with the sale of AoHong, if the transaction is completed, we do not have any other sources to provide additional capital and we cannot assure you that funds will be available to us upon terms acceptable to us, if at all.

Currently, our only sources of working capital are funds generated from AoHong’s operations and the proceeds from the exercise, if any of our outstanding warrants.  Upon the completion of the sale of AoHong we will not have any operations from which to generate cash and there are also no assurances that any of our outstanding warrants will be exercised on a cash basis, if at all. If we do not raise funds as needed, our ability to satisfy our obligations is in jeopardy.  In this event, you could lose all of your investment in our company.

Cash Flow Activities

Cash provided by operating activities totaled $1.5 million in fiscal 2010 compared to $1.1 million during the September 2009 transition period.  The following table summarizes the components of cash flow from operations for fiscal 2010 and the 2009 transition period:

(in thousands)	2010	2009
Net income (loss)	$432	$(362)
Depreciation and amortization, stock-based compensation and other non-cash gains and losses	906	877
(Increase) decrease in accounts and notes receivable	(1,466)	1,105
(Increase) decrease in inventory	102	(441)
(Increase) decrease in prepaids and other current assets	(427)	296
Increase (decrease) in accounts payable, accrued expenses and other payables	1,127	(96)
Increase (decrease) in advances from customers	946	(225)
Other, net	(123)	(41)
Total cash provided by operating activities	$1,497	$1,113

Cash used in investing activities during fiscal 2010 totaled $4.6 million and was mainly comprised of capital expenditures of $2.8 million and the acquisition of Guangzhou AoHong for $1.7 million.  During the 2009 transition period, net cash used in investing activities of $1.4 million was attributable to the purchase of property and equipment of $1.0 million and $0.4 million of prepaid construction for the Tianjin facility.

Cash received from financing activities in fiscal 2010 totaled $3.4 million, as $8.7 million of new bank borrowings was largely offset by the repayment of $3.0 million of notes payable and a $2.4 million increase in restricted cash as security for the new borrowings.  During the 2009 transition period, net cash used in financing activities was $0.3 million, as the net proceeds of $3.0 million from notes payable were more than offset by the repayment of $2.6 million of notes payable and an increase in restricted cash of $0.7 million.

As a result of the above, net cash increased by $0.3 million during fiscal 2010 transition period, including the $0.2 million increase on our cash balances from the effect of exchange rate changes.

Substantially all of our cash is held in the form of RMB at financial institutions located in the PRC, where there is no equivalent of federal deposit insurance as in the United States.  As a result, cash accounts at financial institutions in the PRC are not insured.  We have not experienced any losses in such accounts as of September 30, 2010.  In 1996, the Chinese government introduced regulations which relaxed restrictions on the conversion of the RMB; however restrictions still remain, including but not limited to restrictions on foreign invested entities.  Foreign invested entities may only buy, sell or remit foreign currencies after providing valid commercial documents at only those banks authorized to conduct foreign exchanges.  Furthermore, the conversion of RMB for capital account items, including direct investments and loans, is subject to PRC government approval.  Chinese entities are required to establish and maintain separate foreign exchange accounts for capital account items.  We cannot be certain Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.  Accordingly, cash on deposit in banks in the PRC is not readily deployable by us for purposes outside of China.

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.  An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	Any obligation under certain guarantee contracts;
•	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;
•
Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder's equity in our statement of financial position; and

•
Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

As of the date of this report, we do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations.  In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations.  These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Critical Accounting Policies

A summary of significant accounting policies is included in Note 1 to the unaudited consolidated financial statements included elsewhere in this report.  We believe that the application of these policies on a consistent basis enables our company to provide useful and reliable financial information about our operating results and financial condition.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.  We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

The consolidated financial statements include the accounts of China America and our wholly and majority-owned subsidiaries, including AoHong and its subsidiaries.  All material inter-company transactions have been eliminated.  We own 56.08% of AoHong under the terms of the June 27, 2007 transaction, from which $1,780,000 of the purchase price remained unpaid and outstanding as of September 30, 2010.  On December 10, 2010 we paid the remaining $1,780,000 to fulfill the outstanding obligation to contribute registered capital to AoHong.

Accounts receivable are presented net of an allowance for doubtful accounts.  We review the accounts receivable on a periodic basis and record general and specific allowances when there is doubt as to the collectability of individual balances.  In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, customer's payment history, its current credit-worthiness and current economic trends.  Accounts are written off after all collection efforts have been exhausted.

We apply paragraph 605-10-S99-1 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for revenue recognition.  We recognize revenue when it is realized or realizable.  We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  The following policies reflect specific criteria for our various revenues streams:

•	We generate revenue from the sale of our products and record revenues from the sale of products when the goods are shipped, title passes, and collectability is reasonably assured.
•
Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable.

•	Revenue from the performance of services is recognized upon completion of the service.

We have adopted ASC subtopic 360-10-35-17 for long-lived assets.  Our business is highly regulated.  Any negative change in regulatory and environmental policies, technical specifications, and customer acceptance of our products may have an adverse effect on our business operations, including any possible cessation of our operating activities, or otherwise impair the usefulness and fair market value of our property, plant and equipment.  These changes in circumstances and other changes we may encounter in the future may require us to perform additional impairment analyses of our plant, property and equipment and other long-lived assets beyond the regular annual analysis.  We performed our last impairment analysis on or around September 30, 2010, and determined that there was no impairment to our long-lived assets.

As part of our accounting policies and procedures we perform an impairment analysis on an annual basis. We performed our last impairment analysis on or around September 30, 2010, and determined that there was no impairment to our long-lived assets other than our scheduled depreciation on a straight-line basis.  In addition, we have concluded that the fair value of our long lived assets were substantially in excess of the carrying values on our balance sheet included in this report.

Inventories are stated at the lower of average cost or market price and consist of raw materials and finished goods.  An allowance is established when management determines that certain inventories may not be saleable.  If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record an allowance for the difference between the cost and the market value.  These reserves are recorded based on estimates.  We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory, if necessary.  If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained.  Our inventory allowances establish a new cost basis for inventory and are not reversed until we sell or dispose of the related inventory.  Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements.

Recent Accounting Pronouncements

 The FASB issued Accounting Standards Update (“ASU”) No. 2010-20. Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, on July 21, 2010, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables.  This guidance is effective for interim and annual periods ending on or after December 15, 2010.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

Accounting for decreases in ownership of a subsidiary - In January 2010, the FASB issued ASU 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary,” which clarifies the scope of the guidance for the decrease in ownership of a subsidiary in ASC 810, “Consolidations,” and expands the disclosures required for the deconsolidation of a subsidiary or de-recognition of a group of assets. This guidance was effective on January 1, 2010.   We have adopted this guidance and it did not have an effect on the accompanying consolidated financial statements.

The FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (ASC Topic 820-10) – Improving Disclosures about Fair Value Measurements.”

ASU No. 2010-06 provides amendments to ASC Subtopic 820-10 that requires new disclosures as follows:

1.
Transfers in and out of Level 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

2.
Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number.)

ASU No. 2010-06 provides amendments to ASC Subtopic 820-10 that clarifies existing disclosures as follows:

1.
Level of disaggregation.  A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position.  A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

2.
Disclosures about inputs and valuation techniques.  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

In January 2010, the FASB issued ASU 2010-01, “Accounting for Distributions to Shareholders with Components of Stock and Cash,” which clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend for purposes of applying ASC 505, “Equity,” and ASC 260, “Earnings Per Share.”  This guidance was effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  The application of the requirements of this guidance had no effect on the accompanying consolidated financial statements.

In September 2009, the FASB issued the ASU No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”, which represents technical corrections to ASC Topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to ASC section 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent).  The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of ASC Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with ASC Topic 820.  The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be made by the investee), and the investment strategies of the investees.  The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in ASC section 320-10-50-1B.  The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient.  The application of the requirements of this guidance had no effect on the accompanying consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value”, which provides amendments to ASC section 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities.  This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

1.	A valuation technique that uses: (a)the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets.

2.
Another valuation technique that is consistent with the principles of ASC topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.  The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The application of the requirements of this guidance had no effect on the accompanying consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies.  Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

This report contains forward-looking statements. The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is discussed in greater detail under Item 1A – “Risk Factors” in this report.

We caution that the factors described in Item 1A of this report and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable to a smaller reporting company.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements are contained in pages F-1 through F-21, which appear at the end of this annual report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 9A. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer who also serves as Chief Financial Officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this report (the "Evaluation Date").  Our evaluation included business activities which were part of our company for the entire fiscal 2010 period and excluded Guangzhou AoHong which was acquired in August 2010, did not have any revenues, and represented approximately 7.5% of our total assets on a consolidated basis.  Based on this evaluation, our Chief Executive Officer who also served as our principal executive officer and principal financial and accounting officer concluded that as of September 30, 2010 our disclosure controls and procedures were not effective such that the information relating to our company, including our consolidating subsidiaries, required to be disclosed in our SEC reports (i) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and (ii) is accumulated and communicated to our management, including our Chief Executive Officer, to allow timely decisions regarding required disclosure. Our management concluded that our disclosure controls and procedures were not effective as described in more detail below. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected

Based on the evaluation we determined that our disclosure controls and procedures were not effective as a result of our lack of controls over accounting and financial reporting we overstated our inventory and understated our cost of goods sold in conjunction with our acquisition of Shanghai Jinqian Chemical Co., Ltd. that caused us to restate our consolidated financial statements for the three month period ended December 31, 2009 as described in Note 1 to Financial Statements included in this report.  Solely as a result of this material weakness, our management, including our CEO who also serves as our CFO, concluded that our disclosure controls and procedures were not effective as of September 30, 2010.

Our management, including our Chief Executive Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud.  A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs.  Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.

Management Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended).  Our management assessed the effectiveness of our internal control over financial reporting as of September 30, 2010.  In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in Internal Control-Integrated Framework.  Our management has concluded that, as of September 30, 2010, our internal control over financial reporting was not effective based on these criteria.

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting.  Our management's report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management's report in this annual report.

Remediation of Material Weakness in Internal Control

In the fourth quarter of fiscal 2010, we made efforts to develop an overall process to identify and record all acquisitions and consolidations and a review process to assess compliance.  We cannot be assured that our efforts will be sufficient to remediate the material weaknesses described above in light of our plans to sell our interest in AoHong and our limited financial resources.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting during our fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B. OTHER INFORMATION.

On December 9, 2010 Glodenstone advanced to us $1,780,000 in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong as we negotiated the terms of an agreement to sell our 56.08% interest in AoHong to Glodenstone.  On December 10, 2010 we made the required payment to AoHong.  On December 23, we entered into a Membership Interest Sale Agreement with Glodenstone, Mr. Hu and Ms. Ye to sell our membership interest in AoHong to Glodenstone for aggregate consideration of $3,508,340, payable by cancellation of the $1,780,000 debt we owe Glodenstone and a $1,728,340 promissory note Glodenstone will issue to us at closing.  The promissory note issued by Glodenstone will bear interest at the rate of 5% per annum, will be due on December 31, 2011 with accrued interest and will be secured by the membership interest in AoHong which we have agreed to sell to Glodenstone. Also, on December 23, 2010 we signed a promissory note agreeing to repay Glodenstone the $1,780,000 it advanced to us on December 9, 2010.  We agreed to pay interest on this obligation at the rate of 5% per annum and the principal balance and accrued interest are due upon the earlier of May 31, 2011 or the closing on the sale of our 56.08% interest in AoHong to Glodenstone. In addition, Mr. Hu will resign all positions with our company upon closing of this transaction which is conditioned upon the approval of our stockholders.

We agreed to file an information statement with the SEC in compliance with applicable U.S. Federal securities laws describing the sale of our interest in AoHong and use our best efforts to respond to any comments from the SEC in order to facilitate shareholder approval as required under the terms of the Membership Interest Sale Agreement and applicable law.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

Directors and Executive Officers

The following individuals serve as our executive officers and members of our Board of Directors:

Name	Age	Positions
Shaoyin Wang	48	Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer
Aihua Hu	48	Chief Executive Officer, AoHong and Director

Shaoyin Wang. Mr. Wang has served as our Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board of Directors since January 2009.  From June 2006 until November 2008 he was the Director of the Information Department of Shanghai Mingjia Real Estate Development Co., Ltd.  From January 2004 to May 2006, Mr. Wang was the vice president of Shanghai Zhida Industrial Technology Development Co., Ltd.  Mr. Wang was a marketing manager of Shanghai Yazheng Information Technology Co., Ltd. from October 2000 to December 2003.  From 1994 to 2000, Mr. Wang travelled in Auckland, New Zealand and received training in business administration at Auckland Institute of Technology.  From November 1990 to August 1994, Mr. Wang was a marketing manager in the Shanghai Representative Office of Hongkong Yilong Technology Development Co., Ltd. Mr. Wang was a teacher at the Shanghai Police College from August 1984 to October 1990. Mr. Wang received a Bachelor’s Degree in Computer Science from Shanghai University in 1984.

Aihua Hu.  Mr. Hu has served as CEO of AoHong since co-founding the company in February 2000 and has been a member of our Board of Directors since September 2009.  From May 1993 to April 2000, Mr. Hu served as Vice General Manager of Shanghai Lixin Gas Co., Ltd., an industrial gas and refrigerant manufacturer located in Shanghai.  As Vice General Manager Mr. Hu was responsible for sales and business development.  From September 1982 to May 1993, Mr. Hu worked for Shanghai Chemical Light Industry Co., Ltd. responsible for sales and marketing.  Mr. Hu is a noncontrolling member of AoHong.

There are no family relationships between any of the executive officers and directors, except as set forth above.  Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

Key Employees

Following is biographical information on those persons whom we consider key employees of AoHong:

Ms. Limin Yang Ms. Yang has served as the Chief Financial Officer of AoHong  since February 2009 and was the Director of the Accounting Department of the company from November 2005 to February 2009.  Prior to joining AoHong, Ms. Yang was the Accounting Manager for Shanghai Farun Environmentally-Sound Materials Co., Ltd. from May 2003 to October 2005.  Ms. Yang started her career as the Director of Accounting Department for Shanghai Lixin Gas Co., Ltd. from March 1998 to April 2003.  Ms. Yang obtained the Associate Degree in Accounting from Shanghai University of Finance & Economics in July 1998 and the Bachelor Degree in Foreign Trade and Economics from Fudan University in July 2004.

Director Qualifications

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led to our conclusion that such person should be serving as a member of our Board of Directors as of the date of this annual report in light of our business and structure.  In addition to their individual skills and backgrounds which are focused on our industry as well as financial and managerial experience, we believe that the collectively skills and experience of our Board members are well suited to guide us as we continue to grow our company.

Shaoyin Wang.  Mr. Wang has over 10 years of experience in the operation of businesses in China in the areas of real estate and information technology.  He has significant experience in managing companies in China and has many professional contacts which serve to promote our efforts to identify a business in China.

Aihua Hu.  Mr. Hu has agreed to step down from our Board of Directors upon completion of the sale of our interest in AoHong. See Item 9B. Other Information.

Compliance with Section 16(a) of The Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.  Based on our review of the copies of such forms received by us, and to the best of our knowledge, all executive officers, directors and persons holding greater than 10% of our issued and outstanding stock have filed the required reports in a timely manner during the year ended September 30, 2010 except for one Form 3 and 11 Form 4’s that were required under Section 16(a) and were filed late by China Direct, reflecting three awards of shares of an aggregate of 22,000,000 shares of our common stock as compensation and ten sales of an aggregate of 1,793,500 shares in April 2010 and September 2010 at sales prices ranging from $0.022 to $0.045 per share.  The sales by China Direct of our common stock resulted in $41,317.75 in “short swing profits” as defined in Section 16 of the Exchange Act which it has agreed to disgorge to us.
.
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees.  Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  Any employee who violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to and including termination of his or her employment.

We will provide a copy, without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to 333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, China 201811, Attention: Corporate Secretary.

Committees of the Board of Directors

Our Board of Directors has not established any committees, including an Audit Committee, a Compensation Committee a Nominating Committee, or any committee performing a similar function.  The functions of those committees are being undertaken by the entire board as a whole.  Because we do not have any independent directors, our Board of Directors believes that the establishment of committees of the Board would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees.  We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed.  Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.  Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future.  While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

None of our directors is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K.  In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions

While we would prefer that one or more of our directors be an audit committee financial expert, the individuals whom we have been able to attract to our Board do not have the requisite professional backgrounds.  As with most small companies, until we further develop our business, achieve a stronger revenue base and have sufficient working capital to purchase directors and officers insurance we do not have any immediate prospects to attract independent directors including an audit committee financial expert.  Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

ITEM 11.  EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation recorded in fiscal 2010 for:

•	our principal executive officer or other individual serving in a similar capacity,
•
our two most highly compensated executive officers other than our principal executive officer who made in excess of $100,000 in fiscal 2010 and who were serving as executive officers at September 30, 2010 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, and

•	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at September 30, 2010.

For purposes of this annual report these individuals are sometimes referred to as the “named executive officers.”  The value attributable to any option awards is computed at the fair value on grant date and expensed over the vesting period of the award.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Shaoyin Wang(1) Chief Executive Officer, President and Chief Financial Officer	2010	$8,760							$8,760
	2009	$6,570	$-	$-	$-	$-	$-	$-	$6,570
	2008	$-	$-	$-	$-	$-	$-	$-	$-

Aihua Hu Chief Executive Officer, AoHong	2010	$14,073	$3,518						17,591
	2009	10,520	2,630	-		-	-	-	13,150
	2008	16,000	-	-	-	-	-	-	16,000

(1)            Shaoyin Wang did not receive any compensation from us in 2008 as his employment with us as our Chief Executive Officer began in January 2009.

Mr. Wang’s Compensation Arrangement

We are not a party to a written employment or similar agreement with Mr. Wang.  Upon joining our company in January 2009 as our chief executive officer and director, we agreed to pay him $8,760 (RMB 60,000) per year for serving in these positions.  The amount of compensation payable to Mr. Wang was determined by the Board of Directors in its sole discretion and may be changed at any time.  Mr. Wang is one of the two members of the Board of Directors and as such has the ability to materially influence the amount of compensation payable to him by us.

Mr. Hu’s Compensation Arrangement

Mr. Hu entered into an employment agreement with AoHong on June 27, 2007 to act as that company’s chief executive officer.  This agreement provides for, among other things, payment of a base salary of $16,000 per year, eligibility to receive a discretionary incentive bonus and an award of a stock option to purchase 1,000,000 shares of our common stock at $0.20 per share during the term of his employment.  Mr. Hu is entitled to social insurance, medical, unemployment and job injury insurance benefits mandated under Chinese law.  AoHong is required to contribute a portion of Mr. Hu’s salary to the Chinese government to pay for these benefits in addition to a housing assistance fund.  Mr. Hu’s employment agreement expires on June 27, 2012 and prohibits him from (i) revealing the name of, contracting with, soliciting, persuading, interfering with or endeavoring to entice away from AoHong or its affiliates any of their respective clients, agents, representatives or employees; or (ii) employ or offer to employ any person who, at any time up to the effective date of such termination, was formerly an employee, agent or representative employed or retained by AoHong within a period of one (1) year after such person is no longer employed or retained by AoHong or any of its affiliates.

Outstanding Equity Awards at Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of September 30, 2010:

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Shaoyin Wang	-	-	-	-	-	-	-	-	-
Aihua Hu	1,000,000	-	-	0.20	7/27/12	-	-	-	-

Incentive and Non-Qualified Stock Option Plan

We currently have three incentive plans, our 1999 Stock Option Plan, our 2001 Equity Compensation Plan and our 2005 Equity Compensation Plan.  Following are descriptions of these plans:

1999 Stock Option Plan

On July 19, 1999, the Board of Directors and shareholders adopted our 1999 Stock Option Plan.  We reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 Stock Option Plan.  The 1999 Stock Option Plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.  Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants.  Our Board of Directors currently administers the 1999 Stock Option Plan.

Subject to the provisions of the stock option plan, the Board will determine who will receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed 10 years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock.  The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted.  However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant.  The exercise price for non-qualified options will be set by the Board, in its discretion, but in no event can the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant.  The exercise price may be payable in cash or, with the approval of the Board, by delivery of shares or by a combination of cash and shares.  Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer.  As of September 30, 2010 we have outstanding options to purchase 400,000 shares under the 1999 Stock Option Plan and there are 500,000 shares remaining available for grant under the 1999 Stock Option Plan.

2001 Equity Compensation Plan

On November 28, 2001, the Board of Directors adopted our 2001 Equity Compensation Plan, and on November 28, the 2001 Equity Compensation Plan was ratified by holders of a majority of our outstanding common stock.  We have reserved 2,000,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the 2001 Equity Compensation Plan.  The 2001 Equity Compensation Plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants.

Under the 2001 Equity Compensation Plan, we may grant incentive stock options only to key employees and employee directors.  We may grant non-qualified options and issue direct stock awards to our employees, officers, directors and consultants. Our Board of Directors currently administers the 2001 Equity Compensation Plan.

Subject to the provisions of the 2001 Equity Compensation Plan, the Board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices.  The term of options granted under the stock option plan may not exceed 10 years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock.  The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted.   However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant.  The exercise price for non-qualified options will be set by the Board, in its discretion, but in no event shall the exercise price be less than the par value for our common stock.  The exercise price may be payable in cash or, with the approval of the Board, by delivery of shares or by a combination of cash and shares.  The Board may also direct the issuance of shares of our common stock as awards under the 2001 Compensation Plan. Absent registration under the Securities Act of 1933 or the availability of an applicable exemption, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer.  As of September 30, 2010, we have outstanding options to purchase 250,000 shares under the 2001 Equity Compensation Plan and there were 403,840 shares remaining for grant under the plan.

2005 Equity Compensation Plan

On June 16, 2005, the Board of Directors adopted our 2005 Equity Compensation Plan, and on June 16, 2005, the 2005 Equity Compensation Plan was ratified by holders of a majority of our outstanding common stock.  We have reserved 5,000,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the 2005 Equity Compensation Plan.  The 2005 Equity Compensation Plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants.  Under the 2005 Equity Compensation Plan we may grant incentive stock options only to key employees and employee directors.  We may grant non-qualified options and issue direct stock awards to our employees, officers, directors and consultants.  Our Board of Directors currently administers the 2005 Equity Compensation Plan.

Subject to the provisions of the 2005 Equity Compensation Plan, the Board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices.  The term of options granted under the stock option plan may not exceed 10 years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock.  The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant.  The exercise price for non-qualified options will be set by the Board, in its discretion, but in no event can the exercise price be less than the par value for our common stock.  The exercise price may be payable in cash or, with the approval of the Board, by delivery of shares or by a combination of cash and shares.  The Board may also direct the issuance of shares of our common stock as awards under the 2005 Equity Compensation Plan.  Absent registration under the Securities Act or the availability of an applicable exemption, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer.  As of September 30, 2010 we have outstanding options to purchase 1,000,000 shares under the 2005 Equity Compensation Plan and there remain 723,000 shares available under the plan.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  The following table provides information on compensation paid to our directors during the year ended September 30, 2010.

Director Compensation
Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Shaoyin Wang	-	-	-	-	-	-	-
Aihua Hu (1)	-	-	-	-	-	-	-

(1)           Directors who are employees of our company or its subsidiaries (currently Mr. Wang and Mr. Hu) are not paid for board service in addition to their regular employee compensation.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

At December 15, 2010 we had 184,710,792 shares of common stock issued and outstanding.  The following table sets forth information known to us as of January 11, 2010 relating to the beneficial ownership of shares of our common stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each director and nominee;
•	each named executive officer; and
•	all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 333 E. Huhua Road Huating Economic & Development Area, Jiading District, Shanghai, China 201811.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	# of Shares and nature of Beneficially Owned	% of Class
Shaoyin Wang	-	-
Aihua Hu (1)	11,000,000	5.92%
All officers and directors as a group (two persons)	11,000,000	5.92%

China Direct Industries, Inc.(3)	54,816,500	29.52%

(1)
Mr. Hu is the chief executive officer of AoHong and a member of the Board of Directors. Mr. Hu’s holdings include 10,000,000 shares of our common stock which are presently outstanding and options to purchase 1,000,000 shares of our common stock at a price of $0.20 per share, these options expire on June 27, 2012.

(2)
The number of securities beneficially owned by China Direct Industries, Inc. and its subsidiaries includes: 50,110,000 shares of our common stock owned of record by China Direct Investments, Inc.; 4,000,000 shares of our common stock owned of record by CDI Shanghai Management Co.; and 706,500 shares owned of record by Capital One Resource Co., Ltd., all of which are subsidiaries of China Direct Industries, Inc. The securities beneficially owned by China Direct Industries, Inc. excludes 3,737,340 shares of our common stock issuable upon the exercise of an outstanding common stock purchase warrant with an exercise price of $0.12 per share owned of record by China Direct Investments, Inc. The ability of China Direct Industries, Inc. to exercise the warrants is limited in that the holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. James Wang Ph.D., has voting and dispositive control over securities held by China Direct, Inc. whose address is 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441

Pending Change of Control

Securities Authorized For Issuance Under Equity Compensation Plans

In connection with our December 23, 2010 agreement to sell our interest in AoHong to Glodenstone Development Limited, Mr. Hu agreed to resign all positions with our company upon closing of this transaction which is conditioned upon the approval of our stockholders.  See Item 9B – Other Information.

The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our equity compensation plans approved by our shareholders any compensation plans not previously approved by our shareholders as of September 30, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under Equity compensation Plans (excluding securities reflected in column (a) (c)
Plans approved by our shareholders
1999 Stock Option Plan	400,000	$0.07	500,000
2001 Equity Compensation Plan	250,000	$0.08	403,840
2005 Equity Compensation Plan	1,000,000	$0.08	723,000
Plans not approved by shareholders (1)	6,850,000	$0.09	n/a

(1)           Includes options to purchase 1,000,000 shares of our common stock at $0.20 per share granted to Mr. Hu in June 2007 under the terms of his employment agreement, as well as options to purchase 5,000,000 shares our common stock at $0.07 per share granted to Mr. Dore Perler in August 2007.
A description of each of these plans is contained earlier in this report under Part III, Item 11. “Executive Compensation - Stock Option Plans.”

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

From time to time AoHong borrows funds from Aihua Hu, its chairman, and members of his family for working capital purposes. At September 30, 2010 these amounts totaled approximately $29,000. These loans do not bear any interest and are due on demand.

We have entered into various agreements with subsidiaries of China Direct Industries, Inc., a principal shareholder of our company, including:

In August 2009 we entered into a consulting and management agreement with China Direct Investments, Inc., a subsidiary of China Direct. The agreement is for a term of 24 months from October 1, 2009 to September 30, 2011.  The agreement may be extended for an additional 12 months upon mutual agreement of both parties.  We engage the services of the consultant as our representative in the United States.  The services provided include but are not limited to general business consulting, management of professional resources, coordination of preparation and filing of public disclosures, assistance in financial management and the implementation of internal controls, investor relations activities and assisting in the implementation of acquisition and divestiture transactions.  Under the term of the agreement, we will issue China Direct a total of 64,000,000 shares of our common stock.  8,000,000 shares are payable by the ending of each quarter ending December 31, March 31, June 30, and September 30, commencing October 1, 2009.  The fair value of the shares issued is determined using the average stock price over the quarter the services were earned.  This agreement also provides for the payment of discretionary award fees to be paid to the consultant and/or its designees.  Upon the mutual agreement of the parties, the fees can be paid either in cash or marketable securities.  During fiscal 2010, an aggregate of 22,000,000 shares were issued to China Direct in connection with this agreement.  On April 7, 2010, China Direct amended its consulting agreement with us and agreed to transfer to a third party 2,000,000 shares of our common stock that China Direct would receive from us as consulting fees in exchange for the third party’s agreement to perform certain investor relations services that China Direct would otherwise have been obligated to perform.  On October 14, 2010 we issued an additional 8,000,000 shares of our common stock related to services performed during our fourth fiscal quarter ending September 30, 2010.

In August 2008, we borrowed $400,000 from China Direct under the terms of a secured promissory note. We used the proceeds to fund our commitments to AoHong and for working capital purposes.  The due date of the $400,000 note was initially June 30, 2009 and was amended during the second quarter of the 2009 transition period to extend the maturity date to June 30, 2010.  In June 2010 the loan was extended to June 30, 2011.  The loan is currently unsecured.

At various times during fiscal 2010 we borrowed additional amounts from China Direct for working capital purposes aggregating to $94,000.  These loans bear interest at an annual rate of 4% and are due on various dates between February 2011 and June 2011.

On December 29, 2010, China Direct agreed to extend the due date on all of our obligations to them to October 15, 2011.

Director Independence

None of our directors would be considered “independent” under Rule 5605 of the NASDAQ Marketplace Rules.
Related Person Transaction Policy

We do not have a related person transaction policy.  Consequently, during fiscal 2010 none of the aforedescribed related party transactions were subject to review by our Board of Directors.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES.

Sherb & Co., LLP served as our independent registered public accounting firm for fiscal 2010 and the 2009 transition period.  The following table shows the fees that were billed for the audit and other services provided by such firm for fiscal 2010 and the 2009 transition period.

	2010	2009
Audit Fees	$92,586	$82,500
Audit Related Fees	0	0
Tax Fees	7,500	0
All Other Fees	0	0
Total	$100,086	$82,500

Audit Fees -- This category includes the audit of our annual financial statements, review of financial statements included in our quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees -- This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category include consultation regarding our correspondence with the SEC and other accounting consulting.

Tax Fees -- This category consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees -- This category consists of fees for other miscellaneous items.

Our Board of Directors has adopted a procedure for pre-approval of all fees charged by our independent registered public accounting firm. Under the procedure, the Board approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the Board, or, in the period between meetings, by a designated member of Board. Any such approval by the designated member is disclosed to the entire Board at the next meeting. The audit and tax fees paid to the auditors with respect to fiscal 2010 and the 2009 transition period were pre-approved by the entire Board of Directors.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

The following documents are filed as a part of this report or are incorporated by reference to previous filings, if so indicated:

Exhibit No.	DESCRIPTION
2.1	Agreement and Plan of Merger between Century Silver Mines, Inc. and Sense Holdings, Inc. (Incorporated by reference to Exhibit 2 to the registration statement on Form SB-2, SEC File No. 333-87293).
2.2
Membership Interest Purchase Agreement by and among Sense Holdings, Inc. and its wholly owned subsidiary China Chemical Group, Inc. and Shanghai AoHong Industry Co., Ltd. (Incorporated by reference to Exhibit 10.29 of the Current Report on Form 8-K filed on July 3, 2007).

2.3	Amendment to Membership Interest Purchase Agreement (Incorporated by reference to Exhibit 10.24 of the Registration Statement on Form SB-2 filed on October 19, 2007, SEC File No. 333-146830)
3.1(a)	Articles of Incorporation of Sense Holdings, Inc. (Incorporated by reference to Exhibit 3.1(a) of the registration statement on Form SB-2 filed on September 17, 1999 (SEC File No. 333-87293)).
3.1(b)
Articles of Merger of Century Silver Mines, Inc. into Sense Holdings, Inc. (FL) (Incorporated by reference to Exhibit 3.1(b) of the registration statement on Form SB-2 filed on September 17, 1999 (SEC File No. 333-87293)).

3.1 (c)
Articles of Merger of Century Silver Mines, Inc. into Sense Holdings, Inc. (ID) (Incorporated by reference to Exhibit 3.1(c) of the registration statement on Form SB-2 filed on September 17, 1999 (SEC File No. 333-87293)).

3.1 (d)
Articles of Amendment to the Articles of Incorporation filed February 23, 2007 (Incorporated by reference to Exhibit 3.1(d) to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed on April 2, 2007 (SEC File No. 333-86206)).

3.1 (e)
Articles of Amendment to the Articles of Incorporation filed May 30, 2000 (Incorporated by reference to Exhibit 3.1(d) of the registration statement on Form SB-2 filed on May 15, 2002 (SEC File No. 333-86206)).

3.1 (f)
Articles of Amendment to the Articles of Incorporation filed February 7, 2002 ((Incorporated by reference to Exhibit 3.1(e) of the registration statement on Form SB-2 filed on May 15, 2002 (SEC File No. 333-86206)).

3.1 (g)
Articles of Amendment to the Articles of Incorporation filed July 13, 2007 (Incorporated by reference to Exhibit 3.1(g) of the Registration Statement on Form SB-2 filed on October 19, 2007, (SEC File No. 333-146830)).

3.1(h)
Articles of Amendment to the Articles of Incorporation filed November 8, 2007 (Incorporated by reference to Exhibit 3.1(h) to the Quarterly Report on Form 10-Q for the period ended September 30, 2007 filed on November 14, 2007 (SEC File No. 333-87293)).

3.2	Bylaws (Incorporated by reference to Exhibit 3.2 of the registration statement on Form SB-2 filed on December 3, 1999 (SEC File No. 333-87293).
4.1	Trilogy Capital Partners, Inc. Warrant Agreement dated August 29, 2005 (Incorporated by reference to the Quarterly Report on Form 10-QSB/A for the period ended September 30, 2005).

4.2		Form of $0.10 common stock purchase warrant (Incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2 filed on October 19, 2007, SEC File No. 333-146830).
4.3		Form of $0.12 common stock purchase warrant (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on September 9, 2009).
4.4		Form of Amendment to Subscription Agreement and Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q filed on May 24, 2010.)
10.1	+	1999 Stock Option Plan (Incorporated by reference to Exhibit 10.1 to the registration statement on Form SB-2, SEC File No. 333-87293).
10.2	+	2001 Equity Compensation Plan (Incorporated by reference to the registration statement on Form S-8, SEC File No.333-81306).
10.3	+	2005 Equity Compensation Plan (Incorporated by reference to the registration statement on Form S-8, SEC File No. 333-125905).
10.4	+	Amendment No. 1 to the 2005 Equity Compensation Plan (Incorporated by reference to the registration statement on Form S-8, SEC File No. 333-144412).
10.5
Membership Interest Purchase Agreement dated June 27, 2007 by and among Sense Holdings, Inc. and its wholly owned subsidiary China Chemical Group, Inc., Shanghai AoHong Industry Co., Ltd., Aihua Hu and Ying Ye (Incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K as filed on July 3, 2007).

10.6		Form of subscription agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 31, 2007).

10.7	+
Employment Agreement dated June 27, 2007 between Shanghai AoHong Chemical Co., Ltd. and Aihua Hu (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on September 9, 2009).

10.8		Agreement dated April 30, 2008 among Wei Lin, China Direct, Inc. and China America Holdings, Inc. (Incorporated by reference to Exhibit 10.26 of the Current Report on Form 8-K filed on May 5, 2008).
10.91
Secured Promissory Note dated August 22, 2008 between China America Holdings, Inc. and China Direct Investments, Inc. (Incorporated by reference to Exhibit 10.26 to the Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed on November 19, 2008).

10.10	+
Termination Agreement dated January 19, 2009 between China America Holdings, Inc. and Dore Scott Perler. (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 22, 2009).

10.11
Asset Purchase Agreement dated January 19, 2009 between China America Holdings, Inc. and Pearl Group Advisors, Inc. (Incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on January 22, 2009).

10.12	+
Consulting Agreement dated April 8, 2009 between China America Holdings, Inc. and Dore Perler (Incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K for the year ended December 31, 2008).

10.13
Consulting and Management Agreement dated April 8, 2009 with China Direct Investments, Inc. (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2009).

10.14		Unsecured Promissory Note dated June 12, 2009 to Pearl Advisors Group, Inc. (Incorporated by reference to Exhibit Nos. 10.33 to the Quarterly Report on Form 10-Q for the period ended June 30, 2009).
10.15
Letter agreement dated July 1, 2009 extending due date of China Direct Industries, Inc. note (Incorporated by reference to Exhibit Nos. 10.34 to the Quarterly Report on Form 10-Q for the period ended June 30, 2009).

10.16
Shanghai Advance Sale for Commercial/Residential Building dated June 10, 2010 between Shanghai Zhongye Xiangteng Investment Co., Ltd. and Shanghai AoHong Chemical Co. Ltd. (Incorporated by reference to Exhibit No. 10.18 to the Quarterly Report on Form 10-Q for the period ended June 30, 2010).

10.17
Equity Purchase Contract dated July 19, 2010 entered into between Shanghai AoHong Chemical Co., Ltd. and Guorong Chen and Yuling Li. (Incorporated by reference to Exhibit No. 10.19 to the Quarterly Report on Form 10-Q for the period ended June 30, 2010).

10.18		Membership Interest Sale Agreement dated December 23, 2010 among China America Holdings, Inc., Shanghai AoHong Chemical Co., Ltd., Glodenstone Development Limited., Aihua Hu and Ying Ye.*
10.19		Secured Promissory Note dated December 23, 2010 between China America Holdings, Inc. and Glodenstone Development Limited.*
10.20		Share Pledge Agreement dated December 23, 2010 between China America Holdings, Inc. and Glodenstone Development Limited.*
14.1		Code of Business Conduct and Ethics (Incorporated by reference to Exhibit 14.1 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004).
21.1		Subsidiaries of the Registrant *
23.1		Consent of Sherb & Co., LLP *
31.1		Section 302 Certificate of Chief Executive Officer *
31.2		Section 302 Certificate of Chief Financial Officer*
32.1		Section 906 Certificate of Chief Executive Officer and Chief Financial Officer*

+	Management contract or compensatory plan or arrangement.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHINA AMERICA HOLDINGS, INC.

Date: December 29, 2010	By:	/s/ Shaoyin Wang
Shaoyin Wang, Chief Executive Officer, President and Chairman (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shaoyin Wang	Chief Executive Officer, President and Chairman (Principal Executive Officer) Chief Financial Officer (Principal Financial and Accounting Officer)	December 29, 2010
Shaoyin Wang

/s/ Aihua Hu	Director	December 29, 2010
Aihua Hu

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL STATEMENTS
FOR THE YEAR ENDED SEPTEMBER 30, 2010 AND NINE MONTHS ENDED SEPTEMBER 30, 2009
INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China America Holdings, Inc. and Subsidiaries
Shanghai, China

We have audited the accompanying consolidated balance sheets of China America Holdings, Inc. and Subsidiaries as of September 30, 2010 and September 30, 2009 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended September 30, 2010 and the nine months ended September 30, 2009.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the combined financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China America Holdings, Inc. and Subsidiaries as of September 30, 2010 and September 30, 2009, and the results of their operations and their cash flows for the year ended September 30, 2010 and the nine months ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
December 22, 2010

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	September 30, 2009

ASSETS
CURRENT ASSETS:
Cash	$2,065,745	$1,721,231
Accounts receivable, net of allowance for doubtful accounts of
$142,911 and $175,701, respectively	4,838,688	2,782,814
Notes receivable	379,103	829,890
Restricted cash	3,315,935	877,501
Inventories, net	2,112,559	2,165,567
Tax receivable	160,394	43,137
Advance on purchases	292,763	112,974
Prepaid expenses and other current assets	577,996	439,486
Total Current Assets	13,743,183	8,972,600

Property and equipment, net	6,989,051	4,049,285
Land use rights, net	2,602,256	828,654
Other assets	37,013	29,250

Total Assets	$23,371,503	$13,879,789

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable	$8,816,072	$3,036,290
Notes payable - related party	494,000	400,000
Accounts payable and accrued expenses	1,253,490	893,391
Advances from customers	1,167,357	199,905
Taxes payable	1,069,686	458,570
Due to related parties	484,092	228,467
Derivative liability	189,358	-
Other liabilities	244,431	-
Total Liabilities	13,718,486	5,216,623

STOCKHOLDERS' EQUITY:
China America Holdings, Inc. stockholders' equity
Common stock, $.001 par value, 500,000,000 shares authorized;
176,710,792 and 151,810,792 shares issued and outstanding
at September 30, 2010 and 2009	176,711	151,811
Additional paid-in capital	20,326,787	20,014,547
Statutory reserves	747,493	704,321
Accumulated deficit	(17,896,144)	(17,650,606)
Accumulated other comprehensive income	551,864	428,109
Total China America Holdings, Inc. stockholders' equity	3,906,711	3,648,182
Noncontrolling interest	5,746,306	5,014,984
Total Stockholders' Equity	9,653,017	8,663,166
Total Liabilities and Stockholders' Equity	$23,371,503	$13,879,789

The accompanying notes are an integral part of these financial statements.

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30, 2010	Nine Months Ended September 30, 2009
Net revenues	$50,972,109	$22,883,725
Cost of revenues	46,835,813	20,967,658
Gross Profit	4,136,296	1,916,067

Operating expenses:
Selling expenses	1,050,954	730,662
Consulting and investor relations expense	377,698	-
Consulting expense - related party	483,024	289,000
Loss on disposition of property and equipment	-	63,453
General and administrative expenses	1,173,722	1,015,725
Total operating expenses	3,085,398	2,098,840

Operating income (loss)	1,050,898	(182,773)

Other (expenses) income:
Interest income	12,126	5,352
Interest expense	(85,920)	(28,552)
Interest expense - related party	(17,668)	(11,967)
Gain on acquisition	201,411	-
Other (expenses) income, net	(121,750)	34,698
Foreign currency transaction loss	(12,520)	(4,695)
Total other expenses	(24,321)	(5,164)
Income (loss) from continuing operations before taxes and noncontrolling interest	1,026,577	(187,937)

Discontinued operations:
Loss from discontinued operations		(75,375)
Gain on sale of subsidiaries	-	-
Total loss from discontinued operations	-	(75,375)

Income (loss) before income taxes and noncontrolling interest	1,026,577	(263,312)

Provision for income taxes	(594,859)	(98,739)

Net income (loss)	431,718	(362,051)

Less: income attributable to noncontrolling interest	(634,084)	(91,768)

Net loss attributable to China America Holdings, Inc.	$(202,366)	$(453,819)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.00)	$(0.00)
Loss from discontinued operations	-	(0.00)
Loss per common share	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	160,884,217	141,338,265

Amount attributable to China America Holdings, Inc.
Loss from continuing operations, net of tax	$(202,366)	$(378,444)
Loss from discontinued operations, net of tax	-	(75,375)
Net loss	$(202,366)	$(453,819)

The accompanying notes are an integral part of these financial statements.

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Common Stock, $0.001 Par Value					Accumulated Other Comprehensive Income
	Number of Shares	Amount	Additional Paid-in Capital	Statutory Reserves	Accumulated Deficit	Foreign Currency Translation Gain	Noncontrolling Interest	Total Stockholders' Equity

Balance, December 31, 2008	135,810,792	$135,811	$19,661,352	$687,717	$(17,180,183)	$415,630	4,913,442	$8,633,769
Common stock issued for services	16,000,000	16,000	273,000	-	-	-	-	289,000
Stock-based compensation expense	-	-	80,195	-	-	-	-	80,195
Appropriation of statutory reserves	-	-	-	16,604	(16,604)	-	-	-
Foreign currency translation loss	-	-	-	-	-	12,479	9,774	22,253
Net loss	-	-	-	-	(453,819)	-	91,768	(362,051)
Balance, September 30, 2009	151,810,792	151,811	20,014,547	704,321	(17,650,606)	428,109	5,014,984	8,663,166
Common stock issued for services	24,900,000	24,900	339,824	-	-	-	-	364,724
Reclassification of derivative liability			(27,584)					(27,584)
Appropriation of statutory reserves	-	-	-	43,172	(43,172)	-	-	-
Foreign currency translation gain	-	-	-	-	-	123,755	97,238	220,993
Net loss	-	-	-	-	(202,366)	-	634,084	431,718
Balance, September 30, 2010	$176,710,792	$176,711	$20,326,787	$747,493	$(17,896,144)	$551,864	$5,746,306	$9,653,017

The accompanying notes are an integral part of these financial statements.

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2010	Nine Months Ended September 30, 2009
Cash flows from operating activities:
Net income (loss)	$431,718	$(362,051)
Loss from discontinued operations	-	75,375
Adjustments to reconcile net income (loss) to net cash
provided by operating activities
Depreciation expense	439,973	269,059
Allowance for doubtful accounts	(35,790)	175,575
Gain on acquisition	(201,411)	-
Loss on disposition of property and equipment	-	63,453
Stock-based compensation expense	-	80,195
Warrant cost adjustment	44,127	-
Loss on change in fair value of derivative liability	117,647	-
Common stock issued in exchange for services	540,724	289,000
Changes in operating assets and liabilities:
Accounts receivable	(1,926,013)	828,158
Notes receivable	459,610	276,935
Inventories	101,801	(441,279)
Taxes receivable	(114,256)	(43,106)
Prepaid expenses and other current assets	(427,284)	295,659
Advances from customers	945,877	(225,283)
Accounts payable and accrued expenses	508,371	(65,821)
Other assets	(7,025)	2,042
Taxes payable	618,574	(29,814)
Net cash provided by continuing operations	1,496,643	1,188,097
Net cash used in discontinued operations	-	(75,375)
Net cash provided by operating activities	1,496,643	1,112,722
Cash flows from investing activities:
Cash used in acquisition of Guangzhou	(1,741,578)	-
Cash used in acquisition of Jinqian, net of cash acquired	(30,900)	-
Deposit on TianJin construction	-	(393,095)
Purchases of property and equipment	(2,830,656)	(971,184)
Net cash used in investing activities	(4,603,134)	(1,364,279)
Cash flows from financing activities
Repayment of notes payable	(3,018,442)	(2,602,982)
Proceeds from notes payable	8,656,717	3,029,776
Repayment of related party advances	(54,263)	(159,989)
Proceeds from related party advances	227,586	179,472
Increase in restricted cash	(2,376,413)	(701,497)
Net cash provided by (used in) financing activities	3,435,185	(255,220)
Effect of exchange rate changes on cash	15,820	(447)
Net increase (decrease) in cash	344,514	(507,224)
Cash at beginning of period	1,721,231	2,228,455
Cash at end of period	$2,065,745	$1,721,231
Supplemental disclosure of cash flow information:
Cash paid for interest	$85,920	$28,552
Cash paid for income taxes	$92,342	$77
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES AND ACQUISITIONS:
Tianjin construction to property and equipment	$-	$393,516
Fair value of assets acquired	$2,058,326	$-
Fair value of liabilities assumed	$42,630	$-
The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

China America Holdings, Inc. (“we”, “us”, “our” or the “Company”) is a Florida corporation formed on July 13, 1998. Prior to June 27, 2007, our core business was the design, development, manufacture and selling of fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity.  We had also licensed certain patented technology designed to detect chemical vapors and unexploded ordnance including bombs, grenades, shells, rockets, and other explosive devices.

Effective June 27, 2007, we entered into a membership interest exchange agreement with Shanghai AoHong Chemical Co., Ltd. ("AoHong"), a Chinese limited liability company, and its sole members Mr. Aihua Hu and his wife, Mrs. Ying Ye. Under the terms of the agreement, we acquired 56.08% of the membership interests of AoHong from that company in exchange for $3,380,000 to be invested in AoHong between September 30, 2007 and July 27, 2009.  As part of the transaction, 12,500,000 shares of our common stock valued at $1,187,500 were issued to Mr. Hu.  As of September 30, 2010 $1,780,000 remained outstanding to AoHong from this transaction, which is accounted for as an intercompany transaction.  This amount was paid to AoHong on December 10, 2010.  See note 14 – Subsequent Events.

AoHong generates revenues through the sales of freon-based chemical products, which are used as refrigerants in air-conditioning, refrigerators, and automobile air conditioning systems; and in petrochemical and pharmaceutical industries in the manufacturing of vesicants, sprays, fire extinguishers, and related products.

AoHong offers two broad categories of freon-based products:

·	Single freon-based chemical products, which we buy in bulk and distribute in either bulk quantities or retail packages we repackage;
·	Multiple freon-based chemical products, which we custom mix based on our customers’ specifications and sold in either bulk or retail packages.

Customers of AoHong include manufacturers of automobiles, refrigerators, air conditioners, chemicals, and pharmaceuticals as well as distributors of coolants.  Historically, AoHong has witnessed a seasonal surge in demand for refrigerant products from March to July.

Our organizational structure is as follows:

China America Holdings, Inc.
China Chemical Group, Inc. (100% owned Florida Company)
Shanghai AoHong Chemical Co., Ltd. (56.08% owned Chinese Company)
Shanghai Binghong Trading Co., Ltd. (100% owned Chinese Company)
Shanghai Wuling Environmental Material Co., Ltd. (100% owned Chinese Company)
AoHong (Tianjin) Chemical Co., Ltd. (100% owned Chinese Company)
Guangzhou AoHong Chemical Co., Ltd. (Formerly Guangzhou Jianxin Enterprise Co., Ltd. (100% owned Chinese Company)
Shanghai Jianqian Chemical Co., Ltd. (100% owned Chinese Company)

AoHong was established in February 2000 as Shanghai AoHong Industry Co., Ltd.  On July 5, 2007 AoHong changed its name to Shanghai AoHong Chemical Co., Ltd.  AoHong has five wholly-owned subsidiaries including Shanghai Binghong Trading Co., Ltd. which was established in March 2002, and Shanghai Wuling Environmental Material Co., Ltd. which was established in January 2005.

In November 2008, AoHong created AoHong (Tianjin) Chemical Co., Ltd., a Chinese limited liability company as a wholly owned subsidiary, (“AoHong Tianjin”), to expand its distribution channels to the Beijing region.  AoHong Tianjin serves as a second production base in northern China.

On September 30, 2009, Wuling, our 100% owned subsidiary, entered into a membership interest exchange agreement with Ms Cuiqin Xiang and Ms Lihua Hu, the sole members of Shanghai Jinqian Chemical Co., Ltd., a company established under the laws of the PRC (“Jinqian Chemical”) to acquire 100% of the outstanding ownership interest of Jinqian Chemical for $73,140, the amount of its original registered capital.  Jinqian Chemical provides inspection services for specialty gas cylinders.

On July 19, 2010, AoHong entered into an Equity Purchase Contract with Guorong Chen (“Mr. Chen”) and Yuling Li (“Mr. Li”) to acquire their 100% ownership interest in Guangzhou Jianxin Enterprise Co. Ltd. (“Jianxin”) for RMB 11,880,000 (approximately US $1,752,212) in cash.  The transaction was completed on August 16, 2010 and Guangzhou Jianxin Enterprise Co. Ltd subsequently changed its name to AoHong (Guangzhou) Chemical Co., Ltd. (“Guangzhou AoHong”) .

Basis of Presentation

Change in Fiscal Year

Effective September 7, 2009, we changed our fiscal year end from December 31 to September 30. We have defined various periods as follows:

•	“2009 transition period” — nine month transition period from January 1, 2009 through September 30, 2009.
•	“twelve months ended September 30, 2009” — October 1, 2008 through September 30, 2009.
•	“fiscal 2010” — October 1, 2009 through September 30, 2010.
•	“fiscal 2008” — January 1, 2008 through December 31, 2008.

The consolidated financial statements include China America Holdings, Inc. and all of its subsidiaries, including those operating outside the United States of America.  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  Our consolidated statements include the accounts of the Company and its controlled entities, including wholly-owned and majority owned subsidiaries. All significant inter-company account balances and transactions have been eliminated.  Certain prior year balances have been reclassified to conform to the current year presentation, and to reflect the impact of discontinued operations.  In addition, our statement of cash flows for the 2009 transition period contains certain reclassifications such that cash used in investing activities only reflects the actual cash outflows related to our investments in property and equipment and land use rights.

Restatement of Previously Filed Interim Financial Statements

On May 17, 2010 our Board of Directors determined that our previously issued financial statements for the three months ended December 31, 2009 as included in our Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2010 could no longer be relied upon.

We inadvertently booked a reversing entry twice while accounting for a trade transaction with Jinqian Chemical and as a result we understated cost of goods sold by $738,382, tax payable by $712 and foreign currency translation gain by $126, and overstated our inventory by $737,544 as included in our financial statements for the three months ended December 31, 2009 as included in our Quarterly Report on Form 10-Q.

Additionally, in connection with our purchase of Jinqian Chemical, we failed to consolidate this entity’s financial results and failed to recognize the gain that was equal to the difference between the $274,551 fair market value of the net assets acquired and the $73,140 purchase price during the quarter ended December 31, 2009.

Through our internal review we discovered these errors and determined that it would require a restatement to include our acquisition of Jinqian Chemical, its financial results and the related accounting error corrections, as part of our consolidated financial statements beginning October 1, 2009, as well as to account for a gain upon our acquisition of Jinqian Chemical.  Accordingly, the consolidated balance sheets, consolidated statements of operations, consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the three month period ended December 31, 2009 have been restated in our Quarterly Report on Form 10-Q for the three month period ended December 31, 2009 filed with the SEC on June 4, 2010.  In addition, our financial statements for fiscal 2010 properly include Jinqian Chemical as a consolidated entity.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.   Actual results could differ from those estimates.  Significant estimates for fiscal 2010 and the 2009 transition period include provisions made for sales and the related allowance for doubtful accounts, valuation of stock-based compensation, the useful lives of property and equipment and other long-term assets, and assumptions used in assessing impairment of long-lived assets and the valuation of deferred tax assets.

We rely on assumptions such as volatility, forfeiture rate, and expected dividend yield when calculating the fair value of our derivative liability related to common stock purchase warrants.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, we consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risks

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable.  We deposit our cash with high credit quality financial institutions in the United States and China.  At September 30, 2010, we had deposits of approximately $2,056,788 in banks in China.  In China, there is no equivalent federal deposit insurance as in the United States; as such these amounts held in banks in China are not insured.  We have not experienced any losses in such bank accounts through September 30, 2010.

At September 30, 2010 and 2009, our bank deposits by geographic area were as follows:

Country	September 30, 2010		September 30, 2009
China	$2,056,788	99.56%	$1,721,002	99.99%
United States	8,957	0.44%	229	0.01%
Total cash and cash equivalents	$2,065,745	100.00%	$1,721,231	100.00%

In an effort to mitigate any potential risk, the Company periodically evaluates the credit quality of the financial institutions at which it holds deposits, both in the United States and China.

Customer Concentration

Shanghai 3F New Materials Co., Ltd. represented 21% of our net revenues in fiscal 2010.

Notes Receivable

Notes receivable represents trade accounts receivable due from various customers where a Chinese bank has guaranteed the payment of the receivable.  This amount is non-interest bearing and is normally paid within three to six months.  Historically, we have not experienced any losses on notes receivable.  Our notes receivable totaled $379,103 and $829,890 at September 30, 2010 and 2009, respectively.

Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts.  We review the accounts receivable on a periodic basis and record general and specific allowances when there is doubt as to the collectability of individual balances.  In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, customer's payment history, its current credit-worthiness and current economic trends.  Accounts are written off after all collection efforts have been exhausted.  As of September 30, 2010 and 2009, we have recorded an allowance for doubtful accounts of $142,911 and $175,701, or approximately 3% and 6% of gross accounts receivable, respectively.

Restricted Cash

Restricted cash pertains to deposits held in creditor financial institutions as partial security for our outstanding notes payable (see note 7).  At September 30, 2010 and 2009, restricted cash amounted to $3,315,935 and $877,501, respectively.
 Inventories

Inventories are stated at the lower of average cost or market and consist of raw materials and finished goods.  The Company writes down inventory for estimated obsolescence or unmarketable inventory based upon assumptions and estimates about future demand and market conditions.  If actual market conditions are less favorable than those projected by the Company, additional inventory write-downs may be required.  There were no inventory write-downs as of September 30, 2010 and 2009.

 Derivative Liability

We evaluate our convertible debt, options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Sections 810-10-05-4 and 815-40-25.  The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations and Comprehensive Income (loss) as other income or expense.  Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

We perform a mark-to-market valuation on a quarterly basis using the Black-Scholes Option Pricing Model with gains and losses to be recognized in the current earnings. As of September 30, 2010 our derivative liability associated with 16,118,456 common stock purchase warrants is $189,358.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of (i) prepayments to vendors for merchandise that had not yet been shipped, and (ii) other receivables. At September 30, 2010 and 2009, our consolidated balance sheets include prepaid expenses and other current assets of $577,996 and $439,486, respectively.

Property, Plant and Equipment
We sell and distribute assorted chemicals in China.  Our main products are liquid coolants, which are employed primarily as refrigerants in air conditioning systems.  Most of our plant and equipment are used to store such chemicals.  They are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets.  The costs of repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income from operations in the year of disposition.  As part of our accounting policies and procedures we perform an impairment analysis on an annual basis.

Impairment of Long-Lived Assets

We have adopted ASC section 360-10-35-17 for long-lived assets.  Our business is highly regulated.  Any negative change in regulatory and environmental policies, technical specifications, and customer acceptance of our products may have an adverse effect on our business operations, including any possible cessation of our operating activities, or otherwise impair the usefulness and fair market value of our property, plant and equipment.  These changes in circumstances and other changes we may encounter in the future may require us to perform additional impairment analyses of our plant, property and equipment and other long-lived assets beyond the regular annual analysis.  We performed our last impairment analysis on or around September 30, 2010, and determined that there was no impairment to our long-lived assets.

Advances from Customers

Advances from customers represent prepayments to us for merchandise that has not yet been shipped. We will recognize the deposits as revenue as customers take delivery of our products, in accordance with our revenue recognition policy.  At September 30, 2010 and 2009, our consolidated financial statements include advance from customers of $1,167,357 and $199,905, respectively.

Fair Value of Financial Instruments

We adopted on a prospective basis certain required provisions of ASC Topic 820, “Fair Value Measurements.”  These provisions relate to our financial assets and liabilities carried at fair value and our fair value disclosures related to financial assets and liabilities.  Topic 820 defines fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs to fair value measurements - Level 1, meaning the use of quoted prices for identical instruments in active markets; Level 2, meaning the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; and Level 3, meaning the use of unobservable inputs. Observable market data should be used when available.

The carrying amounts reported in the balance sheet for cash, accounts receivable, notes receivable, due from related party, accounts payable and accrued expenses, advances from customers, notes payable, loans and amounts due from related parties approximate their fair market value based on the short term maturity of these instruments.

Employee and Non-Employee Stock-Based Compensation

We account for stock based compensation in which we obtain employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of ASC section 718-10-30 and account for equity instruments issued to parties other than employees for acquiring goods or services under the guidance of ASC section 505-50-30.  Pursuant to ASC section 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

Revenue Recognition

We apply ASC section 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. We recognize revenue when it is realized or realizable and earned.  We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  The following policies reflect specific criteria for our various revenues streams:

•	We generate revenue from the sale of our products and record revenues from the sale of products when the goods are shipped, title passes, and collectability is reasonably assured.
•
Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable.

•	Revenue from the performance of services is recognized upon completion of the service.

Loss per Common Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period, subject to anti-dilution limitations.  Our potentially dilutive common shares consist of unexercised stock options and warrants. For fiscal 2010 and the 2009 transition period, the effect of these outstanding warrants and stock options are antidilutive.  Accordingly, basic and diluted loss per share is the same for all periods presented.

The following table shows the weighted-average number of potentially outstanding dilutive shares excluded from the diluted net loss per share calculation as of September 30, 2010 and 2009:

	As of September 30,
	2010	2009
Stock options issued to employees with exercise prices
ranging from $0.07 to $0.20	8,500,000	8,900,000
Common stock purchase warrants with exercise prices
ranging from $0.04 to $0.55	60,245,863	61,350,113
Total outstanding potentially-dilutive shares	68,745,863	71,700,113

Income Taxes

We account for income taxes under ASC Section 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations and Comprehensive Income in the period that includes the enactment date.

We have adopted ASC Section 740-10-25, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC Section 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty (50) percent likelihood of being realized upon ultimate settlement.  ASC Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC Section 740-10-25.

Foreign Currency Translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts.  Transactions and balances in other currencies are converted into U.S. dollars in accordance with ASC Section 830-10-55 and are included in determining net income or loss.

Our reporting currency is the U.S. dollar.  The functional currency of our Chinese subsidiaries is the Chinese dollar or Renminbi ("RMB").  For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date and weighted average rates of exchange for the period for revenues, costs, and expenses.  Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations.  The effect of exchange rate changes on cash for fiscal 2010 was $41,257. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive loss.  A summary of the conversion rates for the periods presented is as follows:

	September 30, 2010	September 30, 2009
Year end RMB: U.S. dollar exchange rate	6.6981	6.8376
Average year-to-date RMB: U.S. dollar exchange rate	6.8214	6.8425

Noncontrolling Interest

Noncontrolling interests in our subsidiaries are recorded as a component of our equity, separate from the parent’s equity.  Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions.  Results of operations attributable to the noncontrolling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Comprehensive Loss

Comprehensive income is comprised of net income and other comprehensive income or loss.  Other comprehensive income or loss refers to revenue, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but excluded from net income as these amounts are recorded directly as an adjustment to equity.

Our other comprehensive income consists of foreign currency translation adjustments and unrealized losses on marketable equity securities.  The following table sets forth the computation of comprehensive income for fiscal 2010 and the 2009 transition period:

	For the Twelve Months Ended September 30,	For the Nine Months Ended September 30,
	2010	2009

Net income (loss)	$431,718)	$(362,051)
Other comprehensive income, net of tax
Unrealized Foreign currency translation gain, net of tax	220,993	22,253
Total other comprehensive income, net of tax	220,993	22,253
Comprehensive income (loss)	652,711)	(339,798)
Less: Comprehensive income attributable to the noncontrolling interests	731,322	101,542
Comprehensive Loss attributable to China America Holdings, Inc.	$(78,611)	$(441,340)

Shipping Costs

Shipping costs are included in selling expenses and totaled $768,854 and $407,481 for fiscal 2010 and the 2009 transition period, respectively.

Recent Accounting Pronouncements

The FASB issued Accounting Standards Update (“ASU”) No. 2010-20. Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, on July 21, 2010, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables.  This guidance is effective for interim and annual periods ending on or after December 15, 2010.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

Accounting for decreases in ownership of a subsidiary - In January 2010, the FASB issued ASU 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary,” which clarifies the scope of the guidance for the decrease in ownership of a subsidiary in ASC 810, “Consolidations,” and expands the disclosures required for the deconsolidation of a subsidiary or de-recognition of a group of assets. This guidance was effective on January 1, 2010.   We have adopted this guidance and it did not have an effect on the accompanying consolidated financial statements.

The FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (ASC Topic 820-10) – Improving Disclosures about Fair Value Measurements.”

ASU No. 2010-06 provides amendments to ASC Subtopic 820-10 that requires new disclosures as follows:

1.
Transfers in and out of Level 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

2.
Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number.)

ASU No. 2010-06 provides amendments to ASC Subtopic 820-10 that clarifies existing disclosures as follows:

1.
Level of disaggregation.  A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position.  A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

2.
Disclosures about inputs and valuation techniques.  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

In January 2010, the FASB issued ASU 2010-01, “Accounting for Distributions to Shareholders with Components of Stock and Cash,” which clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend for purposes of applying ASC 505, “Equity,” and ASC 260, “Earnings Per Share.”  This guidance was effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  The application of the requirements of this guidance had no effect on the accompanying consolidated financial statements.

In September 2009, the FASB issued the ASU No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”, which represents technical corrections to ASC Topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to ASC section 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent).  The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of ASC Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with ASC Topic 820.  The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be made by the investee), and the investment strategies of the investees.  The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in ASC section 320-10-50-1B.  The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient.  The application of the requirements of this guidance had no effect on the accompanying consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value”, which provides amendments to ASC section 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities.  This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

1.	A valuation technique that uses: (a)the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets.

2.
Another valuation technique that is consistent with the principles of ASC topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.  The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The application of the requirements of this guidance had no effect on the accompanying consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies.  Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 2 - ACQUISITIONS

Jinqian Chemical

On September 30, 2009, we entered into a share purchase agreement with Ms. Cuiqin Xiang and Ms. Lihua Hu, the sole owners of Jinqian Chemical, a company established under the laws of the PRC, to acquire a 100% interest in  Jinqian Chemical for 500,000 RMB (US $73,140), the equivalent of Jinqian Chemical’s registered capital.  As of October 1, 2009 the fair market value of Jinqian Chemical’s identifiable assets was $274,551.  As a result of this acquisition, we recognized a bargain purchase gain of $201,411 in the quarter ended December 31, 2009 for the difference between the fair market value of the net assets acquired and the purchase price.

The allocation of the purchase price and net assets acquired in the acquisition of Jinqian Chemical is as follows:

Purchase price	$73,140
Cash	$42,299
Other Receivable(1)	267,708
Inventory	5,452
Total Current Assets	315,459
Fixed Assets	1,289
Total Assets:	316,748
Minus: Liabilities Assumed	(42,197)
Net Assets Acquired:	274,551
Net assets acquired in excess of purchase price	$201,411

   (1) Upon reevaluating the measurements we determined that 99.6% of acquired identifiable assets and 100% of liabilities assumed were current assets and liabilities (including $267,708 in other receivables, a short-term non-interest bearing working capital loan to Nanchang Chemical Co. Ltd, an unrelated party, which was subsequently collected in full as of June 30, 2010), and their book values were equal to their fair market values.

The bargain purchase gain of $201,411 was based on the excess of the net identifiable assets acquired over the purchase price, and takes into account the fact that Jinqian Chemical was established with the assistance of Mr. Hu, the principal shareholder of the Company and CEO of AoHong and that AoHong was the primary customer of Jinqian Chemical such that the majority of its retained earnings were derived from sales to AoHong.  The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Jinqian Chemical had occurred as of the beginning of the 2009 transition period:

	For the 2009 transition period
	China America Holdings, Inc.	Jinqian Chemical	China America Holdings, Inc. Pro-forma

Net revenues	$22,883,725	$485,103	$23,368,828
Cost of sales	20,967,658	232,107	21,199,765
Gross profit	1,916,067	252,996	2,169,063
Selling expenses	730,662	-	730,662
General and administrative	1,304,725	44,732	1,349,457
Total operating expenses	2,035,387	44,732	2,080,119
Total operating income (loss)	(119,320)	208,264	88,944
Other income (expenses):	(68,617)	17	(68,600)
Net income (loss) from continuing operations before income taxes	(187,937)	208,281	20,344
Loss from discontinued operations	(75,375)		(75,375)
Income (loss) before income taxes	(263,312)	208,281	(55,031)
Income taxes (expense) benefit	(98,739)	(7,566)	(106,305)
Net income (loss)	(362,051)	200,715	(161,336)
Net income attributable to noncontrolling interest	(91,768)	-	(91,768)
Net income (loss) attributable to China America Holdings, Inc.	$(453,819)	$200,715	$(253,104)

Basic and diluted loss per common share:
Net (loss) income from continuing operations	$(0.00)		$(0.00)
Net (loss) income from discontinued operations	(0.00)		(0.00)
Net loss per common share	$(0.00)		$(0.00)

Weighted average number of shares outstanding:
Basic and diluted	141,338,265		141,338,265

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

Guangzhou AoHong

On July 19, 2010, AoHong entered into an Equity Purchase Contract with Guorong Chen (“Mr. Chen”) and Yuling Li (“Mr. Li”) to acquire their 100% ownership interest in Guangzhou AoHong  for RMB 11,880,000 (approximately US $1,752,212) in cash.  Guangzhou AoHong intends to construct a storage facility with capacity of 2,500 metric tons on the land acquired to expand to the Guangzhou market, the main production base for home electronics and the auto industry in China.  As of the August 16, 2010 acquisition date, the sole identifiable asset consisted of the land use right for an 8.1 acre parcel of land located approximately 50 kilometers northwest of Guangzhou with a fair value of RMB 11,880,000 (approximately US $1,752,212).  Guangzhou AoHong has not been operational since its inception, and did not have any liabilities as of the acquisition date.  In consolidating Guangzhou AoHong as of the acquisition date, we used Guangzhou AoHong’s financial statements as of September 30, 2010.

NOTE 3 - INVENTORIES

At September 30, 2010 and 2009, inventories consisted of:

	2010	2009
Raw materials	$1,810,099	$1,987,680
Finished goods	302,460	177,887
	$2,112,559	$2,165,567

NOTE 4 – RELATED PARTY TRANSACTIONS

Due to related parties

At September 30, 2010 and 2009 due to related parties consists of the following:

	2010	2009
Due to Aihua Hu	$-	$10,693
Due to Ying Ye	14,930	58,500
Due to Liang Wenjuan	14,929	14,625
Due to China Direct Industries, Inc.	454,233	144,649
	$484,092	$228,467

At September 30, 2010, we reflect $454,233 due to China Direct Industries, Inc. (“China Direct”), comprised of $17,668 of interest payable related to $494,000 promissory note due to China Direct (see note 8), $176,000 of consulting fees due to China Direct in the form of common stock and $242,897 of professional fees paid by China direct on behalf of the Company.  China Direct is a financial consultant and significant shareholder, owning in excess of 10% of our common stock.

Mr. Aihua Hu, CEO of AoHong, and Mrs. Ying Ye are the noncontrolling owners of AoHong. Mr. Hu and Mrs. Ye are husband and wife.  Liang Wejuan is the aunt of Mr. Hu.

NOTE 5 – PROPERTY AND EQUIPMENT

At September 30, 2010 and 2009, property and equipment consisted of the following:

	Estimated Life	2010	2009
Buildings	20 years	$2,285,209	$1,515,412
Automobiles and trucks	5 years	396,770	303,365
Manufacturing Equipment	10 years	3,398,199	2,089,014
Office Equipment	5-7 years	242,090	52,349
Construction in Progress	-	1,699,324	678,385
		8,021,592	4,638,525
Less: Accumulated Depreciation		(1,032,541)	(589,240)
		$6,989,051	$4,049,285

For the twelve months ended September 30, 2010 and nine months ended September 30, 2009 depreciation expense amounted to $422,992 and $262,831, respectively.

NOTE 6 - LAND USE RIGHTS

At September 30, 2010 and 2009, land use rights are as follows:

	Estimated Remaining Life	2010	2009
Land Use Rights - Shanghai AoHong	43 years	$89,589	$87,763
Land Use Rights - Tianjin AoHong	49 years	767,044	751,394
Land Use Rights – Guangzhou AoHong	48 years	1,773,637	-
Less Accumulated Amortization		(28,015)	(10,503)
		$2,602,255	$828,654

In August 2010, Shanghai AoHong acquired Guangzhou AoHong and the Guangzhou land use rights (see note 2).

In May 2009, Tianjin AoHong paid Ji City Bureau of Land Resource an aggregate price of RMB5,137,734 (USD $751,394) for the purchase of the land use rights located in Tianjin province. Under the terms of the land use right acquisition contract, Tianjin AoHong has land use rights with a maturity date of February 22, 2059.

For the year ended September 30, 2010 and nine months ended September 30, 2009, amortization expense amounted to $16,980 and $7,687, respectively.

Amortization of land use rights attributable to future periods is as follows:

Period ending September 30:
2011	$53,930
2012	53,930
2013	53,930
2014	53,930
2015	53,930
Thereafter	2,332,605
$2,602,255

NOTE 7 – NOTES PAYABLE

Notes payable at September 30, 2010 and 2009 consists of amounts borrowed by AoHong, with each borrowing secured by the assets of AoHong indicated in the following table:

	2010	2009
Notes payable to Rural Commercial Bank, due on October 9, 2010. Interest payable quarterly at an annual rate of 5.841%. Secured by realty owned by Shanghai AoHong	$373,240	-
Notes payable to Industrial and Commercial Bank of China Yangpu Road Branch, due on October 20, 2010. Interest payable quarterly at an annual rate of 5.103%. Secured by accounts receivable.	501,635	-
Notes payable to Industrial and Commercial Bank of China Yangpu Road Branch, due on November 18, 2010. Interest payable quarterly at an annual rate of 5.103%. Secured by accounts receivable.	443,409	-
Notes payable to Industrial and Commercial Bank of China Yangpu Road Branch, due on January 20, 2011. Interest payable quarterly at an annual rate of 5.103%. Secured by accounts receivable.	474,761	-
Notes payable to Industrial and Commercial Bank of China Yangpu Road Branch, due on May 18, 2011. Interest payable quarterly at an annual rate of 5.5755%. Secured by accounts receivable.	633,015	-
Notes payable to Industrial and Commercial Bank of China Yangpu Road Branch, due on June 10, 2011. Interest payable quarterly at an annual rate of 5.5755%. Secured by accounts receivable.	474,761	-
Notes payable to Industrial and Commercial Bank of China Yangpu Road Branch, due on February 25, 2010. Interest only payable quarterly at an annual rate of 5.103%. Secured by accounts receivable.		435,825
Notes payable to Industrial and Commercial Bank of China Yangpu Road Branch, due on January 20, 2010. Interest only payable quarterly at an annual rate of 5.103%. Secured by Accounts Receivable.		381,713
Bank acceptances payable, non-interest bearing. Secured by restricted cash of $877,501.		2,193,752
Note payable to individual, due on demand with interest due at 10% per annum and unsecured.		25,000
Bank acceptances payable issued by Rural Commercial Bank Jiading Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $119,437 and due on October 18, 2010.	298,592
Bank acceptances payable issued by Commercial Bank of Zhejiang Province, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $746,480 and due on October 28, 2010.	746,480
Bank acceptances payable issued by Commercial Bank of Zhejiang Province, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $298,592 and due on November 27, 2010.	298,592
Bank acceptances payable issued by Rural Commercial Bank Jiading Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $447,888 and due on January 18, 2011.	895,776
Bank acceptances payable issued by Rural Commercial Bank Jiading Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $313,522 and due on February 18, 2011.	895,776
Bank acceptances payable issued by Rural Commercial Bank Jiading Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $447,888 and due on March 15, 2011.	895,776
Bank acceptances payable issued by Bank of China Ji County Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $52,058 and due on November 24, 2010.	104,115
Bank acceptances payable issued by Bank of China Ji County Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $212,047 and due on November 24, 2010.	424,094
Bank acceptances payable issued by Bank of China Ji County Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $23,360 and due on November 24, 2010.	46,719
Bank acceptances payable issued by Bank of China Ji County Branch, non-interest bearing at a fee of 0.05%. Secured by restricted cash of $854,663 and due on December 22, 2010.	1,309,327
Total	8,816,072	3,036,290
Less: current position	(8,816,072)	(3,036,290)
Long-Term portion of notes payable	$-	$-

NOTE 8 – NOTES PAYABLE – RELATED PARTY

Notes payable – related party is comprised of an aggregate of $494,000 we borrowed from China Direct for working capital.  In August 2008, we borrowed $400,000 from China Direct under the terms of a secured promissory note. We used the proceeds to fund our commitments to AoHong and for working capital purposes.  The due date of the $400,000 note was initially June 30, 2009 and was amended to extend the maturity date to June 30, 2010.  In June 2010 the loan was extended to June 30, 2011.  The loan is unsecured.

At various times during fiscal 2010 we borrowed additional amounts from China Direct for working capital purposes aggregating to $94,000.  These loans are unsecured and bear interest at an annual rate of 4% and were due on various dates between February 2011 and June 2011.  China Direct is a financial consultant and significant shareholder, owning in excess of 10% of our common stock

The due date for all of our obligations to China Direct, including those described above and in note 4, have been extended to October 15, 2011 (see note 14).

NOTE 9 - SHAREHOLDERS' EQUITY

Common Stock Issued For Services

In August 2009 we entered into a consulting and management agreement with a China Direct subsidiary.  The agreement is for a term of 24 months from October 1, 2009 to September 30, 2011, and may be extended for an additional 12 months upon mutual agreement of the parties.  The services provided include, but are not limited to, acting as our representative in the United States, general business consulting, management of professional resources, coordination and preparation of SEC filings and other public disclosures, assistance in financial management and the implementation of internal controls, investor relations, and assisting in the implementation of acquisitions and financing transactions.  Under the term of the agreement, we agreed to issue the China Direct subsidiary a total of 64,000,000 shares of our common stock.  8,000,000 shares are payable by the end of each quarter starting October 1, 2009 and will be recognized as expense at fair value using the average stock price over the quarter the services were performed.  This agreement also provides for the payment of discretionary awards to be paid to the consultant and/or its designees.  Upon the mutual agreement of the parties, the fees can be paid either in cash or our common stock..  In connection with this agreement and the services provided, we recorded related party consulting expense in fiscal 2010 of $483,024 for the value of the 32,000,000 shares earned, of which 8,000,000 of these shares, valued at $176,000, were issued to China Direct subsequent to September 30, 2010.

The August 2009 agreement replaced a previous consulting agreement that had been in place with China Direct during the 2009 transition period.  Under this agreement, we issued a total of 15,000,000 shares of our common stock and recorded related party consulting expense of $289,000 for the 2009 transition period.

In March 2010, we entered into a consulting agreement with Bespoke Growth Partners, Inc. for a term of 6 months commencing March 31, 2010 to perform investor relations consulting services.  Under the terms of the agreement, we agreed to pay Bespoke Growth Partners, Inc. $24,000 in cash and 2,000,000 shares of our common stock as compensation for the services performed.  On April 7, 2010, China Direct agreed to pay a portion of these fees by amending its consulting agreement with us and agreed to transfer to Bespoke Growth Partners, Inc. 2,000,000 shares of our common stock that China Direct would receive from us as consulting fees.  In exchange, Bespoke Growth Partners, Inc. agreed that it will perform certain investor relations services that China Direct would otherwise have been obligated to perform during the term of the Bespoke Growth Partners, Inc. consulting agreement.  We recognized $31,000 as third party consulting expense during fiscal 2010 related to the value of these 2,000,000 shares which were issued on June 18, 2010.

In May 2010, we entered into a consulting agreement with GeoInvesting, LLC to provide investor relation service to us. The agreement is for a term of one year beginning on May 3, 2010.  Under the terms of the agreement, we agreed to issue GeoInvesting, LLC a total of 800,000 shares of our common stock.  During fiscal 2010, we issued 800,000 shares of our common stock with a value of $24,000 to GeoInvesting, LLC related to this agreement.

In May 2010, we entered into a consulting agreement with OptInvestor, LLC to provide investor relations services.  The agreement was for a term of 4 weeks beginning on May 4, 2010.  Under the terms of the agreement, we agreed to pay OptInvestor $1,500 in cash and issue them 100,000 shares of our common stock with a value of $2,700.  We paid these fees to OptInvestor during fiscal 2010.

Stock Option Grants

Stock option activity for fiscal 2010 is summarized as follows:

	Number of Options	Weighted Average Exercise Price
Balance at December 30, 2008	7,900,000	$0.08
Granted(1)	1,000,000	0.20
Exercised	-	-
Forfeited	-	-
Balance at September 30, 2009	8,900,000	$0.09
Granted	-	-
Exercised	-	-
Forfeited	(400,000)	0.19
Balance at September 30, 2010	8,500,000	$0.09

(1)
Stock options were awarded to Mr. Aihua Hu in connection with his June 27, 2007 employment agreement with AoHong to serve as its Chief Executive Officer.  The options are exercisable at $0.20 per share and expire five years from the date of grant and were vested in full when granted.  The options had a fair market value of $0.08 each at the date of award.  The Company recognized stock-based compensation expense for the grant date fair value of $80,195 during the 2009 transition period rather than in fiscal 2007.  In determining whether such an error required a restatement of prior period financial statements we assessed the materiality of this item, weighing both quantitative and qualitative factors.  Our net loss for the year ended December 31, 2007 was $1.1 million, and therefore, the impact of this unrecognized non-cash compensation would have increased our loss by 7%.  We determined that a 7% increase in our net loss would not have a material impact on our financial statements and would not have impacted an investor’s decision regarding our company as a whole had the expense been recognized during the year ended December 31, 2007.

The following table summarizes our stock options outstanding at September 30, 2010:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2010	Weighted Average Exercise Price

$ 0.07-0.08	7,250,000	1.70 Years	$0.07	7,250,000	$0.07
0.19-0.20	1,250,000	1.25 Years	0.20	1,250,000	0.20
	8,500,000		$0.09	8,500,000	$0.09

Common Stock Warrants

Between August and October, 2007 we sold units of our securities consisting of 47,706,735 shares of common stock and granted common stock purchase warrants to purchase 52,477,408 shares of common stock, exercisable at $0.12 per share.  Under this subscription agreement, in the event we were to issue any shares of common stock or securities convertible into shares to any third party purchaser at a price less than the offering price, each purchaser has the right to apply the lowest such price.  We noted the guidance provided under EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock,” effective for financial statements issued for fiscal years beginning after December 15, 2008 (including the pending content under FASB ASC Section 815-40-15), and determined that such a feature, commonly known as a most favored nations provision, rendered these warrants not indexed to our own stock, and therefore we should have recorded the fair value of such warrants as a derivative liability.

We entered into an amendment with the original subscribers to waive the most favored nations provision from the subscription agreement.  The amendment also included a one-time reduction in the exercise price of the warrants from $0.12 per share to $0.04 per share.  As of September 30, 2010, 31 warrant holders covering 44,127,407 warrants have agreed to this amendment, leaving a balance of 8,350,001 warrants with the most favored nations provision.  As a result of this amendment, we treated this reduction in exercise price prospectively as a modification of terms and an exchange of the original equity instrument, and valued this exchange as an increase in additional paid in capital – warrants, as described in ASC Section  718-20-35-3 and incremental compensation cost of $44,127 as a non-operating expense in our consolidated statement of operations in fiscal 2010.  We believe this amendment closely ties the exercise price of the warrants to the fluctuations of our common stock price such that they are indexed to our common stock, therefore making them eligible for the scope exception provided under ASC Section 815-10-15-74 and to be classified as equity.  In addition, we reclassified the remaining 8,350,001 currently exercisable common stock warrants not covered by the amendment to a derivative liability at their fair market value of $54,801, based on the Black-Scholes Option Pricing Model.

Moreover, we reclassified an additional 8,722,705 currently exercisable common stock warrants from additional paid in capital – warrants in equity as a current derivative liability, with exercise prices ranging from $0.10 to $0.35 and expiration dates ranging from September 28, 2010 to March 31, 2012 at an aggregated fair market value of $16,910.

Our assumptions under the Black-Scholes Option Pricing Model for warrants valued fiscal during 2010 were as follows:

Expected life (years)	4-5
Expected volatility	237%
Risk-free interest rate	0.19%-0.42%
Dividend yield	0%

Stock warrant activity for the year ended September 30, 2010 is summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
Balance at December 31, 2008	63,800,113	$0.16
Granted	-	-
Exercised	-	-
Forfeited	(2,450,000)	0.50
Balance at September 30, 2009	61,350,113	$0.14
Granted	-	-
Exercised	-	-
Forfeited	(1,004,250)	0.16
Balance at September 30, 2010	60,345,863	$0.08

The following table summarizes our warrants to purchase its common stock outstanding at September 30, 2010:

Warrants Outstanding				Warrants Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2010	Weighted Average Exercise Price

$ 0.35-0.50	5,668,455	0.80 Years	$0.35	5,668,455	$ 0.35-0.50
0.20	100,000	0.5 Years	0.20	100,000	0.20
0.12	8,350,001	2.25 Years	0.12	8,350,001	0.12
0.10	2,100,000	1.75 Years	0.10	2,100,000	0.10
0.04	44,127,407	2.25 Years	0.04	44,127,407	0.04
	60,345,863		$0.08	60,345,863	$0.08

NOTE 10 - INCOME TAXES

Effective January 1, 2008, AoHong is governed by the Enterprise Income Tax Law of the Peoples Republic of China and local income tax laws (the "PRC Enterprise Income Tax Law").  Pursuant to the PRC Enterprise Income Tax Law, wholly-owned foreign enterprises are subject to tax at a statutory rate of 25% (inclusive of state and local income taxes) for all companies.  Pursuant to the PRC Enterprise Income Tax Law, our Chinese subsidiaries are Resident Enterprises and are subject to tax at a statutory rate of approximately 25% for fiscal 2010 and for the nine months ended September 30, 2009.

The components of (loss) income before income tax for fiscal 2010 and the September 2009 transition period consisted of the following:

	2010	2009
U.S. operations	$(1,012,008)	$(495,620)
Chinese operations	2,038,585	307,683
Discontinued operations		(75,375)
	$1,026,577	$(263,312)

The components of the provision for income taxes fiscal 2010 and the September 2009 transition period are as follows:

	2010	2009
U.S. operations	$-	$-
Chinese operations	594,859	98,739
Discontinued operations	-	-
	$594,859	$98,739

The table below summarizes the reconciliation of our income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision for fiscal 2010 and the 2009 transition period:

	2010	2009
Income tax benefit at Federal statutory rate	$349,000	$(89,000)
State income taxes, net of Federal benefit	47,000	(12,000)
Permanent differences	195,000	200,000
U.S. tax rate in excess of foreign tax rate	(324,000)	(49,000)
Increase in valuation allowance	327,859	48,739
Tax provision	$594,859	$98,739

We have U.S. net operating loss carryforwards for tax purposes totaling approximately $11,960,000 at September 30, 2010.  These net operating loss carryforwards may be available to reduce future years’ taxable income, will expire through 2030 and are subject to the Internal Revenue Code Section 382, which places a limitation on the amount of taxable income that can be offset by net operating losses after a change in control.  Management does not believe that it is more likely than not that we will generate sufficient taxable income in the future to be able to utilize our deferred tax assets, including our net operating loss carryforwards, due to our continuing losses for United States income tax purposes.  Accordingly, we have provided a 100% valuation allowance on our net deferred tax assets.  Management will review this valuation allowance periodically and make adjustments as warranted.

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between financial statement carrying amounts and tax bases of assets and liabilities and for significant income and expense items recognized in different periods for tax and financial reporting purposes.  We have established a valuation allowance for those deferred tax assets for which it is more likely than not that utilization will not occur.  Our deferred tax assets as of September 30, 2010 and 2009 are as follows:

	2010	2009
Net operating loss carryforward	$4,762,000	$4,337,000
Stock-based compensation	209,000	(125,000)
Valuation allowance	(4,971,000)	(4,212,000)
Net deferred tax asset	$-	$-

We evaluate whether tax positions we have taken will more likely than not be sustained upon examination by the appropriate taxing authority.  We periodically reassess the validity of our conclusions regarding uncertain income tax positions to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit.  The impact of this reassessment for fiscal 2010 and the 2009 transition period did not have any impact on our results of operations, financial conditions or liquidity.

NOTE 11 – STATUTORY RESERVES

AoHong is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (“PRC GAAP”).  Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital or members’ equity.  For the period from December 31, 2008 to September 30, 2010, statutory reserve activity is as follows:

AoHong
Balance – December 31, 2008	687,717
Addition to statutory reserves	16,604
Balance – September 30, 2009	$704,321
Addition to statutory reserves	43,172
Balance – September 30, 2010	$747,493

NOTE 12 - FOREIGN OPERATIONS

As of September 30, 2010 substantially all of our revenues and assets are associated with subsidiaries located in the People's Republic of China.  Assets at September 30, 2010 and 2009 as well as revenues for the twelve months ended September 30, 2010 and nine months ended September 30, 2009 are as follows:

	United States	People’s Republic Of China	Total
Net Revenues for the twelve months ended September 30, 2010	$-	$50,972,109	$50,972,109
Net Revenues for the nine months ended September 30, 2009	-	22,883,725	22,883,725

Identifiable assets at September 30, 2010	8,957	23,362,546	23,371,503
Identifiable assets at September 30, 2009	$229	$13,879,560	$13,879,789

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Under the terms of the June 27, 2007 membership interest purchase agreement entered into among us, AoHong, Aihua Hu and Ying Ye, we were required to contribute an aggregate of $3,380,000 of capital to AoHong between September 2007 and June 2009 in addition to the issuance of 12,500,000 shares of our common stock to Aihua Hu.  The 12,500,000 shares were previously issued and as of September 30, 2010, $1,780,000 of the cash contribution obligation remained due to AoHong.   This intercompany commitment was not reflected on our consolidated balance sheet as of September 30, 2010 and 2009.  This amount was paid to AoHong on December 13, 2010.  See note 14 – Subsequent Events.

NOTE 14 - SUBSEQUENT EVENT

On December 9, 2010 Glodenstone Development Limited, a British Virgin Island company (“Glodenstone”) advanced to us $1,780,000 in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong as we negotiated the terms of an agreement to sell our 56.08% interest in AoHong to Glodenstone.  On December 10, 2010, we made the required payment to AoHong.  On December 23, we entered into a Membership Interest Sale Agreement with Glodenstone, Mr. Hu and Ms. Ye to sell our membership interest in AoHong to Glodenstone for aggregate consideration of $3,508,340, payable by cancellation of the $1,780,000 debt we owe Glodenstone and a $1,728,340 promissory note Glodenstone will issue to us at closing.  The promissory note issued by Glodenstone will bear interest at the rate of 5% per annum, will be due on December 31, 2011 with accrued interest and will be secured by the membership interest in AoHong which we have agreed to sell to Glodenstone. Also, on December 23, 2010 we signed a promissory note agreeing to repay Glodenstone the $1,780,000 it advanced to us on December 9, 2010.  We agreed to pay interest on this obligation at the rate of 5% per annum and the principal balance and accrued interest are due upon the earlier of May 31, 2011 or the closing on the sale of our 56.08% interest in AoHong to Glodenstone. In addition, Mr. Hu will resign all positions with our company upon closing of this transaction which is conditioned upon the approval of our stockholders.

We agreed to file an information statement with the SEC in compliance with applicable U.S. Federal securities laws describing the sale of our interest in AoHong and use our best efforts to respond to any comments from the SEC in order to facilitate shareholder approval as required under the terms of the Membership Interest Sale Agreement and applicable law.

At such time as the transaction closes, it will constitute the sale of all or substantially all of our assets.

On December 29, 2010, China Direct agreed to extend the due date for all of our obligations to them, aggregating to approximately $0.8 million, to October 15, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

(MARK ONE)
FORM 10-Q

[X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2010
OR

[ ]       TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM __________________ TO __________________

COMMISSION FILE NUMBER: 000-53874

CHINA AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	82-0326560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, China	201811
(Address of principal executive offices)	(Zip Code)

 86-21-59974046
(Registrant's telephone number, including area code)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 (or for such shorter period that the registrant was required to submit and post such files).   Yes [ ] No [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)
Yes [ ] No [X]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.  192,710,792 shares of common stock are issued and outstanding as of February 9, 2011.

i

INDEX OF CERTAIN DEFINED TERMS USED IN THIS REPORT

“China America” “we,” “us,” “ours,” and similar terms refers to China America Holdings, Inc., a Florida corporation formerly known as Sense Holdings, Inc., and our subsidiaries;

“AoHong Chemical” refers to Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability company which is a majority owned subsidiary of China America, together with AoHong Chemical’s wholly owned subsidiaries Shanghai Binghong Trading Co., Ltd., a Chinese limited liability company,  Shanghai Wuling Environmental Material Co., Ltd., a Chinese limited liability company,  AoHong (Tianjin) Chemical Co., Ltd. a Chinese limited liability company (“AoHong Tianjin”), Shanghai Jinqian Chemical Co. Ltd. a Chinese limited liability company (“Jinqian Chemical”), and Guangzhou AoHong  Chemical Co., Ltd, formerly known as Guangzhou Jianxin Enterprise Co., Ltd., a Chinese limited liability company (“Guangzhou AoHong”);

“China Direct” refers to China Direct Industries, Inc., a Florida corporation, and its subsidiaries.  China Direct owns approximately 30% of our outstanding common stock;

“Glodenstone” refers to Glodenstone Development Limited, a British Virgin Island company;

“PRC” or “China” refers to the People’s Republic of China, and

Our fiscal year ends on September 30. We have defined various periods that are covered in this report as follows:

•	?皌hree months ended December 31, 2010” — October 1, 2010 through December 31, 2010.
•	“three months ended December 31, 2009” — October 1, 2009 through December 31, 2009.
•	“fiscal 2010” — October, 1, 2009 through September 30, 2010.
•	“fiscal 2011” — October, 1, 2010 through September 30, 2011.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This report contains forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

•	our ability to raise sufficient capital to satisfy our obligations,
•	risks associated with the lack of experience of our sole officer with U.S. public companies,
•	difference in legal protections under Chinese and U.S. laws,
•	the risk of doing business in the People's Republic of China ("PRC"),
•	restrictions on currency exchange,
•	dependence on key personnel,
•	enhanced government regulation,
•	compliance with PRC governmental regulation and environmental laws,
•	compliance with the United States Foreign Corrupt Practices Act,
•	limited insurance coverage,
•	market overhang from outstanding warrants and options,
•	absence of corporate governance protections, and
•	the impact of the penny stock rules on the trading in our common stock.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this report in its entirety and review the risks described in "Item 1A. - Risk Factors" in our Annual Report Form 10-K for the year ended September 30, 2010 as filed with the Securities and Exchange Commission (the “SEC”). Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PART 1 - FINANCIAL INFORMATION
Item 1.  Financial Statements

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	September 30, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$3,465	$8,957
Assets of discontinued operations	25,175,243	23,362,546
Total current assets	25,178,708	23,371,503

Total assets	$25,178,708	$23,371,503

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable	$1,780,000	$-
Notes payable-related party	534,000	494,000
Accounts payable and accrued expenses	92,692	156,086
Due to related parties	431,322	489,610
Derivative liability	60,045	189,358
Liabilities of discontinued operations	15,211,585	12,389,432
Total current liabilities	18,109,644	13,718,486

SHAREHOLDERS' EQUITY:
China America Holdings, Inc. shareholders' equity
Common stock: $.001 par value, 500,000,000 shares authorized; 184,710,792 and 176,710,792 shares issued and outstanding at December 31, 2010 and September 30, 2010	184,711	176,711
Additional paid-in capital	20,494,787	20,326,787
Statutory reserves	792,352	747,493
Accumulated deficit	(20,831,167)	(17,896,144)
Accumulated other comprehensive income	628,236	551,864
Total China America Holdings, Inc. shareholders' equity	1,268,919	3,906,711
Noncontrolling interest	5,800,145	5,746,306
Total shareholders' equity	7,069,064	9,653,017

Total liabilities and equity	$25,178,708	$23,371,503

The accompanying notes are an integral part of the unaudited financial statements.

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2010	2009

Operating expenses:
Consulting expense - related party	$80,000	$146,024
General and administrative expenses	18,920	154,563
Total operating expenses	98,920	300,587

Operating loss	(98,920)	(300,587)

Other income (expenses):
Interest expense - related party	(5,270)	(4,033)
Other income	4,380	-
Gain on change in fair value of derivative liability	129,313	-
Total other income (expenses)	128,423	(4,033)
Income (loss) from continuing operations before taxes
and noncontrolling interest	29,503	(304,620)

Discontinued operations:
(Loss) income from discontinued operations	(31,125)	867,126
Loss on disposal of discontinued operations	(2,902,212)	-
Total (loss) income from discontinued operations	(2,933,337)	867,126

(Loss) income before income taxes and noncontrolling interest	(2,903,834)	562,506

Provision for income taxes	-	-

Net (loss) income	(2,903,834)	562,506

Less: loss (income) attributable to noncontrolling interest	13,670	(380,841)

Net (loss) income attributable to China America Holdings, Inc.	$(2,890,164)	$181,665

Basic and diluted loss per common share:
Loss from continuing operations	$0.00	$(0.00)
Loss from discontinued operations	(0.02)	0.00
Loss per common share	$(0.02)	$0.00

Weighted average common shares outstanding - basic and diluted	183,567,935	151,810,792

Amount attributable to China America Holdings, Inc.
Income (loss) from continuing operations, net of tax	$29,503	$(304,620)
(Loss) income from discontinued operations, net of tax	(2,919,667)	486,285
Net loss	$(2,890,164)	$181,665

The accompanying notes are an integral part of the unaudited financial statements.

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2010	2009

Cash flows from operating activities:
Net (loss) income	$(2,903,834)	$562,506
Loss (income) from discontinued operations	2,933,337	(867,126)
Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used in) continuing operations:
Common stock issued for services	80,000	146,024
Loss on change in fair value of derivative liabilities	(129,313)	-
Changes in assets and liabilities:
Accounts payable and accrued expenses	(98,771)	(37,332)
Net cash used in continuing operations	(118,581)	(195,928)
Net cash (used in) provided by discontinued operations	(1,102,646)	660,566
Net cash (used in) provided by operating activities	(1,221,227)	464,638

Cash flows from investing activities:
Net cash used in discontinued operations	(975,458)	(398,014)
Net cash flows used in investing activities	(975,458)	(398,014)

Cash flows from financing activities:
Proceeds from related party advances	113,090	195,928
Net cash provided by discontinued operations	1,662,675	971,857
Net cash flows provided by financing activities	1,775,765	1,167,785

Effect of exchange rate on cash	415,428	(112)
Net (decrease) increase in cash	(5,492)	1,234,297
Cash - beginning of year or period	8,957	1,721,231
Cash - end of year or period	$3,465	$2,955,528

Supplemental disclosure of cash flow information - discontinued operations:
Cash paid for interest	$36,805	$15,062
Cash paid for income taxes	$92,901	$24,494

Supplemental disclosure of non cash investing and financing activities:
Tianjin construction deposit reclassified to property and equipment	$-	$357,375

The accompanying notes are an integral part of the unaudited financial statements.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

China America Holding, Inc. (“we,” “us,” or “ours,”) is a Florida corporation formed on July 13, 1998. Prior to June 27, 2007, our core business was the design, development, manufacture and selling of fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. We had also licensed certain patented technology designed to detect chemical vapors and unexploded ordnance including bombs, grenades, shells, rockets, and other explosive devices.

Effective June 27, 2007, we entered into a membership interest exchange agreement with AoHong Chemical and its sole members Mr. Aihua Hu and his wife, Mrs. Ying Ye. Under the terms of the agreement, we acquired 56.08% of the membership interests of AoHong Chemical from that company in exchange for $3,380,000 to be invested in AoHong Chemical between September 30, 2007 and July 27, 2009.  As part of the transaction, 12,500,000 shares of our common stock valued at $1,187,500 were issued to Mr. Hu.  As of September 30, 2010 $1,780,000 remained outstanding to AoHong Chemical from this transaction, which was accounted for as an intercompany transaction.  On December 9, 2010 we borrowed $1,780,000 from Glodenstone, an unrelated third party, in order to allow us to pay the remaining portion of our obligation to contribute capital to AoHong Chemical as we negotiated the terms to sell our 56.08% interest in AoHong Chemical to Glodenstone.  On December 10, 2010 we made the required payment to AoHong Chemical.  On December 23, 2010 we entered into a Membership Interest Sale Agreement with Glodenstone, Mr. Hu and Ms. Ye to sell our 56.08% membership interest in AoHong Chemical to Glodenstone for aggregate consideration of $3,508,340, payable by cancellation of our $1,780,000 debt to Glodenstone and Glodenstone’s issuance to us at closing of a promissory note in the principal amount of $1,728,340.  As a result of our entering into the sale agreement, the results of operations of AoHong Chemical are reflected as discontinued operations in the accompanying statements of operations for the three months ended December 31, 2010 and 2009.  We also recorded a provision for the loss on the disposal of our investment in AoHong Chemical in the amount of $2.9 million (see Note 2 – AoHong Chemical Sale Transaction).

AoHong Chemical generates revenues through the sale of freon-based chemical products, which are used as refrigerants in air-conditioning, refrigerators, and automobile air conditioning systems; and in petrochemical and pharmaceutical industries in the manufacturing of vesicants, sprays, fire extinguishers, and related products.

AoHong Chemical offers two broad categories of Freon-based products:

·	Single Freon-based chemical products, which are distributed in either bulk quantities or retail packages after AoHong Chemical breaks the bulk and repackages them at its facilities;
·	Multiple Freon-based chemical products, which are custom mixed based on customers’ specifications at its facilities and sold in either bulk or retail packages.

Customers of AoHong Chemical include manufacturers of automobiles, refrigerators, air conditioners, chemicals, and pharmaceuticals as well as distributors of coolants. Historically AoHong Chemical has witnessed a seasonal surge in demand for refrigerant products from March to July.

AoHong Chemical was established in February 2000 as Shanghai AoHong Industry Co., Ltd. On July 5, 2007 AoHong Chemical changed its name to Shanghai AoHong Chemical Co., Ltd. AoHong Chemical has five wholly-owned subsidiaries, including Shanghai Binghong Trading Co., Ltd. which was established in March 2002, and Shanghai Wuling Environmental Material Co., Ltd. (“Wuling”) which was established in January 2005.

In November 2008, AoHong Chemical created AoHong (Tianjin) Chemical Co., Ltd., a Chinese limited liability company, as a wholly owned subsidiary (“AoHong Tianjin”) to expand its distribution channels to the Beijing region.  AoHong Tianjin serves as a second production base in northern China.

On September 30, 2009, Wuling entered into a membership interest exchange agreement with Ms Cuiqin Xiang and Ms Lihua Hu, the sole members of Shanghai Jinqian Chemical Co., Ltd. a company established under the laws of the PRC (“Jinqian”) to acquire 100% of the outstanding ownership interest for cash of $73,140, the amount of its original registered capital.  Jinqian provides inspection services for specialty gas cylinders.

On July 19, 2010, AoHong Chemical entered into an Equity Purchase Contract with Guorong Chen (“Mr. Chen”) and Yuling Li (“Mr. Li”) to acquire their 100% ownership interest in Guangzhou Jianxin Enterprise Co. Ltd. for RMB 11,880,000 (approximately US $1,752,212) in cash.  The transaction was completed on August 16, 2010 and Guangzhou Jianxin Enterprise Co. Ltd subsequently changed its name to AoHong (Guangzhou) Chemical Co., Ltd. (“Guangzhou AoHong”).

Basis of Presentation

The accompanying unaudited consolidated financial statements include China America Holdings, Inc. and all of its subsidiaries, including those operating outside the United States of America.  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  Our consolidated financial statements include the accounts of the Company and its controlled entities, including wholly-owned and majority owned subsidiaries. All significant inter-company account balances and transactions have been eliminated.  As further discussed in Note 2, the results of operations for the three months ended December 31, 2009 and the consolidated balance sheet as of September 30, 2010 have been presented to reflect AoHong Chemical as a discontinued operation.  In addition, certain prior year balances have been reclassified to conform to the current year presentation.

The accompanying unaudited consolidated financial statements for the interim periods have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for interim financial statements, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Annual Report on Form 10-K for the year ended September 30, 2010 as filed with the SEC.  The results of operations for the three months ended December 31, 2010 are not necessarily indicative of the results for the full fiscal year.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates for fiscal 2011 and 2010 include provisions made for sales and the related allowance for doubtful accounts and the useful lives of property and equipment and other long-term assets. We also rely on assumptions such as volatility, forfeiture rate, and expected dividend yield when calculating the fair value of our derivative liability related to common stock purchase warrants.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, we consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risks

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. We deposit our cash with high credit quality financial institutions in the United States and China. In China, there is no equivalent federal deposit insurance as in the United States; as such these amounts held in banks in China are not insured. We have not experienced any losses in such bank accounts through December 31, 2010.

At December 31, 2010 and September 30, 2010, our bank deposits in the United States were approximately $3,000 and $9,000, respectively.  In addition, AoHong Chemical has cash and cash equivalents on deposit in the PRC in the amount of $2.8 million and $2.1 million at December 31, 2010 and September 30, 2010, respectively, which are reflected in current assets from discontinued operations in the accompanying consolidated balance sheets.

Derivative Liability

We evaluate our convertible debt, options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Sections 810-10-05-4 and 815-40-25.  The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations as other income or expense.  Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and the related fair value is reclassified to equity.

We perform a mark-to-market valuation on a quarterly basis using the Black-Scholes Option Pricing Model with gains and losses to be recognized in current earnings. As of December 31, 2010 our derivative liability associated with 16,218,456 common stock purchase warrants is $60,045.

Impairment of Long-Lived Assets

We have adopted ASC Section 360-10-35-17 for long-lived assets.  Our business is highly regulated.  Any negative change in regulatory and environmental policies, technical specifications, and customer acceptance of our products may have an adverse effect on our business operations, including any possible cessation of our operating activities, or otherwise impair the usefulness and fair market value of our property, plant and equipment.  These changes in circumstances and other changes we may encounter in the future may require us to perform additional impairment analyses of our plant, property and equipment and other long-lived assets beyond the regular annual analysis.  We performed our last impairment analysis on or around December 31, 2010, and determined that there was no impairment to our long-lived assets.

Fair Value of Financial Instruments

We adopted on a prospective basis certain required provisions of ASC Topic 820, “Fair Value Measurements.”  These provisions relate to our financial assets and liabilities carried at fair value and our fair value disclosures related to financial assets and liabilities.  ASC Topic 820 defines fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs to fair value measurements - Level 1, meaning the use of quoted prices for identical instruments in active markets; Level 2, meaning the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; and Level 3, meaning the use of unobservable inputs. Observable market data should be used when available.

The carrying amounts reported for cash, accounts receivable, notes receivable, due from related party, accounts payable and accrued expenses, advances from customers, notes payable, loans and amounts due from related parties, which are included in current assets and liabilities from discontinued operations, approximate their fair market value based on the short term maturity of these instruments.

Employee and Non-Employee Stock-Based Compensation

We account for stock based compensation in which we obtain employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of ASC section 718-10-30 and account for equity instruments issued to parties other than employees for acquiring goods or services under the guidance of ASC Section 505-50-30. Pursuant to ASC Section 718-10-30-6, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

Earnings per Common Share

Basic earnings/loss per share is computed by dividing net earnings/loss by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of unexercised stock options and warrants. For the three months ended December 31, 2010 and 2009, the effect of these outstanding warrants and stock options are antidilutive.  Accordingly, basic and diluted loss per share is the same for all periods presented.

The following table shows the weighted-average number of potentially dilutive shares excluded from the diluted net loss per share calculation for the three month periods ended December 31, 2010 and 2009:

	As of December 31,
	2010	2009
Stock options issued to employees with exercise prices
ranging from $0.07 to $0.20	8,500,000	8,650,000
Common stock purchase warrants with exercise prices
ranging from $0.04 to $0.50	60,245,863	61,350,113
Total outstanding potentially-dilutive shares	68,745,863	70,000,113

Income Taxes

We account for income taxes under ASC Section 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

We have adopted ASC Section 740-10-25, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC Section 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC Section 740-10-25.

Foreign Currency Translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with ASC Section 830-10-55 and are included in determining net income or loss.

Our reporting currency is the U.S. dollar. The functional currency of our Chinese subsidiaries is the Chinese dollar or Renminbi ("RMB"). For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date and revenues and expenses are translated at the weighted average rates of exchange. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. The cumulative translation adjustment and effect of exchange rate changes on cash at December 31, 2010 was $415,428. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income (loss). A summary of the conversion rates for the periods presented is as follows:

	December 31, 2010	September 30, 2010	December 31, 2009
Period end RMB: U.S. dollar exchange rate	6.6118	6.6981
Average year-to-date RMB: U.S. dollar exchange rate	6.6670		6.8360

Non-controlling Interest

Non-controlling interests in our subsidiary are recorded as a component of our equity, separate from the parent’s equity.  Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions.  Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income or loss.  Other comprehensive income or loss refers to revenue, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but excluded from net income as these amounts are recorded directly as an adjustment to equity.  Our other comprehensive income consists of foreign currency translation adjustments.  The following table sets forth the computation of comprehensive income for the three months ended December 31, 2010 and 2009:

	For the Three Months Ended
	December 31,
	2010	2009
Net income (loss)	$(2,903,834)	$562,506
Other comprehensive (loss) income, net of tax
Unrealized foreign currency translation gain, net of tax	143,882	398
Total other comprehensive income, net of tax	143,882	398
Comprehensive (loss) income	(2,759,952)	562,904
Less: comprehensive income attributable to
the noncontrolling interests	(53,839)	(380,776)
Comprehensive (loss) income attributable to
China America holdings, Inc.	$(2,813,791)	$182,128

Recent Accounting Pronouncements

The FASB issued Accounting Standards Update (“ASU”) No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, on July 21, 2010, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

Accounting for decreases in ownership of a subsidiary - In January 2010, the FASB issued ASU No. 2010-02, “Accounting and Reporting for Decreases in Ownership of a Subsidiary,” which clarifies the scope of the guidance for the decrease in ownership of a subsidiary in ASC Section 810, “Consolidations,” and expands the disclosures required for the deconsolidation of a subsidiary or de-recognition of a group of assets. This update was effective on January 1, 2010 and it did not have an effect on the accompanying consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements.” This ASU establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities. This ASU provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments in this ASU also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Adoption of this update did not have an effect on our financial condition or results of operations.

There are no recently issued accounting standards that are expected to have a material effect on our financial condition, results of operations or cash flows.

NOTE 2 – AOHONG CHEMICAL SALE TRANSACTION

On December 9, 2010 Glodenstone advanced to us $1,780,000 in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong Chemical, as more fully described in Note 1.  On December 10, 2010, we made the required payment to AoHong Chemical.  On December 23, 2010 we signed a promissory note agreeing to repay Glodenstone the $1,780,000 it advanced to us on December 9, 2010 (the “Glodenstone Note”).  We agreed to pay interest on this obligation at the rate of 5% per annum and the principal balance and accrued interest are due upon the earlier of May 31, 2011 or the closing on the sale of our 56.08% interest in AoHong Chemical to Glodenstone as discussed below.

On December 23, 2010 we entered into a Membership Interest Sale Agreement (the “Purchase Agreement”) with Glodenstone, Mr. Hu and Ms. Ye to sell our membership interest in AoHong Chemical to Glodenstone for aggregate consideration of $3,508,340.

Under the terms of the Purchase Agreement, the $3,508,340 purchase price is comprised of the following:

·	Forgiveness of the Glodenstone Note in the principal amount of $1,780,000; and
·	The delivery to us of a secured promissory note in the principal amount of $1,728,340 (the “Purchase Note”).

The Purchase Note pays interest at an annual rate of 5%, is due December 31, 2011 and is secured by the 56.08% ownership interest in AoHong Chemical (the “Collateral”).  In the event that Glodenstone does not pay the amounts due under the terms of the Purchase Note, we may, at our option, (i) declare the entire unpaid principal balance of the Purchase Note, together with accrued and unpaid interest, immediately due and payable; (ii) sell the Collateral in a private or public sale and apply the proceeds of the sale of the Collateral towards repayment of the Glodenstone obligations under the Purchase Note; and (iii) pursue any other remedy available to us at law or in equity.

The closing of this transaction is conditioned upon the approval of our stockholders.  We agreed to file an information statement with the SEC in compliance with applicable U.S. Federal securities laws describing the sale of our interest in AoHong Chemical and use our best efforts to respond to any comments from the SEC in order to facilitate shareholder approval as required under the terms of the Purchase Agreement and applicable law. At such time as the transaction closes, it will constitute the sale of all or substantially all of our assets.

As a result of our entering into the Purchase Agreement, the results of operations of AoHong Chemical are reflected as discontinued operations in the accompanying statements of operations for the three months ended December 31, 2010 and 2009.  We also recorded a provision for the loss on the disposal of our investment in AoHong Chemical in the amount of $2.9 million.  The following table sets forth the results of the discontinued operations for the three months ended December 31, 2010 and 2009:

	2010	2009

Revenues	$20,931,436	$11,258,589
Cost of revenues	20,179,773	9,664,255
Gross profit	751,663	1,594,334
Operating expenses	761,735	891,440
Other income	(10,567)	188,421
Provision for income taxes	10,486	24,189
(Loss) income from discontinued operations	(31,125)	867,126
Loss from disposal of discontinued operations	(2,902,212)	-
Total (loss) income from discontinued operations	$(2,933,337)	$867,126

The following table sets forth certain balance sheet information for the discontinued operations as of December 31, 2010 and 2009:

	2010	2009
ASSETS:
Cash	$2,801,951	$2,056,788
Restricted cash	2,397,229	3,315,935
Accounts receivable, net	2,044,601	4,838,688
Inventory	6,002,833	2,112,559
Other current assets	1,345,520	1,410,256
Total current assets	14,592,134	13,734,226

Property and equipment	7,921,019	6,989,051
Land use rights	2,631,841	2,602,256
Other assets	30,249	37,013
Total assets from discontinued operations	25,175,243	$23,362,546

LIABILITIES:
Notes payable	$7,451,829	$8,816,072
Accounts payable and accrued expenses	1,610,119	1,062,027
Advances from customers	1,709,937	1,167,357
Taxes payable	1,108,216	1,069,686
Due to related parties	429,272	29,859
Other liabilities	2,902,212	244,431
Total liabilities from discontinued operations	$15,211,585	$12,389,432

NOTE 3 – RELATED PART Y TRANSACTONS

At December 31, 2010 and September 30, 2010, our related party payable to China Direct, our corporate management service provider and owner of approximately 30% of our common stock, was $431,322 and $489,610, respectively, comprised of the following:

	December 31, 2010	September 30, 2010
Interest payable	$40,647	$35,377
Professional fees	310,675	278,233
Corporate management services	80,000	176,000
	$431,322	$489,610

The interest payable of $40,647 reflects the accrued interest on the $534,000 of promissory notes due to China Direct (see Note 4 – Notes Payable – Related Party).  The professional fees represent legal, auditing, public and investor relations fees that have been paid by China Direct on our behalf.    The corporate management services are payable in shares of our common stock (See Note 5) and were issued in January, 2011.  The remaining amounts are due October 15, 2011.

AoHong Chemical has amounts due to its chief executive officer, Mr. Aihua Hu, and certain members of his family of $429,272 and $29,859 at December 31, 2010 and September 30, 2010, respectively.  These amounts are reflected in liabilities of discontinued operations.

NOTE 4 - NOTES PAYABLE – RELATED PARTY

Notes payable – related party is comprised of an aggregate of $534,000 we borrowed from China Direct for working capital.  In August 2008, we borrowed $400,000 from China Direct under the terms of a secured promissory note. We used the proceeds to fund part of our capital contribution commitment to AoHong Chemical.

At various times during fiscal 2010 we borrowed additional amounts from China Direct for working capital purposes aggregating to $94,000.  On October 26, 2010, we borrowed an additional of $40,000 from China Direct for working capital purposes.

All of the notes payable to China Direct are unsecured, accrue interest at an annual rate of 4% and are due on October 15, 2011, except for the $40,000 note which originated on October 26, 2010, which is due on October 25, 2011.

NOTE 5 - SHAREHOLDERS' EQUITY

Common Stock Issued For Services

In August 2009 we entered into a consulting and management agreement with a China Direct subsidiary.  The agreement is for a term of 24 months from October 1, 2009 to September 30, 2011, and may be extended for an additional 12 months upon mutual agreement of the parties.  The services provided include, but are not limited to, acting as our representative in the United States, general business consulting, management of professional resources, coordination and preparation of SEC filings and other public disclosures, assistance in financial management and the implementation of internal controls, investor relations, and assisting in the implementation of acquisitions and financing transactions.  Under the term of the agreement, we agreed to issue the China Direct subsidiary a total of 64,000,000 shares of our common stock.  8,000,000 shares are payable by the end of each quarter starting October 1, 2009 and are recognized as expense at fair value using the average stock price over the period the services were performed.  This agreement also provides for the payment of discretionary awards to be paid to the consultant and/or its designees.  Upon the mutual agreement of the parties, the fees can be paid either in cash or our common stock.  In connection with this agreement and the services provided, we recorded related party consulting expense of $80,000 and $146,024 for the three months ended December 31, 2010 and 2009, respectively.

Stock Options

Stock option activity for the three months ended December 31, 2010 is summarized as follows:

	Number of Options	Weighted Average Exercise Price
Balance at September 30, 2010	8,500,000	$0.09
Granted	-	-
Exercised	-	-
Forfeited	-	-
Balance at December 31, 2010	8,500,000	$0.09

Common Stock Warrants

Between August and October, 2007 we sold units of our securities consisting of 47,706,735 shares of common stock and granted common stock purchase warrants to purchase 52,477,408 shares of common stock with a par value of $0.001 per share, exercisable at $0.12 per share. Under the terms of this subscription agreement, in the event we were to issue any shares of common stock or securities convertible into shares to any third party purchaser at a price less than the offering price, each purchaser has the right to apply the lowest such price. We noted the guidance provided under EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock,” effective for financial statements issued for fiscal years beginning after December 15, 2008 (including the pending content under ASC Section 815-40-15), and determined that such a feature, commonly known as a most favored nations provision, rendered these warrants not indexed to our own stock, which require the warrants to be recorded at fair value as a derivative liability.

At December 31, 2010, we had 16,218,456 warrants outstanding that were subject to the most favored nations provision and a related derivative liability of $60,045.  Our assumptions under the Black Scholes Option Pricing Model for the warrants valued at December 31, 2010 were as follows:

Expected life (years)	0.25-1.75
Risk free rate of interest	0.12%-0.61%
Volatility	220%
Dividend yield	0%

Stock warrant activity for the nine months ended December 31, 2010 is summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
Balance at September 30, 2010	60,345,863	$0.08
Granted	-	-
Exercised	-	-
Forfeited	-	-
Balance at December 31, 2010	60,345,863	$0.08

NOTE 6 - STATUTORY RESERVES

AoHong Chemical is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (“PRC GAAP”).  Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital or members’ equity. For the three months ended December 31, 2010, statutory reserve activity is as follows:

Aohong
Balance - September 30, 2010	747,493
Additional to statutory reserves	44,859
Balance - December 31, 2010	$792,352

NOTE 7 – COMMITMENTS AND CONTINGENCIES

As more fully described in Note 2, on December 23, 2010 we entered into the Purchase Agreement with Glodenstone, Mr. Hu and Ms. Ye to sell our membership interest in AoHong Chemical to Glodenstone for aggregate consideration of $3,508,340, payable by cancellation of the Glodenstone Note and Glodenstone’s issuance to us at closing the $1,728,340 Purchase Note.

The closing of this transaction is conditioned upon the approval of our stockholders.  We are required to file an information statement with the SEC in compliance with applicable U.S. Federal securities laws describing the sale of our interest in AoHong Chemical and will use our best efforts to respond to any comments from the SEC in order to facilitate shareholder approval as required under the terms of the Membership Interest Sale Agreement and applicable law.

We anticipate that the Purchase Agreement will close 20 days after the information statement is first mailed to our shareholders.  However, if the closing of the Purchase Agreement does not occur by May 31, 2011, the Purchase Agreement automatically terminates.  In that event, the amounts due under the Glodenstone Note remain outstanding and we would be required to transfer our membership interest in AoHong Chemical to Glodenstone in full satisfaction of the Glodenstone Note.

NOTE 8 – SUBSEQUENT EVENT

On January 19, 2011 we borrowed an additional $20,000 from China Direct pursuant to a promissory note which provides for repayment of the principal balance plus interest at the rate of 4% per annum on January 18, 2012.  We used these funds for general working capital purposes.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the information contained in our unaudited consolidated financial statements and the notes thereto appearing elsewhere herein and in conjunction with the financial statements and Management’s Discussion and Analysis set forth in our Annual Report on Form 10-K for the year ended September 30, 2010.  As our fiscal year ends on September 30, we have defined various that are covered in this report as follows:

•	“first quarter of fiscal 2011” — October 1, 2010 through December 31, 2010.
•	“first quarter of fiscal 2010” — October 1, 2009 through December 31, 2009.
•	“fiscal 2011” — October, 1, 2010 through September 30, 2011.
•	“fiscal 2010” — October, 1, 2009 through September 30, 2010.

Overview

Since June 2007 our business has been conducted through our majority owned subsidiary, AoHong Chemical.  AoHong Chemical and its subsidiaries sell and distribute assorted chemicals in China and the majority of our revenues are generated through the sale and distribution of liquid coolants.  While AoHong Chemical’s products can be employed in a variety of applications, it primarily sells and distributes refrigerants for use in air conditioning systems.  AoHong Chemical also sells and distributes chemical products used in the application of fire extinguishing agents, aerosol sprays, insecticides, and tetrahydrothiophene.

On December 9, 2010 Glodenstone Development Limited, a British Virgin Islands company (“Glodenstone”), advanced to us $1,780,000 in order to allow us to fulfill the remaining portion of our obligation to contribute capital to AoHong Chemical in connection with our negotiating the terms of an agreement to sell our 56.08% interest in AoHong Chemical to Glodenstone.  On December 10, 2010 we used the funds advanced to us from Glodenstone to satisfy the remaining balance of our obligation to AoHong Chemical under the terms of the Membership Interest Purchase Agreement dated June 27, 2007 pursuant to which we acquired a 56.08% interest in AoHong Chemical.  AoHong Chemical was required to demonstrate to the PRC government that the remaining capital contribution due from us had been invested in AoHong Chemical, and while we had been attempting to raise this capital through other means, we were unsuccessful.  On December 23, 2010 we entered into a Membership Interest Sale Agreement with Glodenstone, Mr. Aihua Hu and Ying Ye, to sell our 56.08% membership interest in AoHong Chemical to Glodenstone for $3,508,340.  The purchase price is payable by cancellation of the $1,780,000 debt we owe Glodenstone and a $1,728,340 promissory note Glodenstone will issue to us at closing.  Completion of this transaction is subject to stockholder approval.

Our board of directors determined that it was in our best interests to sell our interest in AoHong Chemical because of the continued difficulties we experienced in securing not only the funds necessary to satisfy our remaining capital contribution obligations to AoHong Chemical, but the additional capital necessary to properly finance its operations.  The sale of our interest in AoHong Chemical will constitute a sale of all or substantially all of our assets and all of our business operations, including the revenues and expenses associated with the operation of AoHong Chemical.  We are currently seeking a business combination with an operating entity which, while wishing to avail itself of the benefits of being a U.S. public company, does not require the immediate level of capital that AoHong Chemical requires.  Consequently, if we do not acquire another business prior to completion of the sale, we will be treated as a shell corporation under Federal securities laws.  We have not identified any potential acquisition candidates and there are no assurances that we will be able to affect such a transaction in future periods.

We agreed to file an information statement with the SEC in compliance with applicable U.S. Federal securities laws describing the sale of our interest in AoHong Chemical and to use our best efforts to respond to any comments from the SEC in order to facilitate shareholder approval as required under the terms of the Purchase Agreement and applicable law. We anticipate that the Purchase Agreement will close 20 days after the information statement is first mailed to our shareholders.  However, if the closing of the Purchase Agreement does not occur by May 31, 2011, the Purchase Agreement automatically terminates.  In that event, the amounts due under our indebtedness to Glodenstone will become immediately due and payable and we would be required to transfer our membership interest in AoHong Chemical to Glodenstone in full satisfaction of this indebtedness.

If, as expected, our stockholders approve the sale of our interest in AoHong Chemical to Glodenstone, AoHong Chemical’s operations will no longer be part of our business.  In accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the results of operations for AoHong Chemical are reflected as a discontinued operation in our consolidated financial statements. Our continuing operations are comprised of our U.S. operating expenses, which primarily consist of compliance with U.S. regulatory requirements and the payment of independent accounting fees, investor relations expenses, consulting and other professional fees associated with being a public company.

Our Performance

Our income from continuing operations in the first quarter of fiscal 2011 was $30,000, compared to a loss from continuing operations of $0.3 million for the same period in fiscal 2010.  Income from continuing operations in the first quarter of fiscal 2011 was primarily driven by a gain on the change in fair value of our derivative liability in the amount of $0.1 million.  Our loss from discontinued operations was $2.9 million in the first quarter of fiscal 2011 and was mainly the result of our recognition of the estimated loss on disposal of our 56.08% membership interest in AoHong Chemical.  Net loss for the first quarter of fiscal 2011 was $2.9 million, compared to net income of $0.6 million for the same period of fiscal 2010.

RESULTS OF OPERATIONS

The following table summarizes our results of operations for the three months ended December 31, 2010 and 2009.

	2010	2009

Operating expenses	$98,920	$300,587
Other income (expense)	128,423	(4,033)

Income (loss) from continuing operations before
taxes and noncontrolling interest	29,503	(304,620)

(Loss) income from discontinued operations	(31,125)	867,126
Loss on disposal of discontinued operations	(2,902,212)	-
Total (loss) income from discontinued operations	(2,933,337)	867,126
(Loss) income before income taxes and
noncontrolling interest	(2,903,834)	562,506

Provision for income taxes	-	-
Net (loss) income	(2,903,834)	562,506
Less: loss (income) attributable to noncontrolling interest	13,670	(380,841)

Net (loss) income attributable to China America Holdings, Inc.	$(2,890,164)	$181,665

Our total operating expenses decreased by $0.2 million in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010.  The decrease was mainly due to reductions in independent audit fees and the stock-based compensation expense recognized in connection with our corporate management services agreement with China Direct.

Total other income was $0.1 million in the first quarter of fiscal 2011, and was mainly a function of the gain on change in fair value of the derivative liability related to our outstanding common stock purchase warrants, with no comparable amount in the first quarter of fiscal 2010.

Discontinued operations refers to the operating results of our majority-owned AoHong Chemical subsidiary, the membership interest in which we have agreed to sell, and is recorded net of income taxes.  AoHong Chemical generated a net loss of $31,000 in the first quarter of fiscal 2011, compared to net income of $0.9 million in the first quarter of 2010, as the 86% increase in revenues generated during the quarter was more than offset by a decrease in gross margin from 14.2% in the first quarter of fiscal 2010 to 3.6% in the first quarter of fiscal 2011 due to higher raw material prices, fixed manufacturing costs and utilities expense.  As a result, AoHong Chemical’s gross profit decreased by $0.8 million in the first quarter of fiscal 2011 compared to the same period in fiscal 2010.  We also recognized a loss on the expected sale of our AoHong Chemical membership interest in the amount of $2.9 million in the first quarter of fiscal 2011.

We do not generate any revenues in the U.S. and our corporate expenses result in net loss carryforwards for U.S. tax purposes, for which we maintain a full valuation allowance and thus do not record any income tax benefit.

Net loss for the first quarter of fiscal 2011 totaled $2.9 million, compared to net income of $0.6 million for the same period in fiscal 2010.  The decrease is primarily due to the loss on sale of our interest in AoHong Chemical in fiscal 2011 and a decline in AoHong Chemical’s operating income in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010.

LIQUIDITY AND CAPITAL RESOURCES

The sale of our interest in AoHong Chemical will materially impact our company until such time, if ever, that we enter into a business combination with another operating entity.  We do not have any business or operations other than through AoHong Chemical.  The sale of our interest in AoHong Chemical will result in a sale of substantially all of our assets and business operations, and while this transaction will relieve us of AoHong Chemical’s third party indebtedness and the requirement to fund AoHong Chemical’s growth and business activities, we will have no other means of generating cash to meet our ongoing expenses.  For the past fifteen months, we have financed our U.S. corporate activities through loans from China Direct, which owns approximately 30% of our outstanding common stock.  At December 31, 2010, we had promissory notes payable to China Direct totaling $0.5 million, and we owe China Direct an additional $0.4 million for professional fees China Direct has paid on our behalf and interest that has accrued on the China Direct promissory notes.  These amounts are due on various dates in October, 2011, and we currently do not have the financial resources to pay these obligations when they become due.

Upon the closing of the sale of our interest in AoHong Chemical, our $1.7 million debt to Glodenstone will be cancelled and our sole asset will be the note receivable from Glodenstone in the amount of $1.7 million that will be issued to us as part of the selling price.  This note will have a due date of December 31, 2011.  We anticipate that China Direct will extend the due dates for our obligations to them until such time as we receive the proceeds from the Glodenstone note receivable, however China Direct has not committed to such an extension and there can be no assurances that China Direct will agree to one in the future.

Notwithstanding the pending sale of our interest in AoHong Chemical, we will continue to incur costs associated with our obligations as a public company, including audit, legal and corporate filing fees which we estimate to be approximately $40,000 per year.  During the time we are a shell company we will not have any operations which generate cash to pay these expenses and there are no assurances that any of our outstanding warrants will be exercised on a cash basis, if at all.  If we do not raise funds as needed to finance our ongoing expenses, you could lose your entire investment in our company.  If we are unable to finance our working capital needs through the remainder of 2011, or if we are unable to collect on the $1.7 million note receivable from Glodenstone when it becomes due, it will raise substantial doubt about our ability to continue as a going concern.

For the first quarter of fiscal 2011, cash used in operating activities from continuing operations totaled $0.1 million, primarily as a result of a decrease in accounts payable and accrued expenses.  Cash used in operating activities from continuing operations in the first quarter of fiscal 2010 of $0.2 million was primarily the result of the loss from continuing operations of $0.3 million partially offset by $0.1 million of expenses paid in the form of common stock.

Net cash provided by financing activities from continuing operations totaled $0.1 million and $0.2 million for the first quarter of fiscal 2011 and 2010, respectively, and were the result of loans from China Direct or expenses paid by China Direct on our behalf in order to fund our U.S. corporate activities.  The $1.8 million advance we received from Glodenstone during the first quarter of fiscal 2011 was used to fund our remaining obligation to contribute capital to AoHong Chemical in connection with our 2007 acquisition.

OFF-BALANCE SHEET ARRANGEMENTS

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement refers to a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	Any obligation under certain guarantee contracts;
•	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;
•
Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder's equity in our statement of financial position; and

•
Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

As of the date of this report, we do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

CRITICAL ACCOUNTING POLICIES

A summary of significant accounting policies is included in Note 1 to the unaudited consolidated financial statements included elsewhere in this report. We believe that the application of these policies on a consistent basis enables our company to provide useful and reliable financial information about our operating results and financial condition. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of China America and our wholly and majority-owned subsidiaries. All material inter-company transactions have been eliminated.

Revenue recognition

We apply Section 605-10-S99-1 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for revenue recognition. We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The following policies reflect specific criteria for our various revenues streams:

•	We generate revenue from the sale of our products and record revenues from the sale of products when the goods are shipped, title passes, and collectability is reasonably assured.
•
Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable.

•	Revenue from the performance of services is recognized upon completion of the service.

Impairment of Long-Lived Assets

We have adopted ASC Section 360-10-35-17 for long-lived assets. Our business is highly regulated.  Any negative change in regulatory and environmental policies, technical specifications, and customer acceptance of our products may have an adverse effect on our business operations, including any possible cessation of our operating activities, which could impair the usefulness and fair market value of our plant and equipment. These changes in circumstances and other changes we may encounter in the future may require us to perform an impairment analysis of our long-lived assets more often, rather than on an annual basis.

Although we have determined that was no impairment to our long-lived assets at December 31, 2010, we did record a provision for the loss on the disposal of our interest in AoHong Chemical, based on the excess of the estimated net book value of our interest in AoHong Chemical’s assets over the consideration we will receive from the sale transaction in the amount of $2.9 million.

RECENT ACCOUNTING PRONOUNCEMENTS

There are no recently issued accounting standards that are expected to have a material effect on our financial condition, results of operations or cash flows.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

Not applicable to a smaller reporting company.

ITEM 4. CONTROLS AND PROCEDURES

We maintain disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)) that are designed to ensure that information required to be disclosed by us in reports that we file under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC’s rules and forms and that such information required to be disclosed by us in reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer (“CEO”) who also serves as  our Chief Financial Officer (“CFO”), to allow timely decisions regarding required disclosure. Management, with the participation of our CEO who also serves as our CFO, performed an evaluation of the effectiveness of our disclosure controls and procedures as of December 31, 2010.

Based on this evaluation, our CEO, who also served as our CFO, concluded that as of December 31, 2010 our disclosure controls and procedures were not effective such that the information relating to our company, including our consolidating subsidiaries, required to be disclosed in our SEC reports (i) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and (ii) is accumulated and communicated to our management, including our Chief Executive Officer, to allow timely decisions regarding required disclosure based on the material weakness discussed below.  A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected.

We determined that our disclosure controls and procedures were not effective as a result of our lack of controls over accounting and financial reporting.  We have historically had an inadequate number of accounting personnel with the requisite expertise in U.S. GAAP.  We have not been able to remediate this material weakness due to our limited financial resources and our plans to sell our interest in AoHong Chemical.  Solely as a result of this material weakness, our management, including our CEO who also serves as our CFO, concluded that our disclosure controls and procedures were not effective as of December 31, 2010.

As a result of our plans to sell our interest in AoHong Chemical and our limited financial resources, our efforts to develop adequate controls over our accounting and financial reporting have been deferred. We plan to add additional accounting and administrative staff after we complete a business combination with an operating entity and raise the necessary capital required to secure the additional resources needed to address this material weakness.

Changes in internal control over financial reporting

There have been no changes in our internal control over financial reporting during our last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

None.

ITEM 1A. RISK FACTORS.

Risk factors describing the major risks to our business can be found under Item 1A, "Risk Factors", in our Annual Report on Form 10-K for the year ended September 30, 2010.

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.  (Removed and Reserved).

ITEM 5.  OTHER INFORMATION

None.

ITEM 6.  EXHIBITS

Exhibit No.	Description of Exhibit
31.1	Rule 13a-14(a)/15d-14(a) certification of Chief Executive Officer *
31.2	Rule 13a-14(a)/15d-14(a) certificate of Chief Financial Officer *
32.1	Section 1350 certification of Chief Executive Officer and principal financial and accounting officer *
*	filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 CHINA AMERICA HOLDINGS, INC.

Date: February 14, 2011	By: /s/ Shaoyin Wang
Shaoyin Wang, Chief Executive Officer and President, principal executive officer, principal financial and accounting officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS – [_______], 2011 AT [_____] PM

The undersigned, a stockholder of China America Holdings, Inc. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Lillian Wong, proxy with power of substitution, for and in the name of the undersigned to attend the Special Meeting of Stockholders of the Company to be held at  431 Fairway Drive, Suite 200 Deerfield Beach, Florida, 33441-1856 on ______ ____________ at 1:00 P.M., eastern standard time, or at any adjournment or postponement thereof, and there to vote, as designated below.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by fax, please DO NOT mail your proxy card.

ABC HOLDER 400 MY STREET CHICAGO IL 60605
MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to ###-##-####.

SPECIAL MEETING OF THE STOCKHOLDERS OF CHINA AMERICA HOLDINGS INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: 

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROPOSAL 1	FOR	AGAINST	ABSTAIN

To approve and adopt the Membership Interest Sale Agreement dated December 23, 2010 by and between Glodenstone Development Limited, a British Virgin Island company, Mr. Aihua Hu and Ms. Ying Ye, related parties, and China America Holdings, Inc. and our majority owned subsidiary, Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability company pursuant to which at closing we will sell our 56.08% membership interest in AoHong Chemical to Glodenstone for $3,508,340.
			
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: 
MARK HERE FOR ADDRESS CHANGE □
New Address (if applicable):
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2011

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)